Exhibit 4.19

Execution Version

AGREEMENT AND PLAN OF MERGER

among

IRONMAN HOLDCO, INC.,

IRONMAN INTERMEDIATE HOLDCO, LLC,

IRONMAN HOLDCO II, LLC,

IRONMAN MERGER SUB, LLC,

IRONMAN MERGER SUB II, INC.,

SOUND INPATIENT PHYSICIANS HOLDINGS, LLC,

FRESENIUS MEDICAL CARE HOLDINGS, INC.,

CERTAIN FRESENIUS MANAGERS NAMED HEREIN

and

THE SELLERS’ REPRESENTATIVE NAMED HEREIN

Dated as of April 20, 2018

	3.14.	Tax Matters	48
	3.15.	Employee Benefit Plans	51
	3.16.	Environmental Matters	54
	3.17.	Contracts	55
	3.18.	Affiliate Transactions	57
	3.19.	Customers and Suppliers	57
	3.20.	Employees	58
	3.21.	Litigation; Government Orders	58
	3.22.	Insurance	59
	3.23.	No Brokers	59
	3.24.	Anti-Bribery	59
	3.25.	No Other Representations or Warranties	60
4.	REPRESENTATIONS AND WARRANTIES OF THE BUYER PARTIES		60
	4.1.	Organization	60
	4.2.	Power and Authorization	60
	4.3.	Authorization of Governmental Authorities	61
	4.4.	Noncontravention	61
	4.5.	Commitment Letters	61
	4.6.	Limited Guarantee	62
	4.7.	Litigation; Government Orders	62
	4.8.	No Brokers	62
	4.9.	Solvency	62
	4.10.	Investment Purpose	63
	4.12.	No Other Representations or Warranties	63
5.	COVENANTS		63
	5.1.	Operation of Business	63
	5.2.	Closing	66
	5.3.	Unitholder Consent	66
	5.4.	OIG Notice	66
	5.5.	Notices and Consents	66
	5.6.	The Buyer Parties’ Access to Premises; Information	68
	5.7.	Notice of Developments	69

2

	5.8.	Exclusivity	69
	5.9.	Expenses; HSR Act Filing Fees	69
	5.10.	Confidentiality	70
	5.11.	Publicity	70
	5.12.	Financing Activities	71
	5.13.	Further Assurances	74
	5.14.	Releases	74
	5.15.	Non-Competition and Non-Solicitation	75
	5.16.	Indemnification; Directors’ and Officers’ Insurance	77
	5.17.	Employee Benefits	78
	5.18.	Records	79
	5.19.	Release of Guaranties	79
	5.20.	Put Unit Purchase Agreements	79
	5.21.	Section 280G	79
	5.22.	Joinders and Pre-Closing Repurchase	80
	5.23.	Invention Assignment Agreements	80
6.	CONDITIONS TO THE BUYER PARTIES’ OBLIGATIONS AT THE CLOSING		80
	6.1.	Representations and Warranties	80
	6.2.	Performance	81
	6.3.	Compliance Certificates	81
	6.4.	Qualifications	81
	6.5.	Consents, etc.	81
	6.6.	FIRPTA Certificate	82
	6.7.	Ancillary Agreements	82
	6.8.	No Material Adverse Effect	82
	6.9.	Payoff Letters and Lien Releases	82
	6.10.	OIG Notice	82
	6.11.	Pre-Closing Transactions	82
7.	CONDITIONS TO THE COMPANY’S OBLIGATIONS AT THE CLOSING		83
	7.1.	Representations and Warranties	83
	7.2.	Performance	83
	7.3.	Compliance Certificate	83

3

	7.4.	Qualifications	83
	7.5.	Consents, etc.	83
	7.6.	Ancillary Agreements	83
8.	TERMINATION		83
	8.1.	Termination of Agreement	83
	8.2.	Effect of Termination	85
	8.3.	Fees and Expenses Following Termination	86
9.	TAX MATTERS		87
	9.1.	Straddle Period	87
	9.2.	Tax Sharing Agreements	87
	9.3.	Certain Taxes and Fees	87
	9.4.	Cooperation on Tax Matters	87
	9.5.	Company Pre-Closing Tax Returns	88
10.	INDEMNIFICATION		88
	10.1.	Indemnification by the Sellers	88
	10.2.	Time for Claims; Notice of Claims; Monetary Limitations	88
	10.3.	Third Party Claims	89
	10.4.	No Circular Recovery	90
	10.5.	Knowledge and Investigation	90
	10.6.	Remedies Cumulative	90
11.	MISCELLANEOUS		91
	11.1.	Survival	91
	11.2.	Notices	91
	11.3.	Succession and Assignment; No Third-Party Beneficiary	93
	11.4.	Amendments and Waivers	93
	11.5.	Entire Agreement	94
	11.6.	Schedules	94
	11.7.	Counterparts	94
	11.8.	Severability	94
	11.9.	Headings	95
	11.10.	Construction	95
	11.11.	Governing Law	95

4

11.12.	Jurisdiction; Venue; Service of Process	95
11.13.	Specific Performance	97
11.14.	Waiver of Jury Trial	98
11.15.	Provisions Concerning the Sellers’ Representative	98
11.16.	Representation of Fresenius and its Affiliates	100
11.17.	Non-Recourse	100

Exhibits

Exhibit A	Form of Escrow Agreement
Exhibit B	Form of Joinder
Exhibit C	Net Working Capital Calculation Schedule
Exhibit D	Form of Paying Agent Agreement
Exhibit E	Distribution Waterfall
Exhibit F	Form of Letter of Transmittal
Exhibit G	Form of Unitholder Consent
Exhibit H	Form of Repurchase Agreement
Exhibit I-1	Form of Company Compliance Certificate
Exhibit I-2	Form of Sellers’ Representative Compliance Certificate
Exhibit J	Form of Buyer Parties’ Compliance Certificate

5

AGREEMENT AND PLAN OF MERGER

This Agreement and Plan of Merger, dated as of April 20, 2018 (as amended or otherwise modified, this “Agreement”), is by and among Ironman Holdco, Inc., a Delaware corporation (“Holdco I”), Ironman Intermediate Holdco, LLC, a Delaware limited liability company (“Intermediate Holdco”), Ironman Merger Sub, LLC, a Delaware limited liability company and an indirect wholly-owned Subsidiary of Holdco I (“Merger Sub I”), Ironman Holdco II, LLC, a Delaware limited liability company (“Holdco II”), Ironman Merger Sub II, Inc., a Delaware corporation and a wholly-owned Subsidiary of Holdco II (“Merger Sub II” and, together with Holdco I, Holdco II, Intermediate Holdco and Merger Sub I, the “Buyer Parties”), Sound Inpatient Physicians Holdings, LLC, a Delaware limited liability company (the “Company”), Fresenius Medical Care Holdings, Inc., a New York corporation (“Fresenius”), the Fresenius Managers (as hereinafter defined) who execute this Agreement on the date hereof and each Person who executes a Joinder following the date hereof (each, a “Joinder Party”), Fresenius in its capacity as the Sellers’ Representative (the “Sellers’ Representative”) and the Fresenius Managers (as defined below) party hereto.

RECITALS

WHEREAS, the Boards of Managers or applicable governing bodies of each of Holdco I, Holdco II, Intermediate Holdco, Merger Sub I, Merger Sub II and the Company (a) have determined that this Agreement and the transactions contemplated hereby, including (i) the repurchase by the Company of all Class B Units owned by Fresenius and the Fresenius Managers immediately prior to the Closing (the “Pre-Closing Repurchase”), (ii) the merger of Merger Sub I with and into the Company (“Merger I”) with the Company surviving, intended to qualify under Section 351 of the Code, and (iii) the merger of Merger Sub II with and into Holdco I with Holdco I surviving, intended to qualify under Section 721 of the Code (“Merger II” and, together with Merger I, the “Mergers”), are advisable and in the best interests of their respective equityholders and (b) have approved and adopted this Agreement and the Mergers upon the terms and subject to the conditions set forth in this Agreement and pursuant to the applicable provisions of the Limited Liability Company Act of the State of Delaware (as amended, the “DLLCA”) and the General Corporation Law of the State of Delaware (as amended, the “DGCL”);

WHEREAS, the Board of Managers of the Company has recommended the approval and adoption of this Agreement and the transactions contemplated hereby (including Merger I) by all of the holders of Equity Interests of the Company entitled to vote on Merger I pursuant to the DLLCA and the LLC Agreement (the “Voting Unitholders”);

WHEREAS, following the execution of this Agreement, the Company will obtain, in accordance with Section 18-302(d) of the DLLCA, a written consent of a majority in interest of the Voting Unitholders approving this Agreement, Merger I and the other transactions contemplated hereby in accordance with Section 18-209(b) of the DLLCA and the LLC Agreement (the “Unitholder Consent”);

WHEREAS, Intermediate Holdco, in its capacity as the sole holder of Equity Interests of Merger Sub I, has approved this Agreement, Merger I and the other transactions contemplated hereby in accordance with Section 18-209(b) of the DLLCA and the limited liability company agreement of Merger Sub I;

WHEREAS, the Board of Directors of Holdco I has recommended the approval and adoption of this Agreement and the transactions contemplated hereby (including Merger II) by all of the holders of Equity Interests of Holdco I entitled to vote on Merger II pursuant to the DGCL and the organizational documents of Holdco I (the “Voting Stockholders”);

WHEREAS, following the execution of this Agreement, Holdco I will obtain, in accordance with Section 228 of the DGCL, a written consent of a majority in interest of the Voting Stockholders approving this Agreement, Merger II and the other transactions contemplated hereby in accordance with Section 251(c) of the DGCL and the organizational documents of Holdco I;

WHEREAS, Holdco II, in its capacity as the sole holder of Equity Interests of Merger Sub II, has approved this Agreement, Merger II and the other transactions contemplated hereby in accordance with Section 251(c) of the DGCL and the organizational documents of Merger Sub II;

WHEREAS, as a condition and material inducement to the Buyer Parties’ willingness to enter into this Agreement, the Rollover Sellers have entered into (or, with respect to any Rollover Sellers who become party to this Agreement following the date hereof, will enter into) a Rollover Commitment Agreement with the Buyer Parties pursuant to which each Rollover Seller has agreed to contribute to Holdco I, on the Closing Date and immediately prior to the Closing, certain of the outstanding Units of the Company held by it (the “Rollover Units”) in exchange for certain equity of Holdco I on the terms and subject to the conditions set forth therein in an exchange intended to qualify under Section 351 of the Code (the “Rollover Agreements”); and

WHEREAS, as a condition and material inducement to the Company’s willingness to enter into this Agreement, simultaneously with the execution of this Agreement each Guarantor has duly executed and delivered a Limited Guarantee to the Company.

AGREEMENT

NOW THEREFORE, in consideration of the premises and mutual promises herein made, and in consideration of the representations, warranties, covenants and agreements herein contained, the parties hereto, intending to be legally bound, hereby agree as follows:

1.                                      DEFINITIONS; CERTAIN RULES OF CONSTRUCTION.

As used herein, the following terms will have the following meanings:

“1933 Act” means the Securities Act of 1933.

“Accounting Firm” is defined in Section 2.12.4.

“Accounting Principles” means GAAP as in effect on the Most Recent Balance Sheet Date and, to the extent consistent with GAAP, using the same the accounting methods,

principles, practices, procedures and estimation methodologies utilized in the preparation of the Most Recent Balance Sheet.

“Acquired Business” is defined in Section 5.15.1.

“Acquired Companies” means the Company and its Subsidiaries.

“Action” means any claim, dispute, action, cause of action, suit (whether in contract or tort or otherwise) or audit, litigation (whether at law or in equity, whether civil or criminal), controversy, assessment, grievance, arbitration, investigation, opposition, interference, hearing, mediation, charge, complaint, demand, notice or proceeding to, from, by or before any Governmental Authority.

“Additional Consideration” means the amount, if any, payable to the Sellers pursuant to Section 2.12.5 of this Agreement and any other amounts paid or payable to the Sellers following the Closing pursuant to this Agreement.

“Affiliate” means, with respect to any specified Person at any time, (a) each Person directly or indirectly controlling, controlled by or under direct or indirect common control with such specified Person at such time and (b) if such specified Person is an individual, the members of the immediate family of such Person.  For purposes of clause (a) of this definition, a Person will be deemed to control a specified Person if such Person possesses, directly or indirectly, the power to direct or cause the direction of the management and policies of such specified Person, whether through the ownership of voting securities, by Contract or otherwise.

“Affiliated Practices” means the professional medical organizations and entities listed on Schedule 1(a).

“Agreement” is defined in the Preamble.

“Ancillary Agreements” means the Joinders, the Letters of Transmittal, the Escrow Agreement, the Rollover Agreements, the Contribution Agreements, the Paying Agent Agreement and the Repurchase Agreements.

“Assets” means, with respect to each Group Company, such Group Company’s properties, rights and assets, whether real or personal and whether tangible or intangible, including all assets reflected in the Most Recent Balance Sheet or acquired after the Most Recent Balance Sheet Date (except for such assets which have been sold or otherwise disposed of since the Most Recent Balance Sheet Date in the Ordinary Course of Business).

“Audited Balance Sheet” is defined in Section 3.6.1(a).

“Audited Balance Sheet Date” is defined in Section 3.6.1(a).

“Audited Financials” is defined in Section 3.6.1(a).

“Borrowed Debt” means Debt other than Debt of the type referred to in clauses (f) and (i) of the definition of Debt.

“Business” means the businesses of (i) hiring or retaining hospitalists, intensivists and/or emergency physicians, nurses, physician assistants and/or other healthcare professionals and providing the services of such physicians, nurses, physician assistants and/or other healthcare professionals to third party medical facilities, or (ii) providing administrative, management or clinical advisory services to a division of a third party medical facility that employs or retains hospitalists, intensivists and/or emergency physicians, nurses, physician assistants and/or other healthcare professionals.

“Business Day” means any weekday other than a weekday on which banks in New York, New York are authorized or required to be closed.

“Buyer Parties” is defined in the Preamble.

“Buyer Related Parties” is defined in Section 8.3.4.

“Buyer Termination Fee” is defined in Section 8.3.2.

“Cash and Cash Equivalents” means the Group Companies’ combined amount of (a) cash, (b) marketable U.S. government securities, including U.S. Treasury bills, notes and bonds and (c) investment grade money market securities and bank certificates of deposit having original or remaining maturities of three months or less at date of purchase and which are carried at cost, in each case determined in accordance with the Accounting Principles, but net of (i) all “cut” but uncleared checks issued by any of the Group Companies, (ii) Restricted Cash and (iii) any amounts included in or derived from current assets to the extent such current assets were included in the calculation of Net Working Capital.

“Chosen Courts” is defined in Section 11.12.

“Class B Unitholder” means a holder of Class B Units of the Company.

“Class B Unitholder Rollover Amount” means, with respect to the Class B Unitholders in the aggregate, or any Class B Unitholder individually (in each case, other than Fresenius and the Fresenius Managers), an amount equal to twenty percent (20%) of the applicable portion of the Closing Consideration that would be payable to the Class B Unitholders collectively, or such Class B Unitholder individually, as applicable (without regard to required withholding, if any, or other Tax imposed on such Class B Unitholders’ proceeds), in respect of their Class B Units in accordance with the Distribution Waterfall as if such payments were made in all cash.

“Closing” is defined in Section 2.2.

“Closing Cash and Cash Equivalents” means the Cash and Cash Equivalents of the Group Companies as of the Designated Time.

“Closing Cash Consideration” means the Closing Consideration minus the Rollover Amount.

“Closing Consideration” means an amount equal to (a) the Consideration (as estimated in accordance with Section 2.12.1) minus (b) the Working Capital Escrow Amount minus (c) the Sellers’ Representative Expense Funds.

“Closing Date” means the date on which the Closing actually occurs.

“Closing Debt Amount” means the Debt of the Group Companies as of the Designated Time.

“Closing Net Working Capital” means the Net Working Capital of the Group Companies as of the Designated Time.

“Code” means the U.S. Internal Revenue Code of 1986.

“Commitment Letters” is defined in Section 4.5.

“Company” is defined in the Preamble.

“Company Plan” is defined in Section 3.15.2.

“Company Related Parties” is defined in Section 8.3.4.

“Company Termination Fee” is defined in Section 8.3.1.

“Company Transaction Expenses” means the aggregate amount of all out-of-pocket costs, fees and expenses (including legal, accounting, advisory and other costs, fees and expenses) incurred by the Group Companies in connection with the negotiation, documentation and consummation of the Contemplated Transactions, and any severance, change of control payments, stay bonuses, retention bonuses, transaction bonuses, and other Compensation or similar Liabilities due or arising as a result of the execution of this Agreement or the consummation of the Contemplated Transactions, including the employer portion of Taxes related thereto, as well as the employer portion of Taxes incurred with respect to any Class B Units treated as compensation for Tax purposes; provided, that “Company Transaction Expenses” will not include any fees or expenses paid or payable by any Group Company in connection with the Financing or any other debt or equity financing for the Contemplated Transactions (other than fees or expenses that are not Debt paid or payable by any Group Company in connection with the payoff of any Borrowed Debt, which will be included in Company Transaction Expenses).

“Company’s Knowledge” (or similar phrase) means the knowledge, after reasonable investigation, of any of Robert Bessler, Jess Parks, Peter Brink, Steven McCarty, Nicholas Cook, Julie Seitz, Matt Knox and Debbie Faulkner.

“Compensation” means, with respect to any Person, all wages, salaries, commissions, consulting fees, compensation, remuneration, bonuses or benefits of any kind or character whatever (including, for the avoidance of doubt, issuances or grants of Equity Interests and any compensatory distributions with respect to such Equity Interests), required to be made or that have been made directly or indirectly by a Group Company to such Person or Affiliates of such

Person; provided, that “Compensation” does not include the Consideration payable to holders of Class B Units hereunder.

“Compliant” means, with respect to the Required Bank Information, that (a) such Required Bank Information does not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make such Required Bank Information not misleading, (b) any consolidated balance sheets, statements of income, cash flow and changes in stockholders’ equity of the Group Companies included in the Required Bank Information have been prepared in accordance with GAAP, consistently applied (subject, in the case of unaudited financial statements, to normal year-end audit adjustments, the effect of which will not, individually or in the aggregate, be materially adverse and the absence of notes that, if presented, would not, individually or in the aggregate, be materially adverse), and (c) (i) for any Marketing Period that has not been completed on or prior to May 29, 2018, such Required Bank Information must include the unaudited consolidated balance sheet of the Group Companies as of March 31, 2018 and the related unaudited consolidated statements of income and cash flow of the Group Companies for the three (3) months then ended, (ii) for any Marketing Period that has not been completed on or prior to August 28, 2018, such Required Bank Information must include the unaudited consolidated balance sheets of the Group Companies as of March 31, 2018 and June 30, 2018 and the related unaudited consolidated statements of income and cash flow of the Group Companies for the three (3) and six (6) months then ended and (iii) for any Marketing Period that has not been completed on or prior to November 28, 2018, such Required Bank Information must include the unaudited consolidated balance sheets of the Group Companies as of March 31, 2018, June 30, 2018 and September 30, 2018 and the related unaudited consolidated statements of income and cash flow of the Group Companies for the three (3), six (6) and nine (9) months then ended.

“Confidentiality Agreement” is defined in Section 5.10.

“Consideration” means (a) $2,150,000,000 plus (b) Closing Cash and Cash Equivalents minus (c) the Closing Debt Amount minus (d) the Company Transaction Expenses plus (e) the amount, if any, by which the Closing Net Working Capital exceeds the Net Working Capital Target minus (f) the amount, if any, by which the Net Working Capital Target exceeds the Closing Net Working Capital.

“Contemplated Transactions” means, collectively, the transactions contemplated by this Agreement, including (a) the Rollover Contributions, (b) the Pre-Closing Repurchase, (c) the Mergers and the other transactions described in the recitals to this Agreement, (d) the execution, delivery and performance of this Agreement, (e) the execution and delivery of the Ancillary Agreements and (f) the payment of fees and expenses relating to such transactions.

“Continuing Employees” is defined in Section 5.17.1.

“Contract” means, with respect to any Person, any contract, agreement, deed, mortgage, lease, sublease, license, indenture, note, bond, loan, guaranty, sales order, purchase order or other legally enforceable commitment, promise, undertaking, arrangement or understanding, in each case whether written or oral, to which or by which such Person is a party or is otherwise bound.

“Contribution Agreements” is defined in Section 6.11.1.

“Corporate Integrity Agreement” or “CIA” means that certain Corporate Integrity Agreement, effective as of June 27, 2013, by and among the Company, its Subsidiaries and Affiliates, the Affiliated Practices and the Office of Inspector General of the Department of Health and Human Services.

“Data Handling” is defined in Section 3.12.8.

“Data Site” means the online data room hosted by Intralinks and maintained by the Company with respect to the Contemplated Transactions.

“Debt” means, with respect to any Person, all obligations (including all obligations in respect of principal, accrued interest, penalties, fees and premiums) of such Person (a) for borrowed money owed to any third party (including overdraft facilities) or in respect of loans or advances (including, in any case, any prepayment penalties, breakage costs or premiums due or arising as a result of the consummation of the Contemplated Transactions), (b) evidenced by notes, bonds, debentures or similar Contracts, (c) (i) for deferred rent, (ii) for deferred purchase price of property, goods or services (other than trade payables or accruals incurred in the Ordinary Course of Business, but including any deferred purchase price Liabilities, earnouts, contingency payments, installment payments, seller notes, promissory notes, or similar Liabilities solely to the extent (A) such obligation was required to be listed on Schedule 3.9.3, but was not, or (B) (x) listed on Schedule 1(b), (y) not paid prior to Closing and (z) not included in Net Working Capital and (iii) with respect to any conditional sale, title retention, consignment or similar arrangements, (d) under capital leases (in accordance with the Accounting Principles), (e) in respect of then current payment obligations pursuant to letters of credit, bankers’ acceptances, performance bonds, surety bonds and similar arrangements, (f) in respect of Compensation for services performed prior to the Closing Date to the extent not included in Net Working Capital or Company Transaction Expenses or in respect of any deferred compensation plan (net of any cash set aside with the Charles Schwab Trust Company to satisfy such obligations) to the extent not included in Net Working Capital or Company Transaction Expenses, (g) for Contracts relating to interest rate protection, swap agreements, collar agreements, currency hedging agreements or other similar arrangements, (h) secured, in whole or in part, by an Encumbrance on such Person’s assets or property, whether or not the secured obligation is one that has been incurred by such Person, (i) Pre-Closing Taxes and (j) in the nature of guarantees of the obligations described in clauses (a) through (h) above of any other Person (other than a Group Company); provided, that, except as specifically provided in the preceding clause (c), “Debt” will not include any earn-out payments or other similar contingent obligations to pay the deferred purchase price of assets or Equity Interests acquired in connection with the acquisition of a business.

“Debt Commitment Letter” is defined in Section 4.5.

“Debt Financing” is defined in Section 4.5.

“Debt Financing Sources” means the entities that have committed to provide or arrange or otherwise entered into agreements in connection with all or any part of the Debt Financing or other financing (other than the Rollover Amount and the financing contemplated by the Equity Commitment Letters) in connection with the transactions contemplated hereby, including the parties to any joinder agreements or credit agreements entered into pursuant thereto or relating thereto, together with their respective Affiliates, and their and their respective Affiliates’ officers, directors, employees, agents and Representatives and their respective successors and assigns.

“Designated Time” means 11:59 p.m. (Eastern Time) on the day immediately prior to the Closing Date; provided, however, that for purposes of calculating any Taxes, such term means 11:59 p.m. (Eastern Time) on the Closing Date.

“Disclosed Contract” is defined in Section 3.17.2.

“Dispute Notice” is defined in Section 2.12.3.

“Dispute Submission Notice” is defined in Section 2.12.4.

“Distribution Waterfall” is defined in Section 2.5.1.

“DLLCA” is defined in the Recitals.

“DGCL” is defined in the Recitals.

“DOJ” is defined in Section 5.5.3.

“Employee Plan” is defined in Section 3.15.1.

“Encumbrance” means any charge, claim, community or other marital property interest, condition, equitable interest, lien, license, option, pledge, security interest, mortgage, deed of trust, right of way, easement, encroachment, servitude, right of first offer or first refusal, buy/sell agreement and any other restriction, encumbrance or covenant with respect to, or condition governing the use, construction, voting (in the case of any security or equity interest), transfer, receipt of income or exercise of, any other attribute of ownership.

“Enforceability Exceptions” is defined in Section 3.2.

“Environmental Laws” means any Legal Requirement relating to (a) releases or threatened releases of Hazardous Substances, (b) pollution or protection of public health or the environment or worker safety or worker health or (c) the manufacture, handling, transport, use, treatment, storage or disposal of Hazardous Substances.

“Equity Commitment Letters” is defined in Section 4.5.

“Equity Financing” is defined in Section 4.5.

“Equity Financing Sources” means the Persons set forth on Schedule 1(c).

“Equity Interests” means any and all shares, interests, participations or other equivalents (however designated) of capital stock of a corporation and any and all ownership interests in a Person (other than a corporation), including membership interests, partnership interests, joint venture interests and beneficial interests (including phantom interests), and any and all warrants, options or rights to purchase or otherwise acquire any of the foregoing.

“ERISA” means the Employee Retirement Income Security Act of 1974.

“Escrow Agent” means SunTrust Bank.

“Escrow Agreement” means an escrow agreement between Holdco I, the Sellers’ Representative and the Escrow Agent, in substantially the form attached hereto as Exhibit A.

“Estimated Closing Balance Sheet” is defined in Section 2.12.1.

“Estimated Closing Statement” is defined in Section 2.12.1.

“Extension Period” is defined in Section 8.1.2.

“Facilities” means any buildings, plants, improvements or structures located on the Leased Real Property.

“Federal Health Care Program” is defined in Section 3.13.1(c).

“Final Closing Balance Sheet” is defined in Section 2.12.4.

“Final Closing Statement” is defined in Section 2.12.4.

“Final Consideration” is defined in Section 2.12.5.

“Final Outside Date” means the date to which the Outside Date is ultimately extended in compliance with Section 8.1.2.

“Financials” is defined in Section 3.6.1(b).

“Financing” is defined in Section 4.5.

“Fraud” means an act committed by a party hereto with intent to deceive another party hereto or to induce such other party to enter into this Agreement or any other Ancillary Agreement or otherwise act or refrain from acting and requires: (a) a breach of the representations or warranties made by such party in this Agreement (as modified by the Schedules), a certificate delivered hereunder or an Ancillary Agreement; (b) with knowledge that such representation is false or the Person making such representation believes it is false; (c) that will cause that party, in reliance upon such false representation, to take or refrain from taking action; and (d) that will cause such party to suffer damage by reason of such reliance.

“Fresenius” is defined in the Preamble.

“Fresenius Class B Units” means all of the Class B Units of the Company owned by Fresenius or the Fresenius Managers immediately prior to the Closing.

“Fresenius Managers” means the Persons set forth on Schedule 1(d).

“FTC” is defined Section 5.5.3.

“GAAP” means generally accepted accounting principles in the United States as in effect as of the date hereof.

“Government Order” means any order, writ, judgment, injunction, decree, stipulation, ruling, determination, agreement or award entered by or with any Governmental Authority.

“Governmental Authority” means any United States federal, state or local or any foreign government, or political subdivision thereof, or any multinational organization or authority or any authority, agency or commission entitled to exercise any administrative, executive, judicial, legislative, police, regulatory or taxing authority or power, any court or tribunal (or any department, bureau or division thereof), or any mediator, arbitrator or arbitral body.  For the avoidance of doubt, Governmental Authority includes federal program integrity, recovery audit and administrative contractors.

“Group Companies” means the Acquired Companies and the Affiliated Practices collectively.

“Guarantors” means the Persons set forth on Schedule 1(e).

“Hazardous Substance” means any waste, pollutant, contaminant, hazardous substance, toxic or corrosive substance, hazardous waste, hazardous material, special waste, industrial substance, by-product, petroleum or petroleum-derived substance or waste, chemical liquids or solids, liquid or gaseous products, or any constituent of any such substance or waste, that is listed or otherwise regulated under Environmental Law.

“Healthcare Professional” is defined in Section 3.13.4(a).

“HIPAA” means the Health Insurance Portability and Accountability Act of 1996, as amended by the Health Information Technology for Economic and Clinical Health Act provisions of the American Recovery and Reinvestment Act of 2009, and as otherwise may be amended through the date hereof, and any and all implementing regulations, as in effect from time to time through the date hereof, including, but not limited to, the Privacy Standards (45 C.F.R. Parts 160 and 164), the Electronic Transactions Standards (45 C.F.R. Parts 160 and 162), and the Security Standards (45 C.F.R. Parts 160, 162 and 164) promulgated under the Administrative Simplifications subtitle of the Health Insurance Portability and Accountability Act of 1996, and as amended by the HIPAA Omnibus Rule (45 C.F.R. Parts 160, 162 and 164).

“Holdco I” is defined in the Preamble.

“Holdco II” is defined in the Preamble.

“Hospitalist Business” means the businesses of (i) hiring or retaining hospitalists and healthcare professionals providing hospitalist services and providing the services of such physicians and healthcare professionals to third party medical facilities, or (ii) administering or managing hospitalists and healthcare professionals providing hospitalist services for a hospital that is not an Affiliate.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976.

“Identified Equity Financing Source” is defined in Section 5.5.4.

“Inbound IP Contracts” is defined in Section 3.12.3.

“Indemnified Person” is defined in Section 10.1.

“Indemnity Claim” means a claim for indemnity under Section 10.1.

“Initial Outside Date” is defined in Section 8.1.2.

“Intellectual Property Rights” means the entire right, title, and interest in and to all proprietary rights of every kind and nature however denominated, throughout the world, including: (a) all inventions (whether patentable or unpatentable and whether or not reduced to practice), all improvements thereto, and patent applications, patents and patent disclosures, together with all reissuances, provisional, revisions, substitutions, and reexaminations relating thereto and all patents issuing from any of the foregoing, copyrights and registrations and applications therefor, works, works of authorship, mask work rights, confidential information, trade secrets, computer software programs (including all implementations of algorithms, models and methodologies, information systems, data files, databases and compilations whether machine readable or otherwise, libraries, binaries, source and object codes and user interfaces) and all other proprietary rights and intellectual property rights in Technology; (b) trademarks, trade names, service marks, service names, brands, designs, corporate names and other source or business identifiers, trade dress and logos, and the goodwill and activities associated therewith; (c) domain names, websites, webpages, rights of privacy and publicity, and moral rights; (d) any and all registrations, applications, recordings, copies, tangible embodiments, licenses, common-law rights, statutory rights, and contractual rights relating to any of the foregoing (in whatever form or medium); and (e) all Actions and rights to sue at law or in equity for any past or future infringement or other impairment of any of the foregoing, including the right to receive all proceeds and damages therefrom, and all rights to obtain renewals, continuations, divisions, or other extensions of legal protections pertaining thereto.

“Interim Financials” is defined in Section 3.6.1(a).

“Intermediate Holdco” is defined in the Preamble.

“IP Contracts” is defined in Section 3.12.3.

“IRO” is defined in Section 3.13.9.

“Joinder” means a joinder in the form attached hereto as Exhibit B.

“Joinder Party” is defined in the Preamble.

“Joinder Party Rollover Amount” means the aggregate amount of all Rollover Commitment Amounts (as such term is defined in the Rollover Agreements) under all Rollover Agreements executed by Joinder Parties.

“Leased Real Property” is defined in Section 3.11.1.

“Legal Requirement” means any United States federal, state or local or any foreign constitution, law, statute, ordinance, code, rule, regulation, or any Government Order, or any license, franchise, permit or similar right granted under any of the foregoing, or any similar provision having the force or effect of law.

“LEIE” is defined in Section 3.13.4(c).

“Letter of Transmittal” is defined in Section 2.8.1.

“Liability” means, with respect to any Person, any liability, obligation or Taxes of such Person whether known or unknown, whether asserted or unasserted, whether determined, determinable or otherwise, whether absolute or contingent, whether accrued or unaccrued, whether liquidated or unliquidated, whether incurred or consequential, whether due or to become due and whether or not required under GAAP to be accrued on the financial statements of such Person.

“Limited Guarantee” is defined in Section 4.6.

“LLC Agreement” means the limited liability company agreement of the Company as amended from time to time.

“Losses” is defined in Section 10.1.

“Management Rollover Amount” means the amount set forth on Schedule 1(f).

“Marketing Period” means the first period of eighteen (18) consecutive Business Days after the date hereof (inclusive of each day starting with the first day and through and ending with the last day of such period) in which the Company will have made available to Holdco I the Required Bank Information and such Required Bank Information is Compliant (for the avoidance of doubt, if at any time during the Marketing Period or during the period ending on the third full Business Day following the end of the Marketing Period the Required Bank Information provided at the commencement of the Marketing Period ceases to be Compliant, then the Marketing Period will be deemed not to have occurred); provided, that the Marketing Period will not commence prior to the later of (x) May 21, 2018 and (y) the date that is ten (10) Business Days immediately following the date on which the applicable waiting period under the HSR Act will have expired or been terminated; provided, further, that (A) each of July 4, 2018, November 22, 2018 and November 23, 2018 shall not be a Business Day for purposes of the Marketing Period, (B) if the Marketing Period has not ended on or prior to August 17, 2018 it shall not commence earlier than September 4, 2018 and (C) if the Marketing Period has not ended on or prior to December 18, 2018, it shall not commence earlier than January 2, 2019; and

provided, further, that the Marketing Period will be deemed not to have commenced if, prior to the completion of such eighteen (18) consecutive Business Day period, (i) KPMG LLP will have withdrawn its audit opinion with respect to any financial information or financial statements included in the Required Bank Information, in which case the Marketing Period may not commence unless and until a new unqualified audit opinion is issued with respect to the financial statements of the Group Companies for the applicable periods by KPMG LLP or another independent public accounting firm of recognized national standing reasonably acceptable to Holdco I, or (ii) the Company or any of its Affiliates will have publicly announced any intention to, or determined that it must, restate any financial information or financial statements included in the Required Bank Information or any such restatement is under consideration or is a possibility, in which case the Marketing Period may not commence unless and until such restatement has been completed or the Company has determined and announced that no such restatement is required in accordance with GAAP.  If the Company in good faith reasonably believes that it has made available all of the Required Bank Information, it may deliver to Holdco I a written notice to that effect (stating when it believes it made available all of the Required Bank Information), in which case the Required Bank Information will be deemed to have been delivered as of the date of delivery set forth in such notice, unless Holdco I in good faith reasonably believes the Company has not made available all of the Required Bank Information and, within four (4) Business Days following receipt of such notice from the Company, delivers a written notice to the Company to that effect (stating with specificity which Required Bank Information Holdco I reasonably believes the Company has not made available).

“Material Adverse Effect” means any change in, or effect on, the Business, operations, Assets or condition (financial or otherwise) of the Group Companies which, when considered either individually or in the aggregate together with all other adverse changes or effects with respect to which such phrase is used in this Agreement, is, or is reasonably likely to be, materially adverse (a) to the Business, operations, Assets or condition (financial or otherwise) of the Group Companies, taken as a whole, or (b) to the ability of the Seller Parties or the Group Companies to perform their respective obligations under this Agreement or consummate the Contemplated Transactions; provided, however, that, for purposes of the foregoing clause (a), any adverse change, effect, event or occurrence arising from or related to (i) conditions (including business, operating, legislative and regulatory) that are generally applicable to the industries in which the Group Companies operate, (ii) general economic, business or regulatory conditions, (iii) any political or social conditions, including the engagement by the United States in hostilities, whether or not pursuant to the declaration of a national emergency or war, or the occurrence of any military or terrorist attack upon the United States, or any of its territories, possessions, or diplomatic or consular offices or upon any military installation, equipment or personnel of the United States, (iv) financial, banking or securities markets (including any disruption thereof and any decline in the price of any security or any market index), (v) changes in GAAP or any interpretations thereof, (vi) changes in any laws, rules, regulations, orders or other binding directives issued by any Governmental Authority, (vii) any failure by the Group Companies to meet any internal or published projections, forecasts or revenue or earnings predictions for any period ending on or after the date of this Agreement as distinct from the underlying cause of such failure or (viii) the taking of any action contemplated by this Agreement (other than with respect to the obligation to conduct the Business in the Ordinary Course of Business in accordance with Section 5.2) and the Ancillary Agreements, including the consummation of the Contemplated Transactions (provided that this clause (viii) will not diminish the effect of, and will be disregarded for purposes of, the representations and warranties contained in Section 3.3 or 3.4 and any other representations and warranties relating to required consents or approvals, change in control provisions or similar provisions granting rights of acceleration, termination, modification or waiver based upon the entering into of this Agreement or the consummation of the Contemplated Transactions), in each case will not be taken into account in determining whether a “Material Adverse Effect” has occurred; provided, further, that any matter described in any of the foregoing clauses (i)-(vi) will be taken into account in determining whether there has been a “Material Adverse Effect” solely to the extent such matter has a materially disproportionate effect on the Group Companies, taken as a whole, relative to other participants in the industries or markets in which the Group Companies operate.

“Merger I” is defined in the Recitals.

“Merger I Certificate of Merger” is defined in Section 2.3.1.

“Merger I Effective Time” is defined in Section 2.3.1.

“Merger II” is defined in the Recitals.

“Merger II Certificate of Merger” is defined in Section 2.3.2.

“Merger II Effective Time” is defined in Section 2.3.2.

“Merger Sellers” means the holders of Class A Units and Class B Units of the Company immediately prior to the Merger I Effective Time (following the consummation of the Rollover Contributions and the Pre-Closing Repurchase).

“Mergers” is defined in the Recitals.

“Merger Sub I” is defined in the Preamble.

“Merger Sub II” is defined in the Preamble.

“Most Recent Balance Sheet” is defined in Section 3.6.1(b).

“Most Recent Balance Sheet Date” is defined in Section 3.6.1(b).

“Net Working Capital” means the remainder of (a) the combined current assets of the Group Companies reflected in the line items included in the Net Working Capital Calculation Schedule minus (b) the combined current liabilities of the Group Companies reflected in the line items included in the Net Working Capital Calculation Schedule, in each case, calculated as of the Designated Time in accordance the Accounting Principles; provided, that Net Working Capital will not take into account any amounts in respect of current or deferred Tax assets or liabilities, any intercompany assets or liabilities between the Group Companies, any amounts in respect of Closing Cash and Cash Equivalents, any amounts in respect of Restricted Cash, any liabilities of the Group Companies for which the Group Companies are holding Restricted Cash that is available to satisfy such liabilities, the current portions of any amounts reflected in the Closing Debt Amount or any accrued liabilities that constitute Company Transaction Expenses.

“Net Working Capital Calculation Schedule” means the calculation of Net Working Capital attached as Exhibit C hereto.

“Net Working Capital Target” means $186,000,000.00.

“New Plans” is defined in Section 5.17.2.

“Non-Party” is defined in Section 11.17.

“Off-the-Shelf Software” is defined in Section 3.12.3.

“OIG” is defined in Section 3.13.3(b).

“OIG Notice” is defined in Section 5.4.1.

“Ordinary Course of Business” means an action taken by any Person in the ordinary course of such Person’s business which is consistent with the past customs and practices of such Person in the normal day-to-day operations of such Person.

“Outbound IP Contracts” is defined in Section 3.12.3.

“Outside Date” is defined in Section 8.1.2.

“Paying Agent” means Acquiom Financial LLC, a Colorado limited liability company.

“Paying Agent Agreement” means a payments administration agreement between Holdco I, the Sellers’ Representative and the Paying Agent, in substantially the form attached hereto as Exhibit D.

“Payment Programs” means any payment or reimbursement program, including Federal Health Care Programs, any state health care programs, and any programs sponsored by any other third party payor, including worker’s compensation programs, health maintenance organizations, preferred provider organizations, managed care organizations, health benefit plans, health insurance plans and other third party reimbursement and payment programs.

“Payoff Letters” is defined in Section 6.9.

“Permits” means, with respect to any Person, any license, accreditation, bond, franchise, permit, consent, approval, right, privilege, certificate or other similar authorization issued by, or otherwise granted by, any Governmental Authority or any other Person to which or by which such Person is subject or bound or to which or by which any property, business, operation or right of such Person is subject or bound.

“Permitted Encumbrance” means (a) statutory liens for current Taxes, special assessments or other governmental charges not yet due and payable, (b) mechanics’, materialmen’s, carriers’, workers’, repairers’ and similar statutory liens arising or incurred in the Ordinary Course of Business and relating to amounts that are not yet due and payable, and the existence of which would not constitute an event of default under, or breach of, a Real Property

Lease, (c) zoning, entitlement, building and other land use regulations imposed by Governmental Authorities having jurisdiction over any Leased Real Property which are not violated in any material respect by the current use and operation of the Leased Real Property and do not adversely affect the value of the Leased Real Property in any material respect, (d) covenants, conditions, restrictions, easements, Encumbrances and other similar matters of record affecting title to but not adversely affecting the value of, or the current occupancy or use of the Leased Real Property in any material respect, (e) restrictions on the transfer of securities arising under federal and state securities laws, (f) Encumbrances arising under the organizational documents of any Group Company and (g) any purchase money Encumbrance to the extent related to the assets (excluding real property) purchased or leased (to the extent the applicable Group Company is not in default under such financing agreement or lease).

“Person” means any individual or corporation, association, partnership, limited liability company, joint venture, joint stock or other company, business trust, trust, organization, Union, Governmental Authority or other entity of any kind.

“Pre-Closing Tax Period” means all taxable periods ending on or before the Closing Date and the portion through the end of the Closing Date for any Straddle Period.

“Pre-Closing Taxes” means (a) all Taxes of, or attributable to the activities of, the Group Companies for any Pre-Closing Tax Period, including, for the avoidance of doubt, any Taxes with respect to a Pre-Closing Tax Period (or portion thereof) attributable to an adjustment under Section 481(a) of the Code (or any corresponding or similar provision of a state, local or foreign Tax Legal Requirement) by reason of a change in method of accounting made (or required to be made) with respect to any taxable period beginning prior to the Closing Date, including pursuant to Section 451(b) of the Code, (b) all Taxes of any Seller for any taxable period for which any Group Company has any Liability, (c) all Taxes of any member of an affiliated, consolidated, combined or unitary group of which any Group Company is or was a member on or prior to the Closing Date, including pursuant to Treasury Regulation Section 1.1502-6 or any analogous or similar state, local, or foreign law or regulation for any taxable period for which any Group Company has any Liability, (d) any and all Taxes of any Person imposed on a Group Company as a result of any Tax sharing or Tax allocation agreement, arrangement, or understanding for a Pre-Closing Tax Period, (e) any and all Taxes of any Person imposed on a Group Company as a transferee or successor, by contract, or otherwise for a Pre-Closing Tax Period, (f) any Taxes imposed on the Company under Section 1446(f) of the Code in connection with the Contemplated Transactions, or (g) the Company’s portion of certain Taxes described in Section 9.3.

“Predecessor” means (a) any Person that has merged with or into a Group Company, (b) any Person a majority of whose Equity Interests has been acquired by a Group Company or (c) any Person all or substantially all of whose assets has been acquired by a Group Company.

“Proposed Final Closing Balance Sheet” is defined in Section 2.12.2.

“Proposed Final Closing Statement” is defined in Section 2.12.2.

“Pro Rata Portion” means, with respect to any Seller, an amount equal to the quotient of (a) the portion of the Consideration that would be payable to such Seller (without regard to required withholding, if any, or other Tax imposed on such Seller’s proceeds) in respect of the Class A Units and Class B Units of the Company held by such Seller (assuming the vesting of all Class B Units of the Company) in accordance with the Distribution Waterfall if (i) the Rollover Amount with respect to such Seller (if any) were zero, (ii) the Pre-Closing Repurchase had not occurred and (iii) the consideration payable to such Seller were paid entirely in cash divided by (b) the Consideration.  For the avoidance of doubt, the Sellers who are selling Class B Units in the Pre-Closing Repurchase will be entitled to their Pro Rata Portion of Additional Consideration with respect to such Class B Units.

“Real Property Leases” is defined in Section 3.11.1.

“Releasing Party” is defined in Section 5.14.

“Representative” means, with respect to any Person, any director, officer, employee, agent, independent contractor, advisor, or other representative of such Person, including legal counsel, accountants, and financial advisors.

“Repurchase Agreement” is defined in Section 5.22.

“Required Bank Information” means (a) all financial and other information with respect to the Group Companies referred to in paragraph 4 contained in Exhibit D to the Debt Commitment Letter and (b) such other information with respect to the Group Companies as is necessary to complete a customary confidential information memorandum to be used in connection with the syndication of the Debt Financing.

“Restricted Cash” means any cash which is held by a Group Company for the benefit of a Person other than another Group Company, whether held in trust, in escrow or otherwise.

“Restricted Financing Commitment Amendments” is defined in Section 5.12.1.

“Restricted Period” means: (i) with respect to the Seller Parties and the Sellers set forth on Schedule 1(g)(i), a period of five (5) years that will commence on the Closing Date; and (ii) with respect to the Sellers set forth on Schedule 1(g)(ii), a period of three (3) years that will commence on the Closing Date.

“Rollover Agreements” is defined in the Recitals.

“Rollover Amount” means an amount equal to the sum of the Management Rollover Amount plus the Class B Unitholder Rollover Amount plus the Joinder Party Rollover Amount.

“Rollover Contributions” is defined in Section 6.11.1.

“Rollover Sellers” means Robert Bessler, Jess Parks and each other Seller who executes a Joinder following the date hereof agreeing to be bound as a “Rollover Seller” hereunder.

“Rollover Units” is defined in the Recitals.

“SAM” is defined in Section 3.13.4(c).

“Section 280G” is defined in Section 5.21.

“Section 280G Payments” is defined in Section 5.21.

“Seller Parties” means Fresenius and each other Seller who executes a Joinder following the date hereof agreeing to be bound as a “Seller Party” hereunder.

“Seller Payments Schedule” is defined in Section 2.7.

“Sellers” means the holders of Class A Units and Class B Units of the Company immediately prior to the consummation of the Rollover Contributions and the Pre-Closing Repurchase.  For the avoidance of doubt, “Sellers” will include the Seller Parties, the Merger Sellers and the Rollover Sellers.

“Sellers’ Representative” is defined in the Preamble.

“Sellers’ Representative Expense Funds” means $2,500,000.00.

“Sensitive Data” means:

(a)                                 individually identifiable health information, as defined under HIPAA;

(b)                                 information required by any applicable law or industry standard or requirement to be encrypted, masked or otherwise protected from disclosure;

(c)                                  government identifiers, such as social security or other tax identification numbers, driver’s license numbers and other government-issued identification numbers;

(d)                                 account, credit or debit card numbers, with or without any required security code, access code, personal identification number or password that would permit access to an individual’s financial account, and account information, including balances and transaction data;

(e)                                  passwords or other credentials for accessing accounts; and

(f)                                   any other sensitive information regarding individuals or their employment, family, health or financial status, such as salary, benefits, marital status, geo location data and DNA information.

“SIP” is defined in Section 3.1.

“Sound Confidential Information” is defined in Section 5.10.

“Specified Representations” is defined in Section 6.1.

“Straddle Period” is defined in Section 9.1.

“Strategic Investor” means the Person set forth on Schedule 1(h).

“Subsidiary” means, with respect to any specified Person, any other Person of which such specified Person will, at the time, directly or indirectly through one or more Subsidiaries, (a) own at least 50% of the outstanding capital stock (or other shares of beneficial interest) entitled to vote generally, (b) hold at least 50% of the partnership, limited liability company, joint venture or similar interests or (c) be a general partner or managing member.

“Surviving Corporation” is defined in Section 2.1.2.

“Surviving LLC” is defined in Section 2.1.1.

“Surviving LLC Operating Agreement” is defined in Section 2.4.

“Systems” is defined in Section 3.12.6.

“Tax” or “Taxes” means any and all federal, state, local, or foreign income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, hospital, windfall profits, environmental, customs duties, capital stock, franchise, profits, withholding, social security (or similar, including FICA), unemployment, disability, real property, personal property, escheat or unclaimed property, ad valorem, sales, use, transfer, registration, value added, alternative or add-on minimum, estimated, or other tax of any kind or any charge of any kind in the nature of (or similar to) taxes whatsoever, including any interest, penalty, or addition thereto (including, for the avoidance of doubt, any interest, penalty or addition to tax relating to the reporting or failure to report a tax of any kind on any Tax Return), in each case whether disputed or not.

“Tax Return” means any return, declaration, report, claim for refund or information return or statement relating to Taxes, including any schedule, supporting information or attachment thereto, and including any amendment thereof.

“Technology” means all inventions, works, discoveries, innovations, know-how, information (including ideas, research and development, formulas, algorithms, compositions, processes and techniques, data, designs, drawings, specifications, customer and supplier lists, pricing and cost information, business and marketing plans and proposals, graphics, illustrations, artwork, documentation, and manuals), databases, computer software, firmware, computer hardware, integrated circuits and integrated circuit masks, electronic, electrical, and mechanical equipment, and all other forms of technology, including improvements, modifications, works in process, derivatives, or changes, whether tangible or intangible, embodied in any form, whether or not protectable or protected by patent, copyright, mask work right, trade secret law, or otherwise, and all documents and other materials recording any of the foregoing.

“Termination Date” is defined in Section 8.1.

“Third Party Claim” is defined in Section 10.3.

“Treasury Regulations” means the regulations promulgated under the Code.

“Union” means a labor union, labor organization or other employee representative body.

“Unitholder Consent” is defined in the Recitals.

“Update Financials” is defined in Section 5.6.2.

“Voting Stockholders” is defined in the Recitals.

“Voting Unitholders” is defined in the Recitals.

“Working Capital Escrow Account” means the escrow account to be maintained by the Escrow Agent in which the Working Capital Escrow Amount is deposited at Closing pursuant to the Escrow Agreement.

“Working Capital Escrow Amount” means $25,000,000.00.

Except as otherwise explicitly specified to the contrary, (a) references to a Section, Article, Exhibit or Schedule means a Section or Article of, or Schedule or Exhibit to, this Agreement, unless another agreement is specified, (b) the word “including” will be construed as “including without limitation,” (c) the word “or” will not be exclusive (i.e., “or” will mean “and/or”) unless the context clearly requires otherwise, (d) references to “employees” of the Company or its Subsidiaries or the Affiliated Practices will be construed to include any individual members, partners or other holders of Equity Interests of the Company or its Subsidiaries or the Affiliated Practices who provide services to the Company or its Subsidiaries or the Affiliated Practices and references to such individuals’ “employment” will be construed to refer to their services to the Company or its Subsidiaries or the Affiliated Practices, as applicable, (e) references to a particular statute or regulation include all rules and regulations thereunder and any predecessor or successor statute, rules or regulation, in each case as amended or otherwise modified through the date hereof, (f) words in the singular or plural form include the plural and singular form, respectively and (g) references to a particular Person include such Person’s successors and assigns to the extent not prohibited by this Agreement.  Whenever this Agreement indicates that the Company has “made available” any document to the Buyer Parties, such statement will be deemed to be a statement that such document was (i) delivered to the Buyer Parties or their Representatives or (ii) made available for viewing online on the Data Site, in each case at least two (2) Business Days prior to the date hereof; provided, that the documents delivered to Ropes & Gray LLP in the emails listed in Schedule 1(i) shall also be deemed to have been “made available.”

2.                                      CONTEMPLATED TRANSACTIONS.

2.1.                            The Mergers.

2.1.1.                  Upon the terms and subject to the conditions set forth in this Agreement and under the DLLCA, at the Merger I Effective Time, Merger Sub I will be merged with and into the Company, and the separate existence of Merger Sub I will thereupon cease to exist, and the Company will be the surviving limited liability company in Merger I (the “Surviving LLC”) as a direct, wholly-owned subsidiary of Holdco I.

2.1.2.                  Upon the terms and subject to the conditions set forth in this Agreement and under the DGCL, immediately following the Merger I Effective Time, Merger Sub II will be merged with and into Holdco I, and the separate existence of Merger Sub II will thereupon cease to exist, and Holdco I will be the surviving corporation in Merger II (the “Surviving Corporation”).

2.2.                            Closing.  The closing of the Mergers (the “Closing”) will take place at the offices of Ropes & Gray LLP at 800 Boylston Street, Boston, MA 02199 as soon as practicable, but, subject to the last sentence of this Section 2.2, in no event later than 10:00 a.m. Eastern Time on the second (2nd) Business Day after the date on which each of the conditions set forth in Article 6 and Article 7 (other than conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction of such conditions) has been satisfied or waived in accordance with Section 11.4, or at such other place, at such other time or on such other date as the Buyer Parties and the Sellers’ Representative may mutually agree.  Notwithstanding the foregoing, the Closing will not occur prior to the third (3rd) full Business Day immediately following the final day of the Marketing Period (unless otherwise agreed by the Buyer Parties in writing).  The Closing may take place via the electronic exchange of execution versions of this Agreement and any other agreements contemplated hereunder and the signature pages thereto via facsimile or via email by .pdf.

2.3.                            Effective Times.

2.3.1.                  At the Closing, Merger Sub I and the Company will duly execute a certificate of merger (the “Merger I Certificate of Merger”) and file such Merger I Certificate of Merger with the Secretary of State of the State of Delaware in accordance with the DLLCA.  Merger I will become effective at such time as the Merger I Certificate of Merger, accompanied by payment of the filing fee (as provided in the DLLCA) by Holdco I, has been duly filed with, examined by and received the endorsed approval of the Secretary of State of the State of Delaware or at such subsequent time as specified in the Merger I Certificate of Merger (the “Merger I Effective Time”).

2.3.2.                  At the Merger I Effective Time, Merger Sub II and Holdco I will duly execute a certificate of merger (the “Merger II Certificate of Merger”) and file such Merger II Certificate of Merger with the Secretary of State of the State of Delaware in accordance with the DGCL.  Merger II will become effective at such time as the Merger II Certificate of Merger, accompanied by payment of the filing fee (as provided in the DGCL) by Holdco II, has been duly filed with, examined by and received the endorsed approval of the Secretary of State of the State of Delaware or at such subsequent time as specified in the Merger II Certificate of Merger (the “Merger II Effective Time”).

2.4.                            Effects of Mergers

2.4.1.                  Limited Liability Company Agreement of the Surviving LLC.  Immediately after the Merger I Effective Time, and without any further action on the part of the Company or Merger Sub I, the LLC Agreement will be amended to be in the form of the limited liability company agreement of Merger Sub I as in effect immediately prior to the Merger I Effective Time and, as so amended, will become the limited liability company agreement of the Surviving LLC (the “Surviving LLC Operating Agreement”)

until thereafter changed or amended as provided therein or by applicable Legal Requirements.

2.4.2.                  Managers and Officers of the Surviving LLC.  The managers of Merger Sub I immediately prior to the Merger I Effective Time will, from and after the Merger I Effective Time, be the initial managers of the Surviving LLC until the earlier of their resignation or removal or until their respective successors are duly elected and qualified, as the case may be.  The officers of the Company immediately prior to the Merger I Effective Time will, from and after the Merger I Effective Time, be the initial officers of the Surviving LLC, each to hold office until the earlier of his or her resignation or removal or until his or her successor is duly appointed and qualified, as the case may be.

2.4.3.                  Certificate of Incorporation and Bylaws of the Surviving Corporation.  Immediately after the Merger II Effective Time, and without any further action on the part of Holdco I or Merger Sub II, (a) the Certificate of Incorporation of Holdco I will be amended to be in the form of the Certificate of Incorporation of Merger Sub II as in effect immediately prior to the Merger II Effective Time and, as so amended, will become the Certificate of Incorporation of the Surviving Corporation until thereafter changed or amended as provided therein or by applicable Legal Requirements, and (b) the Bylaws of Holdco I will be amended to be in the form of the Bylaws of Merger Sub II as in effect immediately prior to the Merger II Effective Time and, as so amended, will become the Bylaws of the Surviving Corporation until thereafter changed or amended as provided therein or by applicable Legal Requirements.

2.4.4.                  Directors and Officers of the Surviving Corporation.  The directors of Merger Sub II immediately prior to the Merger II Effective Time will, from and after the Merger II Effective Time, be the initial directors of the Surviving Corporation until the earlier of their resignation or removal or until their respective successors are duly elected and qualified, as the case may be.  The officers of Merger Sub II immediately prior to the Merger II Effective Time will, from and after the Merger II Effective Time, be the initial officers of the Surviving Corporation, each to hold office until the earlier of his or her resignation or removal or until his or her successor is duly appointed and qualified, as the case may be.

2.5.                            Conversion of Equity Interests of the Company and Merger Sub I.  At the Merger I Effective Time, by virtue of Merger I, and without any further action on the part of any member of the Company, Holdco I, Intermediate Holdco or Merger Sub I:

2.5.1.                  Class A Units.  Subject to Section 2.5.6, each Class A Unit of the Company that is issued and outstanding immediately prior to the Merger I Effective Time (other than any Class A Unit that is a Rollover Unit) will be canceled and extinguished and will be converted into the right to receive, subject to the terms of this Agreement, an amount in cash (without interest) equal to the applicable portion of the Closing Consideration and the Additional Consideration (if any) payable in respect of such Class A Unit in accordance with the distribution waterfall as set forth on Exhibit E (the “Distribution Waterfall”), calculated without regard to the Rollover Contribution or Pre-Closing Repurchase.

2.5.2.                  Class B Units.  Subject to Section 2.5.6, each Class B Unit of the Company that is issued and outstanding immediately prior to the Merger I Effective Time (other than any Class B Unit that is a Rollover Unit and, for the avoidance of doubt, the Fresenius Class B Units) will be canceled and extinguished and will be converted into the right to receive, subject to the terms of this Agreement (including Section 2.11), (a) an amount in cash (without interest) equal to eighty percent (80%) of the applicable portion of the Closing Consideration and the Additional Consideration (if any) payable in respect of such Class B Unit in accordance with the Distribution Waterfall and (b) an amount of shares of Common Stock of Holdco I with an aggregate value equal to twenty (20%) of the applicable portion of the Closing Consideration and the Additional Consideration (if any) payable in respect of such Class B Unit in accordance with the Distribution Waterfall.

2.5.3.                  Aggregate Cash Consideration.  Notwithstanding anything to the contrary set forth herein or otherwise, in no event will the aggregate amount payable at the Closing pursuant to Sections 2.5.1 and 2.5.2 and pursuant to the Repurchase Agreements exceed the Closing Cash Consideration (subject to Section 2.11).

2.5.4.                  Conversion of Merger Sub I Equity Interests.  All Equity Interests of Merger Sub I that are issued and outstanding immediately prior to the Merger I Effective Time will be converted into the outstanding membership interest in the Surviving LLC, as such membership interest is provided for by the Surviving LLC Operating Agreement.  As of the Merger I Effective Time, all of the Equity Interests of Merger Sub I will no longer be outstanding and will automatically be canceled and will cease to exist, and the holder of such Equity Interests will cease to have any rights with respect thereto, except the right to receive the membership interest of the Surviving LLC.  As of the Merger I Effective Time, Holdco I will be the sole holder of all of the issued and outstanding Equity Interests of the Surviving LLC.

2.5.5.                  Rollover Units.  Each Rollover Unit that is outstanding as of immediately prior to the Merger I Effective Time will by virtue of Merger I and without any action on the part of the Company, the holder of such Rollover Unit, or any other Person, be canceled and extinguished without any right to receive any portion of the Closing Consideration or Additional Consideration.

2.5.6.                  Company-Owned Stock.  Each Unit owned by the Company immediately prior to the Merger I Effective Time (including the Fresenius Class B Units) will by virtue of Merger I and without any action on the part of the Company or any other Person be canceled and extinguished without any right to receive any portion of the Closing Consideration or Additional Consideration.

2.6.                            Conversion of Equity Interests of Holdco I and Merger Sub II.

2.6.1.                  Shares of Common Stock.  Each share of Common Stock of Holdco I that is issued and outstanding immediately prior to the Merger II Effective Time will be canceled and extinguished and will be converted into the right to receive, subject to the terms of this Agreement, one validly issued, fully paid and nonassessable Class A Unit of Holdco II.

2.6.2.                  Conversion of Merger Sub II Equity Interests.  Each share of common stock of Merger Sub II that is outstanding immediately prior to the Merger II Effective Time will be converted into and exchanged for one validly issued, fully paid and nonassessable share of common stock of the Surviving Corporation.  As of the Merger II Effective Time, all of the shares of common stock of Merger Sub II will no longer be outstanding and will automatically be canceled and will cease to exist, and the holder of such shares of common stock will cease to have any rights with respect thereto, except the right to receive the shares of common stock of the Surviving Corporation.  As of the Merger II Effective Time, Holdco II will be the sole holder of all of the issued and outstanding Equity Interests of the Surviving Corporation.

2.7.                            Seller Payments Schedule.  The Sellers’ Representative will calculate and prepare in accordance with the terms of this Agreement, the Distribution Waterfall and the LLC Agreement and deliver to the Buyer Parties at least five (5) Business Days prior to the Closing Date a schedule, certified by the Chief Financial Officer of the Sellers’ Representative, setting forth (a) a revised version of Schedule 3.5.1 that has been updated to reflect the capitalization of the Group Companies as of immediately prior to the consummation of the Rollover Contributions and the Pre-Closing Repurchase, (b) the portion of the Closing Consideration payable to each Seller in cash, (c) the portion of the Closing Consideration payable to each Seller in shares of Common Stock of Holdco I (if applicable), and (d) each Seller’s Pro Rata Portion, in each case subject to Section 2.11 (the “Seller Payments Schedule”).  In no event will the aggregate amount of the cash payments contemplated by clause (b) of the preceding sentence exceed the Closing Cash Consideration (subject to Section 2.11).  The Sellers’ Representative covenants and agrees that the Seller Payments Schedule will comply with this Agreement, the Distribution Waterfall and the LLC Agreement with respect to the amounts required to be paid to the Sellers as a result of the consummation of the Contemplated Transactions.  Each of the Company, the Sellers’ Representative and each Seller (by executing this Agreement (or a Joinder), such Seller’s Rollover Agreement and Contribution Agreement and/or such Seller’s Letter of Transmittal) acknowledges, covenants and agrees that the Buyer Parties will be entitled to rely on the information set forth in the Seller Payments Schedule in satisfying their payment obligations pursuant to Section 2.8.4, that if any Buyer Party makes or causes to be made the payments contemplated by this Agreement in the amounts set forth on the Seller Payments Schedule it will have discharged the Buyer Parties’ obligations with respect to such payments hereunder in full, and that, notwithstanding anything to the contrary set forth herein or otherwise, neither the Buyer Parties, nor the Surviving LLC nor the Surviving Corporation nor any of the Buyer Related Parties will have any Liability to any Person for any error or inaccuracy in the Seller Payments Schedule.

2.8.                            Letters of Transmittal.

2.8.1.                  Within five (5) Business Days following the date of this Agreement, the Company will distribute to each Merger Seller a Letter of Transmittal in the form attached hereto as Exhibit F (each, a “Letter of Transmittal”).  The Company and the Sellers’ Representative will use their commercially reasonable efforts to cause each

Merger Seller to execute and deliver a properly completed and duly executed Letter of Transmittal to the Company, and the Company will promptly deliver copies thereof to Holdco I (and will deliver original copies thereof to Holdco I at Holdco I’s written request) at least three (3) Business Days prior to the Closing Date.  If a Merger Seller delivers a properly completed and duly executed Letter of Transmittal to the Company at least three (3) Business Days prior to the Closing Date, at the Closing (or, in the case of the holders of Class B Units, as promptly as practicable following the Closing), such Merger Seller will be paid the amount of the Closing Consideration due to such Merger Seller as set forth on the Seller Payments Schedule, subject to any applicable withholding, including under Section 1446(f) of the Code.

2.8.2.                  After the Closing Date, upon delivery by any Merger Seller who did not deliver a properly completed and duly executed Letter of Transmittal to the Company at least three (3) Business Days prior to the Closing Date in accordance with Section 2.8.1, such Merger Seller will promptly, but in any event within three (3) Business Days (or, in the case of the holders of Class B Units, as promptly as practicable following delivery of a properly completed and duly executed Letter of Transmittal to the Company), be paid (including through the issuance of securities as contemplated by this Agreement) the amount of the Closing Consideration due to such Merger Seller as set forth on the Seller Payments Schedule, subject to any applicable withholding, including under Section 1446(f) of the Code.

2.8.3.                  To the extent permitted by applicable Legal Requirements, neither Holdco I nor the Surviving LLC will have any Liability to any Person in respect of any amount payable in consideration for the cancellation of Units as contemplated by Section 2.5 that is properly delivered to a Governmental Authority pursuant to applicable abandoned property, escheat or similar Legal Requirement.

2.8.4.                  For the avoidance of doubt, the Letter of Transmittal will include (a) an accredited investor questionnaire (an “Accredited Investor Questionnaire”), (b) IRS Forms W-9 and applicable IRS Forms W-8, and (c) an affidavit, complying with Section 1446(f)(2) of the Code, stating, under the penalties of perjury, that the applicable Merger Seller is not a foreign person.  To the extent a Merger Seller does not certify its non-foreign status as provided by Section 1446(f) of the Code, the Buyer Parties will withhold applicable amounts with respect to such Merger Seller.

2.9.                            Holdco I Closing Payments.  Upon the terms and subject to the conditions set forth in this Agreement, at the Closing, Holdco I will pay, or cause to be paid:

2.9.1.                  on behalf of the Company, to the Paying Agent, by wire transfer of immediately available funds to an account designated in writing to Holdco I by the Company not less than three (3) Business Days prior to the Closing Date, an amount in cash equal to the aggregate amount of the Closing Purchase Prices (as such term is defined in each of the Repurchase Agreements) payable under the Repurchase Agreements, subject to and in accordance with the terms and conditions of the Repurchase Agreements (and without duplication of the payment obligations set forth in such Repurchase Agreement); provided, that any compensatory payments will be paid in accordance with the regular payroll of the Group Companies (or, with respect to Fresenius Managers, the Fresenius Affiliate that employs such Fresenius Manager), and for the avoidance of doubt, will not be made through the Paying Agent;

2.9.2.                  to each holder of Class A Units, by wire transfer of immediately available funds, to the account designated in such holder’s Letter of Transmittal, an amount in cash equal to such holder’s portion of the Closing Consideration in respect of all Class A Units owned by such holder (other than any Class A Unit that is a Rollover Unit) as set forth on the Seller Payments Schedule (provided, that Holdco I will have no obligation to make the payment to such holder contemplated by this Section 2.9.2 until Holdco I has received a properly completed and duly executed Letter of Transmittal from such holder in accordance with Section 2.8);

2.9.3.                  to the Paying Agent, by wire transfer of immediately available funds to an account designated in writing by the Company to Holdco I not less than three (3) Business Days prior to the Closing Date, an amount in cash equal to the aggregate portion of the Closing Consideration payable in cash in respect of the Class B Units of the Company outstanding immediately prior to the Merger I Effective Time (which, for the avoidance of doubt, will not include any Rollover Units or the Fresenius Class B Units) as set forth on the Seller Payments Schedule; provided, that any compensatory payments will be paid in accordance with the regular payroll of the Group Companies, and for the avoidance of doubt, will not be made through the Paying Agent;

2.9.4.                  to the Escrow Agent, by wire transfer of immediately available funds, the Working Capital Escrow Amount;

2.9.5.                  to the Sellers’ Representative, by wire transfer of immediately available funds to an account designated in writing by the Sellers’ Representative to Holdco I not less than three (3) Business Days prior to the Closing Date, the Sellers’ Representative Expense Funds;

2.9.6.                  on behalf of the Group Companies, the amount of cash required to discharge fully the balance of all Debt outstanding as of the Closing, in accordance with the Payoff Letters delivered pursuant to Section 6.9, to the account(s) designated in the Payoff Letters; provided, however, that such Debt will not include Taxes, which will be paid in accordance with applicable Legal Requirements; and

2.9.7.                  to the Company, the amount of cash required to discharge fully the then outstanding balance of all Company Transaction Expenses, to the account designated in writing by the Company to Holdco I not less than five (5) Business Days prior to the Closing Date; provided, that any compensatory payments will be paid in accordance with the regular payroll of the Group Companies (or, with respect to Fresenius Managers, the Fresenius Affiliate that employs such Fresenius Manager).

2.10.                     Payments to Class B Unitholders.

2.10.1.           Upon receipt of the amounts specified in Section 2.9.1 and in accordance with the provisions thereof and the terms and conditions of Fresenius’ or such Fresenius Manager’s Repurchase Agreement (and without duplication of the payment obligations set forth in such Repurchase Agreement), the Paying Agent will pay or cause to be paid to Fresenius and each Fresenius Manager in respect of their Fresenius Class B Units an amount equal to the Closing Purchase Price (as such term is defined in Fresenius’ or such Fresenius Manager’s Repurchase Agreement).  Any payment with respect to the Fresenius Class B Units treated as compensatory for U.S. federal income tax purposes will be made in accordance with the regular payroll of the Group Companies (or, with respect to Fresenius Managers, the Fresenius Affiliate that employs such Fresenius Manager), and for the avoidance of doubt, will not be made through the Paying Agent.

2.10.2.           Upon receipt of the amounts specified in Section 2.9.3 and in accordance with the provisions thereof, the Paying Agent will pay or cause to be paid to each Class B Unitholder (which, for the avoidance of doubt, will not include Fresenius or the Fresenius Managers) in respect of Class B Units (other than Rollover Units) held by such Class B Unitholder who delivers a properly completed and duly executed Letter of Transmittal to the Company in accordance with Section 2.8 the amount of cash due to such Class B Unitholder in respect of Class B Units (other than Rollover Units) held by such Class B Unitholder pursuant to Section 2.5.2 and as set forth on the Seller Payments Schedule, subject to any applicable withholding, including under Section 1446(f) of the Code.  Any payment with respect to Class B Units treated as compensatory for U.S. federal income tax purposes will be made in accordance with the regular payroll of the Group Companies, and for the avoidance of doubt, will not be made through the Paying Agent.

2.10.3.           Subject to Section 2.11, Holdco I will issue or cause to be issued to each Class B Unitholder (which, for the avoidance of doubt, will not include Fresenius or the Fresenius Managers) who delivers a properly completed and duly executed Letter of Transmittal to the Company in accordance with Section 2.8 the number of shares of Common Stock of Holdco I with an aggregate value as set forth on the Seller Payments Schedule and due to such Class B Unitholder pursuant to Section 2.5.2.  Each share of Common Stock of Holdco I issued pursuant to this Section 2.10.3 will, at the Merger II Effective Time, be canceled and extinguished and will be converted into the right to receive, subject to the terms of this Agreement, one validly issued, fully paid and nonassessable Class A Unit of Holdco II in accordance with Section 2.6.1.

2.11.                     Private Placement.  Holdco I intends to issue shares of Common Stock of Holdco I hereunder and Holdco II intends to issue Class A Units of Holdco II in reliance on the exemption from the registration requirements of the 1933 Act provided by Rule 506 of Regulation D under the 1933 Act, or Section 4(a)(2) of the 1933 Act, and in reliance on exemptions from the registration or qualification requirements of state securities or “blue sky” laws.  Notwithstanding any provision of this Agreement or any other document to the contrary, Holdco I will not be required to issue any shares of Common Stock of Holdco I, and Holdco II will not be required to issue any Class A Units of Holdco II, to any Seller, and no Seller will be entitled to receive any shares of Common Stock of Holdco I or Class A Units of Holdco II, if the Buyer Parties will not have received a completed Accredited Investor Questionnaire in respect of such Seller confirming that such Seller is an “accredited investor” within the meaning of Rule

501(a) of Regulation D under the 1933 Act, or the Buyer Parties are not otherwise satisfied, in their reasonable discretion, that such Seller is an “accredited investor” as so defined or that the issuance of shares of Common Stock of Holdco I or the issuance of Class A Units of Holdco II to such Seller is otherwise lawful.  If the Buyer Parties have not received a completed Accredited Investor Questionnaire in respect of a Seller confirming that such Seller is an “accredited investor” within the meaning of Rule 501(a) of Regulation D under the 1933 Act, and is otherwise unable to satisfy itself, in its reasonable discretion, that a Seller is an “accredited investor” as so defined, or that the issuance of shares of Common Stock of Holdco I or the issuance of Class A Units of Holdco II to such Seller is otherwise lawful, then such Seller will be entitled to receive the portion of the Consideration attributable to the Class B Units of the Company held by such Seller that would have been paid in Common Stock of Holdco I solely in cash in lieu of such Common Stock of Holdco I.

2.12.                     Purchase Price Adjustment.

2.12.1.           The Company will prepare in good faith and will provide to the Buyer Parties no later than five (5) Business Days prior to the Closing Date an estimated consolidated balance sheet of the Group Companies as of the Designated Time (as the same may be adjusted in response to any comments of the Buyer Parties provided prior to the Closing, the “Estimated Closing Balance Sheet”), together with a written statement setting forth in reasonable detail its good faith estimates of the Closing Cash and Cash Equivalents, Closing Debt Amount, and Closing Net Working Capital, each as derived from the Estimated Closing Balance Sheet, and the Company Transaction Expenses (as the same may be adjusted in response to any comments of the Buyer Parties provided prior to the Closing, the “Estimated Closing Statement”).  The Estimated Closing Balance Sheet and the good faith estimate of Closing Net Working Capital contained in the Estimated Closing Statement will be prepared in accordance with the Accounting Principles, other than with respect to Taxes, which will be determined in accordance with applicable Legal Requirements and, for the avoidance of doubt, will take into account the Contemplated Transactions.  The good faith estimate of Closing Net Working Capital will consist solely of the line items set forth in the Net Working Capital Calculation Schedule and no assets or liabilities included in the Net Working Capital Calculation Schedule will be reclassified to a different line item in the good faith estimate of Closing Net Working Capital.  Following the delivery of the Estimated Closing Balance Sheet and the Estimated Closing Statement, the Company will provide the Buyer Parties and their respective Representatives reasonable access to the work papers and other books and records of the Group Companies for purposes of assisting the Buyer Parties and their respective Representatives in their review of the Estimated Closing Balance Sheet and the Estimated Closing Statement.  Prior to Closing, the parties will cooperate in good faith to answer any questions and resolve any issues raised by the Buyer Parties and their respective Representatives in connection with their review of the Estimated Closing Balance Sheet and the Estimated Closing Statement.

2.12.2.           As promptly as possible and in any event within ninety (90) calendar days after the Closing Date, the Surviving Corporation will prepare or cause to be prepared, and will provide to the Sellers’ Representative, a consolidated balance sheet of the Group Companies as of the Designated Time (the “Proposed Final Closing Balance Sheet”),

together with a written statement setting forth in reasonable detail its proposed final determination of the Closing Cash and Cash Equivalents, Closing Debt Amount, Closing Net Working Capital, and Company Transaction Expenses (the “Proposed Final Closing Statement”).  The Proposed Final Closing Balance Sheet and the determination of the Closing Cash and Cash Equivalents, Closing Debt Amount, Company Transaction Expenses and Closing Net Working Capital reflected on the Proposed Final Closing Statement will be prepared in accordance with the Accounting Principles, other than with respect to Taxes, which will be determined in accordance with applicable Legal Requirements and, for the avoidance of doubt, will take into account the Contemplated Transactions.  The Sellers’ Representative and its Representatives will have reasonable access to the work papers and other books and records of the Group Companies for purposes of assisting the Sellers’ Representative and its Representatives in their review of the Proposed Final Closing Balance Sheet and the Proposed Final Closing Statement.

2.12.3.           The Proposed Final Closing Balance Sheet and the Proposed Final Closing Statement (and the proposed final determinations of the Closing Cash and Cash Equivalents, Closing Debt Amount, Closing Net Working Capital, and Company Transaction Expenses reflected thereon) will be final, conclusive and binding on the parties unless the Sellers’ Representative provides a written notice (a “Dispute Notice”) to the Surviving Corporation no later than the twentieth (20th) Business Day after the delivery to the Sellers’ Representative of the Proposed Final Closing Balance Sheet and the Proposed Final Closing Statement.  Any Dispute Notice must set forth in reasonable detail (i) any item on the Proposed Final Closing Balance Sheet or the Proposed Final Closing Statement which the Sellers’ Representative believes has not been prepared in accordance with this Agreement and the correct amount of such item and (ii) the Sellers’ Representative’s alternative calculation of the Closing Cash and Cash Equivalents, Closing Debt Amount, Closing Net Working Capital, and Company Transaction Expenses, as the case may be.  Any item or amount to which no dispute is raised in the Dispute Notice will be final, conclusive and binding on the parties on such twentieth (20th) Business Day.

2.12.4.           The Surviving Corporation and the Sellers’ Representative will attempt to promptly resolve the matters raised in any Dispute Notice in good faith.  Beginning ten (10) Business Days after delivery of any Dispute Notice pursuant to Section 2.12.3, either the Surviving Corporation or the Sellers’ Representative may provide written notice to the other (the “Dispute Submission Notice”) that it elects to submit the disputed items to RSM US LLP (unless at such time such firm has a material conflict of interest with respect to the parties hereto) or another nationally recognized independent accounting firm chosen jointly by the Surviving Corporation and the Sellers’ Representative (the “Accounting Firm”).  In the event that RSM US LLP has not agreed to act as the Accounting Firm and an alternative Accounting Firm has not been selected by mutual agreement of the Surviving Corporation and the Sellers’ Representative within ten (10) Business Days following the giving of the Dispute Submission Notice, each of the Surviving Corporation and the Sellers’ Representative will promptly select an accounting firm and promptly cause such two accounting firms to mutually select a third independent accounting firm to act as the Accounting Firm within twenty (20) Business Days of the giving of the Dispute Submission Notice.  The Accounting Firm will promptly, in accordance with the rules set forth in the Accounting Firm’s engagement letter and its customary practices, review only those unresolved items and amounts specifically set forth and objected to in the Dispute Notice and resolve the dispute with respect to each such specific unresolved item and amount in accordance with this Agreement.  In any such case, a single partner of the Accounting Firm selected by such Accounting Firm in accordance with its normal procedures and having expertise with respect to settlement of such disputes will act for the Accounting Firm in the determination proceeding, and the Accounting Firm will render a written decision as to each disputed matter, including a statement in reasonable detail of the basis for its decision.  In no event will the decision of the Accounting Firm (i) provide for a calculation of any item of Closing Cash and Cash Equivalents or Closing Net Working Capital that is less than the calculation thereof shown in the Proposed Final Closing Statement or greater than the Sellers’ Representatives’ alternative calculation thereof shown in the Dispute Notice or (ii) provide for a determination of any item of Debt reflected in the Closing Debt Amount or any Company Transaction Expense that is greater in amount than the amount thereof shown in the Proposed Final Closing Statement or less in amount than the Sellers’ Representatives’ alternative calculation thereof shown in the Dispute Notice.  The fees, costs and expenses of the Accounting Firm will be allocated between the parties based on the relative extent to which the positions of the Sellers’ Representative and the Surviving Corporation are upheld by the Accounting Firm.  The relative extent to which such positions are upheld will be determined by comparing (a) the difference between (x) the aggregate net amount that would have been payable under Section 2.12.5 if the positions of the Surviving Corporation had been upheld in their entirety by the Accounting Firm and (y) the actual final aggregate net amount payable under such Section 2.12.5 and (b) the difference between (x) the aggregate net amount that would have been payable under Section 2.12.5 if the positions of the Sellers’ Representative had been upheld in their entirety by the Accounting Firm and (y) the actual final aggregate net amount payable under such Section 2.12.5.  The Accounting Firm will not have the power to modify or amend any term or provision of this Agreement and any dispute among the parties hereto regarding the interpretation of this Agreement and the terms hereof will be resolved, including through appropriate judicial resolution if necessary, prior to the submission of the unresolved disputed items to the Accounting Firm.  The decision of the Accounting Firm with respect to the disputed items of the Proposed Final Closing Balance Sheet and the Proposed Final Closing Statement submitted to it will be final, conclusive and binding on the parties.  As used herein, the Proposed Final Closing Balance Sheet and the Proposed Final Closing Statement, as adjusted to reflect any changes agreed to by the parties and the decision of the Accounting Firm, in each case, pursuant to this Section 2.12.4, are referred to herein as the “Final Closing Balance Sheet” and the “Final Closing Statement”, respectively.  Each of the parties to this Agreement agrees to use its commercially reasonable efforts to cooperate with the Accounting Firm (including by executing a customary engagement letter reasonably acceptable to it) and to cause the Accounting Firm to resolve any such dispute as soon as practicable after the commencement of the Accounting Firm’s engagement.

2.12.5.           If any of the Closing Cash and Cash Equivalents, Closing Debt Amount, Closing Net Working Capital, or Company Transaction Expenses (as finally determined pursuant to this Section 2.10 and as set forth in the Final Closing Balance Sheet and the

Final Closing Statement) differs from the estimated amounts thereof set forth in the Estimated Closing Statement, the Consideration will be recalculated using such final figures in lieu of such estimated figures and within five (5) Business Days following the date on which the Consideration is finally determined (as finally determined in accordance with this Section 2.10, the “Final Consideration”):

(a)                                 The Surviving Corporation will deposit, or cause to be deposited, with the Paying Agent, by wire transfer of immediately available funds, the amount, if any, by which the Final Consideration exceeds the Closing Consideration, for further payment to the Sellers in accordance with each Seller’s Pro Rata Portion thereof; or

(b)                                 The Surviving Corporation and the Sellers’ Representative will deliver a joint written instruction to the Escrow Agent directing the Escrow Agent to release and promptly pay to the Surviving Corporation, by wire transfer of immediately available funds to the bank account designated in such joint written instruction, from the Working Capital Escrow Account the amount by which, if any, the Closing Consideration exceeds the Final Consideration; provided, that if such amount is greater than the Working Capital Escrow Amount, the Sellers will pay to the Surviving Corporation an amount equal to such shortfall by wire transfer of immediately available funds, with each Seller paying such Seller’s Pro Rata Portion of such shortfall.

Immediately following payment of all amounts determined to be owed pursuant to Section 2.12.5(a) or Section 2.12.5(b), the Surviving Corporation and the Sellers’ Representative will deliver a joint written instruction to the Escrow Agent directing the Escrow Agent to release and promptly pay to the Paying Agent, by wire transfer of immediately available funds to the bank account(s) designated in such joint written instruction, any funds remaining in the Working Capital Escrow Account, for further payment to the Sellers in accordance each Seller’s Pro Rata Portion thereof.

2.13.                     Withholding Rights.  The Buyer Parties, the Company, the Escrow Agent and each other applicable withholding agent will be entitled to deduct and withhold from the consideration otherwise payable to, or for the benefit of, any Person in connection with the Contemplated Transactions, such amounts as it is required to deduct and withhold with respect to the making of such payment under any provision of federal, state, local or foreign tax Legal Requirement.  Any amounts so deducted or withheld will be treated for all purposes of this Agreement and any other agreement entered into in connection with the Contemplated Transactions as having been paid to the Person in respect of which such deduction and withholding was made.  Notwithstanding anything to the contrary herein, compensatory payments to be made pursuant to this Agreement will be made through the payroll system of the applicable Group Company (or, with respect to Fresenius Managers, the Fresenius Affiliate that employs such Fresenius Manager), subject to applicable withholding.

3.                                      REPRESENTATIONS AND WARRANTIES REGARDING THE ACQUIRED COMPANIES AND THE AFFILIATED PRACTICES.

In order to induce the Buyer Parties to enter into and perform this Agreement and to consummate the Contemplated Transactions, the Company hereby represents and warrants to the Buyer Parties as of the date hereof and as of the Closing Date, as follows:

3.1.                            Organization.  Schedule 3.1 sets forth for each Group Company its name, jurisdiction of organization and any jurisdictions in which such Group Company is qualified to do business.  Each Group Company is (a) duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization and (b) duly qualified to do business and in good standing in each jurisdiction where such qualification is required, except where the failure to so qualify has not had, and is not reasonably likely to have, a Material Adverse Effect.  The Company has made available to the Buyer Parties true, accurate and complete copies of the organizational documents of each Group Company and the minute books of the Company and Sound Inpatient Physicians, Inc., a Delaware corporation (“SIP”), for each of the last three years which contain records of all meetings held of, and other actions taken by, the stockholders, members or other holders of Equity Interests in the Company or SIP and the boards of directors (or equivalent) of the Company and SIP.

3.2.                            Power and Authorization.  The execution, delivery and performance by the Company of this Agreement and each Ancillary Agreement to which it is (or will be) a party and the consummation of the Contemplated Transactions are within the power and authority of the Company and have been duly authorized by all necessary action on the part of the Company.  This Agreement and each Ancillary Agreement to which the Company is (or will be) a party (a) has been (or, in the case of Ancillary Agreements to be entered into at or prior to the Closing, will be) duly executed and delivered by the Company and (b) is (or, in the case of Ancillary Agreements to be entered into at or prior to the Closing, will be) a legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium and similar Legal Requirements affecting creditors’ rights and remedies generally, including the effect of Legal Requirements regarding fraudulent conveyances and preferential transfers and subject to the limitations imposed by general principles of equity (regardless whether such enforceability in considered in a proceeding at law or in equity) (such exceptions collectively, the “Enforceability Exceptions”).  Each Ancillary Agreement to be entered into at or prior to the Closing to which any other Group Company will be a party (i) will be duly executed and delivered by such Group Company and (ii) will be a legal, valid and binding obligation of such Group Company, enforceable against such Group Company in accordance with its terms, subject to the Enforceability Exceptions.  Each Group Company has the full power and authority necessary to own and use its material Assets and carry on the Business.

3.3.                            Authorization of Governmental Authorities.  Except as disclosed on Schedule 3.3, no action by (including any authorization, consent or approval), or in respect of, or filing with, or notice to, any Governmental Authority is required for, or in connection with, the valid and lawful (a) authorization, execution, delivery and performance by any Group Company of this Agreement and each Ancillary Agreement to which it is (or will be) a party or (b) consummation of the Contemplated Transactions by each Group Company.

3.4.                            Noncontravention.  Except as disclosed on Schedule 3.4, none of the execution, delivery or performance by a Group Company of this Agreement or any Ancillary Agreement to which it is (or will be) a party nor the consummation of the Contemplated Transactions will: (a) assuming the taking of any action by (including any authorization, consent or approval), or in respect of, or any filing with, any Governmental Authority, in each case, as disclosed on Schedule 3.3, violate any Legal Requirement applicable to a Group Company; (b) result in the modification, acceleration, termination, breach or violation of, or default under, or give rise to any right of acceleration or termination under any Contract of any Group Company, except where such modification, acceleration, termination, breach, violation, default or other event has not had and would not reasonably be expected to have a Material Adverse Effect; (c) require any action by (including any authorization, consent or approval) or in respect of (including notice to) any Person under any Contract of any Group Company, except where the failure to take such action has not had and would not reasonably be expected to have a Material Adverse Effect; (d) result in the creation or imposition of an Encumbrance upon, or the forfeiture of, any Asset, except where such result has not had and would not reasonably be expected to have a Material Adverse Effect; or (e) result in a breach or violation of, or default under, the organizational documents of any Group Company.  The Unitholder Consent satisfies all authorization, consent and approval requirements under the LLC Agreement and the DLLCA and no other authorization, consent or approval is required under the LLC Agreement or the DLLCA in connection with the execution, delivery or performance by the Company of this Agreement or any Ancillary Agreement to which it is (or will be) a party.

3.5.                            Capitalization of the Group Companies.

3.5.1.                  Schedule 3.5.1 sets forth as of the date hereof, (a) all of the outstanding Equity Interests of the Company and SIP, including, for all such Equity Interests issued or granted in respect of services, (i) the number and type or class of Equity Interests, (ii) the holder thereof, (iii) the date of grant, (iv) the distribution threshold or exercise price (if any), (v) the vesting schedule and/or other vesting provisions, including any accelerated vesting conditions, and (vi) whether a so-called 83(b) election was made with respect to the Equity Interest, and (b) the record and beneficial holders of all of the Equity Interests and the percentage owned by each such holder for each of the other Group Companies.  None of the Group Companies has violated (x) the 1933 Act, any state “blue sky” or securities laws, any other similar Legal Requirement or (y) any preemptive or other similar rights of any Person in connection with the issuance or redemption of any of its Equity Interests.  No Group Company holds any Equity Interests in treasury other than the Class B Units to be acquired by the Company in the Pre-Closing Repurchase.  All of the outstanding Equity Interests of the Group Companies (A) as of the date hereof, are held of record and beneficially owned by the Persons and in the respective amounts or percentages set forth in Schedule 3.5.1 and (B) as of immediately prior to the Closing, will be held of record and beneficially owned by the Persons and in the respective amounts or percentages set forth in the updated version of Schedule 3.5.1 delivered to the Buyer Parties in accordance with Section 2.7.

3.5.2.                  All of the outstanding Equity Interests of each Group Company have been duly authorized and validly issued subject to the disclosure set forth in Schedule 3.5.2.

3.5.3.                  Except as set forth in Schedule 3.5.3, all Equity Interests of the Group Companies qualify for the Tax and accounting treatment afforded to such Equity Interests in the Group Companies’ Tax Returns and financial statements, respectively.

3.5.4.                  Except as disclosed on Schedule 3.5.4: (a) there are no preemptive rights or other similar rights in respect of any Equity Interests in any Group Company, (b) except as imposed by applicable securities laws, there are no Encumbrances on, or other Contracts relating to, the ownership, transfer or voting of any Equity Interests in any Group Company, or otherwise affecting the rights of any holder of the Equity Interests in any Group Company, (c) except for the Contemplated Transactions, there is no Contract, or provision in the organizational documents of any Group Company which (i) obligates it to purchase, redeem or otherwise acquire, or make any payment (including any dividend or distribution) in respect of or based on the value of, any Equity Interests in any Group Company or (ii) obligates it to purchase, redeem or otherwise acquire, or to sell or dispose of, any Equity Interests of any Person, (d) there are no existing rights with respect to registration under the 1933 Act of any Equity Interests in any Group Company and (e) there are no appraisal rights, dissenters’ rights or similar rights with respect to the Equity Interests of any Group Company that will be implicated by the Contemplated Transactions.

3.5.5.                  Except as disclosed on Schedule 3.5.5, no Group Company directly or indirectly owns or controls any Equity Interest in any other Person (other than another Group Company).

3.6.                            Financial Matters.

3.6.1.                  Financial Statements.  Attached to Schedule 3.6.1 are copies of each of the following:

(a)                                 the audited consolidated balance sheets of the Company and its subsidiaries as of December 31, 2017 (the “Audited Balance Sheet” and the date thereof, the “Audited Balance Sheet Date”), December 31, 2016, December 31, 2015 and December 31, 2014, and the related audited consolidated statements of income, cash flow and changes in stockholders’ equity of the Company and its subsidiaries for the fiscal years then ended, accompanied by any notes thereto and the reports of the Company’s independent accountants with respect thereto (collectively, the “Audited Financials”); provided, that the Audited Financials for the year ended December 31, 2014 are for the period from July 1, 2014 to December 31, 2014; and

(b)                                 the unaudited consolidated balance sheet of the Company and its subsidiaries as of February 28, 2018 (the “Most Recent Balance Sheet” and the date thereof, the “Most Recent Balance Sheet Date”), and the related unaudited consolidated statement of income and cash flow of the Company and its subsidiaries for the two (2) month period then ended (the financial statements referred to in this subsection (b), collectively, the “Interim Financials” and, together with the Audited Financials and the Update Financials furnished to the Buyer Parties pursuant to Section 5.6.2, the “Financials”).

3.6.2.                  Compliance with GAAP, etc.  Except as disclosed on Schedule 3.6.2, the Financials (including any notes thereto) (a) are accurate and complete in all material respects and were prepared in accordance with the books and records of the Group Companies (which books and records are accurate and complete in all material respects and represent actual, bona fide transactions), (b) have been prepared in accordance with GAAP, consistently applied (subject, in the case of the Interim Financials and Update Financials, to normal year-end audit adjustments, the effect of which will not, individually or in the aggregate, be materially adverse and the absence of notes that, if presented, would not, individually or in the aggregate, be materially adverse) and (c) fairly present in all material respects the consolidated financial position of the Group Companies as at the respective dates thereof and the consolidated results of the operations of the Group Companies and changes in financial position for the respective periods covered thereby.

3.7.                            Absence of Undisclosed Liabilities.  No Group Company has any material Liabilities except for (a) Liabilities set forth on the face of the Audited Balance Sheet, (b) Liabilities incurred in the Ordinary Course of Business since the Audited Balance Sheet Date (none of which results from, arises out of, or relates to any tort or infringement or breach or violation of, or default under, a Contract or Legal Requirement) and (c) Liabilities set forth on Schedule 3.7.

3.8.                            Absence of Certain Developments.  Since the Audited Balance Sheet Date through the date hereof, the Business has been conducted in the Ordinary Course of Business and, except for the matters disclosed on Schedule 3.8:

3.8.1.                  no Group Company has (a) amended its organizational documents, (b) amended any term of its Equity Interests or (c) except for the issuances or grants of Equity Interests of the Company set forth on Schedule 3.5.1, issued, sold, granted, or otherwise disposed of or entered into a Contract for the disposition of, any Equity Interests;

3.8.2.                  no Group Company has become liable in respect of any guarantee or has incurred, assumed or otherwise become liable in respect of any Borrowed Debt, except for borrowings in the Ordinary Course of Business under credit facilities in existence on the Most Recent Balance Sheet Date;

3.8.3.                  no Group Company has permitted any of its Assets to become subject to an Encumbrance other than a Permitted Encumbrance or sold, leased, licensed or otherwise disposed of any of its material Assets, or failed to take necessary action to maintain any of its material Assets, except for the sale of inventory in the Ordinary Course of Business;

3.8.4.                  no Group Company has (a) made any declaration, setting aside or payment of any dividend or other distribution with respect to, or any repurchase, redemption or other acquisition of, any of its Equity Interests, (b) purchased, redeemed or otherwise acquired any of its Equity Interests or (c) entered into, or performed, any transaction with a Seller Party or any Affiliate of a Seller Party (other than Compensation payments and issuances of Class B Units made in the Ordinary Course of Business);

3.8.5.                  no Group Company has directly or indirectly increased the Compensation payable, paid or owed, whether conditionally or otherwise, to: (a) any current or former (i) non-executive employee or (ii) independent contractor, in each case other than in the Ordinary Course of Business with respect to (A) physicians, to the extent such increase is not, individually or in the aggregate, material or (B) any of the foregoing individuals in clauses (i) and (ii) whose annualized Compensation does not exceed $250,000 after giving effect to such increase; (b) any current or former (i) executive employee, (ii) officer, or (iii) director; or (c) any Affiliate of a Seller Party;

3.8.6.                  no Group Company has made any loan or advance to, or guarantee for the benefit of, any Person (other than another Group Company and other than payroll, relocation or sign-on advances to an employee in the Ordinary Course of Business);

3.8.7.                  no Group Company has hired, engaged, or terminated the employment or engagement of, any officer, director, employee or independent contractor who earns or will earn (or prior to such termination, did earn) annualized Compensation in excess of $250,000, other than (i) “at will” engagements that may be terminated by any Group Company upon 30 days or less advance notice without incurring any Liability or (ii) any hiring or termination in the Ordinary Course of Business of a physician serving primarily in the role of a clinician or as a regional medical officer, regional medical director or chief hospitalist;

3.8.8.                  no Group Company has negotiated, entered into, amended or extended any Contract with a Union;

3.8.9.                  no Group Company has made any material change in any method of accounting or accounting practices or policies or reversed any material accruals or reserves (whether or not in the Ordinary Course of Business);

3.8.10.           no Group Company has experienced the occurrence of any material, physical loss, destruction, damage or eminent domain taking (in each case, whether or not insured) affecting the Business or any material Asset or has terminated or closed any Facility, business or operation;

3.8.11.           no Group Company has adopted, established, amended, modified or terminated any Company Plan (or plan, program, agreement, policy or arrangement that would be a Company Plan if in effect on the date hereof), except as required by the terms of any Company Plan or applicable Legal Requirements;

3.8.12.           there has not been any amendment or other modification (or agreement to do so), material breach, or material violation of the terms of, any of the IP Contracts, other than amendments or modifications that are in the Ordinary Course of Business or that are not material;

3.8.13.           except as reflected in the Financials, no Group Company has paid, discharged, settled, satisfied, waived, released, assigned or compromised any material Action or any material Debt, other than trade payables and overpayments in the Ordinary Course of Business;

3.8.14.           no Group Company has entered into any agreement or commitment relating to capital expenditures exceeding $250,000 individually or $1,000,000 in the aggregate;

3.8.15.           no Group Company has terminated any Contract that, if not so terminated, would be a Disclosed Contract;

3.8.16.           no Group Company has acquired (including by merger, consolidation, or acquisition of stock or assets) any Equity Interest in any Person or any division thereof or any material assets, other than acquisitions of assets in the Ordinary Course of Business;

3.8.17.           no Group Company has received notice from applicable regulators of restrictions on its ability to participate in any Federal Health Care Program;

3.8.18.           no Group Company has entered into any commitment to do any of the things referred to elsewhere in this Section 3.8; and

3.8.19.           no event or circumstance has occurred which has had, or is reasonably likely to have, a Material Adverse Effect.

3.9.                            Debt.

3.9.1.                  None of the Group Companies has any Liabilities in respect of Borrowed Debt except as set forth on Schedule 3.9.1.  For each item of Borrowed Debt, Schedule 3.9.1 correctly sets forth the debtor, the outstanding principal amount of the Borrowed Debt as of the date hereof, the creditor, the maturity date, and the collateral, if any, securing the Borrowed Debt.  Except as set forth on Schedule 3.9.1, no Group Company has any Liability in respect of a guarantee of any Liability of any other Person (other than another Group Company).

3.9.2.                  None of the Group Companies has any Liabilities in respect of Compensation for services performed or in respect of any deferred compensation plan, in each case, except as set forth on Schedule 3.9.2 or as included in Net Working Capital.

3.9.3.                  None of the Group Companies has any Liabilities in respect of the deferred purchase price of property, goods or services (other than trade payables or accruals incurred in the Ordinary Course of Business, but including any deferred purchase price Liabilities, earnouts, contingency payments, installment payments, seller notes, promissory notes, or similar Liabilities), in each case, except as set forth on Schedule 3.9.3 or pursuant to agreements permitted by Section 5.1.2.

3.10.                     Ownership of Assets; Sufficiency.  The Group Companies have sole and exclusive, good and marketable title to, or, in the case of property held under a lease or other

Contract, a sole and exclusive, enforceable leasehold interest in, or right to use, all of the material tangible personal property used in the Business.  The Assets comprise all of the assets, properties and rights of every type and description used in or necessary to the conduct of the Business as conducted by the Group Companies and are adequate and sufficient to conduct the Business as conducted by the Group Companies.  All material tangible assets of the Group Companies are adequate and fit to be used for the purposes for which they are currently used in the manner they are currently used, are in adequate operational working order, operating condition and state of repair (ordinary wear and tear excepted), and have been installed, serviced and maintained in accordance with industry standards and in a manner that would not void or limit the coverage of any warranty thereon.  Except as disclosed on Schedule 3.10, none of the real or personal property of the Group Companies is subject to any Encumbrance other than any Permitted Encumbrance.

3.11.                     Real Property.

3.11.1.           The Group Companies do not currently own any real property and any real property previously owned by the Group Companies is set forth on Schedule 3.11.1.  Schedule 3.11.1 sets forth a true, correct and complete list, including addresses, of each leasehold interest in real property leased, subleased, or licensed by, or for which a right to use or occupy has been granted to, any of the Group Companies, other than rights to use space in hospitals under a services agreement with the hospital (the “Leased Real Property”).  Schedule 3.11.1 also identifies with respect to each Leased Real Property, each lease, sublease, license or other Contract under which such Leased Real Property is occupied or used, including the date of and legal name of each of the parties to such lease, sublease, license or other Contract (the “Real Property Leases”).  Schedule 3.11.1 will be deemed to include any such real property leases, subleases, licenses or rights to use or occupy that are entered into by a Group Company between the date hereof and the Closing in compliance with Section 5.1 for which the foregoing information is delivered by the Company to the Buyer Parties.

3.11.2.           Except as set forth on Schedule 3.11.2, the Group Companies have a valid and enforceable leasehold interest in and to each of the Leased Real Properties, free and clear of all Encumbrances created by a Group Company other than Permitted Encumbrances.  The Company has made available to the Buyer Parties accurate and complete copies of the Real Property Leases, in each case as amended or otherwise modified and in effect, together with extensions related thereto.

3.11.3.           The current use of the Leased Real Property is, in all material respects, in accordance with the certificates of occupancy relating thereto and the terms of any Permits relating thereto.  The Leased Real Property and its current use, occupancy and operation by the Group Companies and the Facilities located thereon do not (a) constitute a nonconforming use or structure under, and are not in material breach or violation of, or default under, any applicable building, zoning, subdivision or other land use or similar Legal Requirements, or (b) otherwise violate or conflict, in any material respect, with any covenants, conditions, restrictions or other Contracts, including the requirements of any applicable Encumbrances thereto.

3.11.4.           There is no pending or, to the Company’s Knowledge, threatened appropriation, condemnation or similar Action affecting the Leased Real Property.

3.11.5.           Each Facility on the Leased Real Property is supplied with utilities and other services necessary for the operation of such Facility as the same is currently operated or currently proposed to be operated.

3.11.6.           The Facilities, including all buildings, structures, equipment and improvements that are located on or constitute part of the Leased Real Property, are in adequate operating condition and repair (subject to normal wear and tear), and are suitable, adequate and sufficient in all material respects for the purposes for which such Facilities are used.

3.11.7.           Except as set forth on Schedule 3.11.7, no Group Company is obligated under any outstanding options, rights of first offer or rights of first refusal to purchase any Leased Real Property or any portion thereof or interest therein and no Group Company has guaranteed the obligations of any tenant or subtenant under any Real Property Lease or sublease.

3.12.                     Intellectual Property.

3.12.1.           Company IP.  Schedule 3.12.1 sets forth a list of all registered, or applications to register, Intellectual Property Rights owned by the Group Companies and except as disclosed on Schedule 3.12.1, the Group Companies are the exclusive owners of and possess all right, title and interest in such Intellectual Property Rights, free and clear of all Encumbrances (other than Permitted Encumbrances), and all such Intellectual Property Rights are valid, subsisting and enforceable and are not subject to any title, validity or enforceability challenge.  Except for the Intellectual Property Rights licensed by the Group Companies under the Outbound IP Contracts identified on Schedule 3.12.3 and to the extent provided in such Outbound IP Contracts, no Person has any right or license to use the material Intellectual Property Rights owned by the Group Companies and no material Technology owned by the Group Companies is outside the Group Companies’ possession, custody or control.

3.12.2.           Infringement.  Except as disclosed on Schedule 3.12.2, the conduct of the Business and the use of any Intellectual Property Rights of the Group Companies has not infringed, misappropriated, or otherwise conflicted with any other Person’s Intellectual Property Rights.  Except as disclosed on Schedule 3.12.2, to the Company’s Knowledge, (a) none of the Group Companies nor any Predecessor has been alleged to or accused of interfering with, infringing upon, diluting, misappropriating, or otherwise violating any Intellectual Property Rights of any Person or has received any charge, complaint, claim, demand, or notice alleging interference, infringement, dilution, misappropriation, or violation of the Intellectual Property Rights of any Person (including any invitation to license or request or demand to refrain from using any Intellectual Property Rights of any Person) and (b) no Person is or has interfered with, infringed upon, diluted, misappropriated, or violated any Intellectual Property Rights of any Group Company.

3.12.3.           IP Contracts.  Schedule 3.12.3 identifies each agreement (a) under which a Group Company uses or licenses an item of Technology or Intellectual Property Rights that any Person besides a Group Company owns other than standard nondisclosure agreements entered into in the ordinary course of the Group Company’s business (the “Inbound IP Contracts”) other than Off-the-Shelf Software, (b) under which a Group Company has granted any Person any right or interest in Intellectual Property Rights of any Group Company including any right to use any item of any Group Company’s Technology, other than standard nondisclosure agreements entered into in the ordinary course of the Group Company’s business (the “Outbound IP Contracts”) and (c) that otherwise affects, in any material respect, any Group Company’s use of or rights in Intellectual Property Rights other than standard nondisclosure agreements entered into in the ordinary course of the Group Company’s business (such contracts, together with the Inbound IP Contracts and the Outbound IP Contracts, the “IP Contracts”).  Schedule 3.12.3 will be deemed to include any such agreements that are entered into by a Group Company between the date hereof and the Closing in compliance with Section 5.1 and a copy of which has been delivered by the Company to the Buyer Parties.  For the purposes of the foregoing, “Off-the-Shelf Software” means software, other than open source software, obtained from a third party (i) on general commercial terms and that continues to be widely available on such commercial terms, (ii) that is not distributed with or incorporated in any product or services of any Group Company, (iii) that is used for business infrastructure or other internal purposes and (iv) that was licensed for annual payments of less than $100,000 per year.

3.12.4.           Source Code.  The Group Companies are in actual possession of (a) the source and object code for all material software owned by the Group Companies and material to the Business, (b) the object code for all licensed software, and (c) all documentation and know-how required for the use and revision of the software used by the Group Companies, or that is being designed or developed for use, in the Business.  Except as set forth in Schedule 3.12.4, the Group Companies have not disclosed the source code to any material software owned by any of the Group Companies to any third party, and no Person (other than the Group Companies) is in possession of, or has the right to obtain possession of, any source code for any material software owned by the Group Companies.

3.12.5.           Open Source Software.  No Intellectual Property Rights are used by any Group Company in a manner that would require any portion of the Group Company’s Intellectual Property Rights to be disclosed, delivered, distributed, licensed or otherwise made available in source code form.

3.12.6.           Information Technology.  The Group Companies have sufficient rights to use all computer systems, network connectivity, communication equipment, and other Technology necessary for the operations of the Business (its “Systems”).  The systems are sufficient in all material respects for the operation of the Business.  In the past twenty-four (24) months, there has been no material failure or other material substandard performance of any Systems.  The Group Companies have taken commercially reasonable steps to provide for the backup and recovery of data and information and commercially reasonable disaster recovery plans, procedures and facilities and, as applicable, have taken commercially reasonable steps to implement such plans and procedures.  None of the Group Companies is in material breach of any of its agreements relating to the Systems.  The consummation of the transactions contemplated hereby will not result in the material loss or impairment of any Group Company’s rights in any Intellectual Property Rights or Systems.

3.12.7.           Confidentiality and Invention Assignments.  The Group Companies have maintained commercially reasonable practices to protect the confidentiality of the Group Companies’ confidential information and trade secrets and, except as disclosed on Schedule 3.12.7, have required any employee, independent contractor or other third party with access to a Group Company’s confidential information to execute enforceable contracts requiring them to maintain the confidentiality of such information and use such information only for the benefit of the Group Companies.  Except as disclosed on Schedule 3.12.7, all current and former employees and independent contractors of the Group Companies who contributed to the development of the Intellectual Property Rights owned or purported to be owned by the Group Companies, have executed agreements that assign to a Group Company all such Person’s respective rights to any Technology relating to the Business, including all Intellectual Property Rights.

3.12.8.           Privacy and Data Security.

(a)                                 The Group Companies’ use, collection, disclosure, access, maintenance, transmission, protection, dissemination, processing and destruction (collectively, “Data Handling”) of any Sensitive Data is and has been in material compliance with all applicable Legal Requirements, except as provided in Schedule 3.12.8, and Contracts applicable to any Group Company or to which any Group Company is bound, and is, in any event, reasonable.  Each Group Company has all necessary authority, consents and authorizations relating to its Data Handling of any Sensitive Data in its possession or under its control in connection with the operation of such Group Company.  The Group Companies maintain policies and procedures regarding data security, privacy and the use of data, and maintain administrative, technical, and physical safeguards to protect personally-identifiable information in material compliance with all applicable Legal Requirements and Contracts applicable to any Group Company or to which any Group Company is bound.  Except as provided in Schedule 3.12.8, all transmission, disclosure and dissemination of Sensitive Data by the Group Companies occurs in an encrypted manner.  Sensitive Data are not transmitted or otherwise provided to a third party by the Group Companies except by a secure, encrypted means and subject to a requirement that the recipient treat any such Sensitive Data securely as required by Legal Requirements.

(b)                                 Except as provided in Schedule 3.12.8(b), during the prior six (6) years, Data Handling of Sensitive Data by the Group Companies has not resulted in, and any Sensitive Data in the custody, possession or control of the Group Companies has not been, lost, inappropriately accessed, misappropriated, misused or compromised.  Except as provided in Schedule 3.12.8(b), during the prior six (6) years, there have been no material breaches of or lapses in the security of any software, Systems or facilities of the Group Companies or of any communications means or interface with any products, services or information technology systems of the Group Companies, and those products, services and Systems have not experienced any material unpermitted intrusions or been adversely affected by any denial-of-services attacks.  No Actions are pending, or to the Company’s Knowledge, threatened, against any of the Group Companies as of the date hereof with respect to data security or data privacy practices.

(c)                                  To the Company’s Knowledge, (i) no Group Company is engaging in or has engaged in unfair competition or trade practices or any false, deceptive, unfair or misleading advertising or promotional practices under the Legal Requirements of any jurisdiction in which such Group Company operates, and (ii) no Group Company has received any notification, or to the Company’s Knowledge, has been subject to any investigation by the United States Federal Trade Commission or any other government authority regarding such Group Company’s services, advertising or promotional practices.

(d)                                 Except as set forth on Schedule 3.12.8(d), during the prior six (6) years, none of the Group Companies has been subject to a “Breach” of “Unsecured Protected Health Information” as such terms are defined at 45 C.F.R. § 164.402 or any state data breach notification laws.  To the Company’s Knowledge, the Group Companies have not received any written or oral claim or notice from any Governmental Authority, alleging or referencing the investigation of any breach, violation of its Information Systems, as defined under HIPAA, or the improper use, disclosure or access to any personally-identifiable information in its possession, custody or control.  Except as set forth on Schedule 3.12.8(d), none of the Group Companies, to the Company’s Knowledge, are under investigation by any Governmental Authority for a violation of Legal Requirements relating to privacy and data security or other applicable federal or state personal information privacy and security laws, including receiving any notices from the United States Department of Health and Human Services Office for Civil Rights, relating to any such violations.

(e)                                  True and complete copies of all template “Business Associate Agreements” used by any Group Company or Affiliated Practice have been made available to the Buyer Parties along with a list of all of the Group Companies’ Business Associates, as defined under HIPAA.  Except as provided on Schedule 3.12.8(e), the Group Companies are not now and have not in any of the prior three (3) years been in material breach of any Business Associate Agreement, and to the Company’s Knowledge, no Business Associate is or has been in material breach of any Business Associate Agreement during the prior three (3) years.

3.13.                     Legal Compliance; Healthcare Matters.

3.13.1.           Except as set forth on Schedule 3.13.1: (a) each Group Company is in compliance with and no Group Company is in breach or violation of, or default under, and has not at any time during the previous three (3) years been in breach or violation of, or default under (i) its organizational documents in any respect or (ii) any Government Orders applicable to a Group Company or any Assets owned by any Group Company in any respect; and (b) each Group Company is in material compliance with and no Group

Company is in material breach or violation of, or default under, and has not at any time during the previous three (3) years been in material breach or violation of, or default under any Legal Requirement which regulates its operations, activities, or services or relates to the employment or engagement of its service providers, in each case, nor, to the Company’s Knowledge, is there a reasonable basis which would constitute such a breach, violation or default, including:

(a)                                 making or causing to be made a false statement or representation of a material fact in any application for any benefit or payment;

(b)                                 making or causing to be made a false statement or representation of a material fact for use in determining rights to any benefit or payment;

(c)                                  soliciting or receiving any remuneration (including any kickback, bribe, rebate, payoff, influence payment or inducement) by the Group Companies or any of their respective owners, directors, officers, employees or independent contractors (in their capacity as such with respect to the Business), directly or indirectly, overtly or covertly, in cash or kind (i) in return for referring an individual to a Person for the furnishing or arranging for the furnishing of any item or service for which payment may be made in whole or in part under any federal health care program, as such term is defined in 42 U.S.C. § 1320a-7b(f) and as amended from time to time through the date hereof, including Medicare, state Medicaid programs, and TRICARE (each a “Federal Health Care Program” and, collectively, “Federal Health Care Programs”) or any state health care program; or (ii) in return for purchasing, leasing, ordering, arranging or arranging for or recommending purchasing, leasing or ordering any good, facility, service or item for which payment may be made in whole or in part under any Federal Health Care Program or any state health care program or to obtain or maintain favorable treatment in securing business in violation of any applicable Legal Requirement;

(d)                                 offering or paying any remuneration (including any kickback, bribe, rebate, payoff, influence payment or inducement) by the Group Companies or any of their respective owners, directors, officers, employees or independent contractors (in their capacities as such with respect to the Business), directly or indirectly, overtly or covertly, in cash or in kind, to any Person to induce such Person (i) to refer an individual to a Person for the furnishing or arranging for the furnishing of any item or service for which payment may be made in whole or in part under a Federal Health Care Program or any state health care program, or (ii) to purchase, lease, order, arrange for or recommend purchasing, leasing or ordering any good, facility, service or item for which payment may be made in whole or in part under a Federal Health Care Program or any state health care program or to obtain or maintain favorable treatment in securing business in violation of any applicable Legal Requirement, unless such offer or payment fully complies with applicable statutory or regulatory safe harbors;

(e)                                  entering into any impermissible “financial relationship” in violation of the Federal Physician Self-Referral (Stark) Law (42 U.S.C. § 1395nn) or similar state statues or regulations or accepting referrals from physicians that do not otherwise comply with the Federal Anti-Kickback Statute (42 U.S.C. § 1320a-7b(b)) or

similar state statues or regulations.  For purposes of this 3.13.1(e), the term “financial relationship” has the meaning given in 42 U.S.C. §1395nn(a)(2) of the Federal Physician Self-Referral Law; or

(f)                                   any other activity that violates in any material respect any state or federal Legal Requirement relating to prohibiting fraudulent or abusive practices connected with the provision of health care items or services or the billing for such items or services provided to a beneficiary of any Federal Health Care Program or state health care program.

3.13.2.           Notices and Filings.  Each Group Company has timely filed during the past three (3) years all material reports, statements, documents, registrations, filings, and submissions required to be filed by it under applicable Legal Requirements.  Each of such filings were materially complete, correct and in compliance with applicable Legal Requirements and no material deficiencies or material Liabilities exist or have been asserted by any Governmental Authority with respect thereto.  In the past three (3) years, no written notices have been received by, and no claims have been filed against, any Group Company alleging a material violation of any Legal Requirement, and, to the Company’s Knowledge, except as set forth on Schedule 3.13.2, no Group Company has been subject to any material adverse inspection, finding, investigation, penalty assessment, audit or other compliance or enforcement action.

3.13.3.           Compliance Program.

(a)                                 The Company has made available to the Buyer Parties a true and complete copy of the Group Companies’ material current compliance program materials, including all material program descriptions, compliance officer and committee descriptions, ethics and risk area policy materials, training and education materials, billing and coding policies and procedures, auditing and monitoring protocols, reporting mechanisms and disciplinary policies.  Each Group Company has conducted its operations in the past three (3) years in accordance with its respective compliance programs in all material respects during the applicable period for which such compliance program was in effect.  Any and all material issues brought to the attention of the compliance officer and/or the appropriate committees of the Group Companies in the past three (3) years have been investigated and corrective actions taken in material compliance with applicable Legal Requirements and the Group Companies’ compliance programs.

(b)                                 Except as set forth on Schedule 3.13.3(b), none of the Group Companies or any direct owner, officer or director of the Group Companies (in each case in their capacity as such in connection with the Business), (i) is a party to, or bound by, any order, individual integrity agreement, corporate integrity agreement, deferred prosecution agreement, consent decree, settlement agreement, written corrective action plan or similar agreement or consent order with the Office of Inspector General of the Department of Health and Human Services (the “OIG”) or any other Governmental Authority concerning compliance with any Legal Requirements, (ii) has reporting obligations pursuant to any settlement agreement entered into with any Governmental Authority, (iii) to the Company’s Knowledge, is or has been within the past three (3)

years the subject of any Federal Health Care Program or any state health care program investigation conducted by any federal or state enforcement agency, (iv) is or has been a defendant or named party in any legal proceeding under any federal or state whistleblower statute, including under the False Claims Act of 1863 (31 U.S.C. § 3729 et seq.) (other than by reason of a sealed complaint of which such Group Company may have no knowledge), (v) within the past three (3) years has been served with or received any search warrant, subpoena, civil investigation demand, contact letter, or, to the Company’s Knowledge, telephone or personal contact (solely with respect to any such telephone or personal contact, outside the Ordinary Course of Business) by or from any federal or state enforcement agency (except in connection with medical services provided to third parties who may be defendants or the subject of investigation into conduct unrelated to the Business) or (vi) within the past three (3) years has received any complaints through any Group Company compliance “hotline” from employees, independent contractors, vendors, physicians, customer patients, or any other Persons that would reasonably be considered to indicate that any Group Company or any of its Affiliates has violated, or is currently in violation of, in any material respect, any applicable laws, rules, regulations, codes, ordinances, and applicable orders of any Governmental Authority.

(c)                                  For purposes of this Agreement, the term “compliance program” refers to provider programs of the type described in the compliance guidance published by the OIG.

3.13.4.           Healthcare Professionals.

(a)                                 For the three (3) years immediately preceding the Closing Date or, if shorter, since such Person was hired by or began providing services on behalf of a Group Company, through and including the Closing Date, each physician, physician assistant, registered nurse or similar person employed by or providing services on behalf of the Group Companies (each, a “Healthcare Professional”), during the term of their employment or engagement by the Group Companies, has been duly licensed or certified and credentialed, as applicable, pursuant to applicable Legal Requirements and has held such medical staff privileges as required by any hospital or other healthcare entity (in each case for any periods in which services were provided by such Healthcare Professionals on behalf of the Group Companies) and such licenses, certifications or medical staff privileges have not been suspended, revoked or restricted in any material manner.

(b)                                 Except as set forth on Schedule 3.13.4, no Healthcare Professional during the period described in Section 3.13.4(a) above and while providing services on behalf of a Group Company (i) has been convicted, under federal or state Legal Requirements, of a criminal offense related to (A) the neglect or abuse of a customer’s patient in connection with the delivery of a healthcare item or service; or (B) a health care item or service under the Payment Programs; (ii) is currently, or has ever been, found to have, either civilly (in any material respect) or criminally, violated any Legal Requirements governing Federal Health Care Programs; (iii) has been excluded or suspended from participation in any Federal Health Care Program; (iv) has been party to any material Action instituted by any hospital or other healthcare entity, licensure board or Governmental Authority; (v) to the Company’s Knowledge, has had any dependency on controlled substances or any dependency on alcohol or any participation in any rehabilitation or treatment program related to any of the foregoing; or (vi) failed to comply in any material respect with any Payment Program requirements.

(c)                                  No Group Company nor any of their respective directors, officers, employees or independent contractors is currently, or in the past five (5) years has been, listed on the OIG’s List of Excluded Individuals/Entities (“LEIE”) database or the General Services Administration’s System for Award Management (“SAM”) as being excluded or debarred from participation in any Federal Health Care Program.  The Group Companies have and do maintain procedures to screen all directors, officers, employees and independent contractors against the LEIE and SAM databases no less frequently than once per calendar quarter.

3.13.5.           Illegal Payments, etc.  In the conduct of the Business, no Group Company nor any Representatives acting on behalf of a Group Company have (a) directly or indirectly, given, or agreed to give, any illegal gift, contribution, payment or similar benefit to any supplier, customer, governmental official or employee or other Person who was, is or may be in a position to help or hinder a Group Company (or assist in connection with any actual or proposed transaction) or made, or agreed to make, any illegal contribution, or reimbursed any illegal political gift or contribution made by any other Person, to any candidate for federal, state, local or foreign public office or (b) established or maintained any unrecorded fund or asset or made any false entries on any books or records for any purpose.

3.13.6.           Permits and Licenses.  Each Group Company has been duly granted all material Permits under all Legal Requirements necessary for the conduct of the Business, including active approvals to bill Federal Health Care Programs and the lawful occupancy, use and operation of the Leased Real Property.  Schedule 3.13.6 describes each such Permit affecting, or relating to, the Assets or the Business together with the Governmental Authority or other Person responsible for issuing such Permit and the expiration date of each such Permit.  Except for any Permits marked with an asterisk (*) on Schedule 3.13.6, (a) such Permits are valid and in full force and effect, (b) no Group Company is in material breach or violation of, or material default under, any such Permit, and, to the Company’s Knowledge, no basis exists which, with notice or lapse of time or both, would constitute any such breach, violation or default or give any Governmental Authority grounds to suspend, revoke or terminate any such Permit and (c) such Permits will continue to be valid and in full force and effect on identical terms immediately following the consummation of the Contemplated Transactions.  Except as disclosed on Schedule 3.13.6, no Group Company has received any written notice or communication from any Governmental Authority regarding any violation of any Permit listed on Schedule 3.13.6.  There has never been any material Action by or from any Governmental Authority against any of the Group Companies or involving any Permit listed on Schedule 3.13.6 and, to the Company’s Knowledge, no such material Action is threatened.

3.13.7.           Compliance with Federal Health Care Programs.

(a)                                 Except as set forth on Schedule 3.13.7(a), each Group Company is, and for the past three (3) years has been, in compliance in all material respects with applicable requirements of all Payment Programs in which such Group Company participates.  Except as set forth in Schedule 3.13.7(a), there are no pending or, to the Company’s Knowledge, threatened actions relating to any of the Group Companies’ participation in any Payment Program, other than the settlement of overpayments that are not material and that do not threaten any Group Company’s participation in any Payment Program.  Except as set forth in Schedule 3.13.7(a), within the last three (3) years there has been no material pending or, to the Company’s Knowledge, threatened (a) audit, claims review, recoupment, refund, set-off, challenge, suit or other penalty action or proceeding against any of the Group Companies pursuant to any Payment Program or any Legal Requirement related thereto, other than in the Ordinary Course of Business, or (b) voluntary disclosure or repayment to any Governmental Authority or Payment Program other than repayments occurring in the Ordinary Course of Business which are not material in nature.  Except as set forth in Schedule 3.13.7(a), no Governmental Authority or Payment Program has imposed a fine, penalty or other sanction on any of the Group Companies at any time during the past three (3) years, and none of the Group Companies or any of their Affiliates has been excluded or suspended from participation in any Payment Program.

(b)                                 Except as set forth in Schedule 3.13.7(b) and except for overpayments received that are not material, no Group Company has received an overpayment from any Governmental Authority or third party payor, including any intermediary or carrier of any Payment Program, which has not been repaid or is not in the process of being repaid in accordance with all applicable requirements, including Legal Requirements, to such Governmental Authority or third party payor.  Except as set forth in Schedule 3.13.7(a), each Group Company is, and for the past three (3) years has been, in compliance, in all material respects, with the rules and policies of each Payment Program in which such Group Company participates, including all rules and policies pertaining to billing, coding, reimbursement and documentation requirements.  Each Group Company is, and for the past three (3) years has been, in material compliance with its respective patient grievance programs and no “balance” billing has been done by any Group Company unless explicitly permitted by Contract or other Legal Requirements (i.e., no billing of patients for balances due in excess of payments by Payment Programs where such billing is prohibited by the terms of Payment Program contracts of any Group Company or applicable Legal Requirement).

(c)                                  The Company has made available to the Buyer Parties true and complete copies of all material surveys, reviews or audits of any Group Company that are in the possession of a Group Company, including any surveys, reviews or audits conducted by any Governmental Authority or third party payor, during the past three (3) years, including any written statements of deficiencies and plans of correction.

3.13.8.           Violations.

(a)                                 None of the Group Companies or, while associated or affiliated with the Group Companies, any direct owner, officer, director or employee of the Group Companies (in each case in their capacity as such with respect to the Business): (i) in the past three (3) years has been charged with or convicted of any criminal offense relating to the delivery of an item or service under any Federal Health Care Program or state health care program; (ii) in the past three (3) years has been debarred, excluded or suspended from or otherwise rendered ineligible for participation in any Federal Health Care Program or state health care program (with respect to employees, for any period while providing services on behalf of a Group Company); (iii) in the past three (3) years has had a civil monetary penalty assessed against it, him or her under Section 1128A of the Social Security Act; (iv) is currently listed on the General Services Administration’s SAM list of parties excluded from federal procurement programs and non-procurement programs or on the OIG’s LEIE-database; or (v) to the Company’s Knowledge, is the target or subject of any current investigation by any Governmental Authority that has resulted in or could result in such debarment, exclusion or suspension; nor have any of the Group Companies or any of their respective owners, directors, officers, employees or independent contractors (in each case in their capacity as such with respect to the Business) received notice of any impending or potential exclusion or listing; nor have any of the Group Companies or any of their respective owners, directors, officers, employees or independent contractors (in each case in their capacity as such with respect to the Business) committed any act, nor has the Business been conducted in a way, that would reasonably be expected to result in exclusion or listing.  Except as set forth on Schedule 3.13.8, none of the Group Companies has been subject to sanction pursuant to 15 U.S.C. § 41 et seq. or 42 U.S.C. § 1320a-7a or 1320a-8, or been charged with or convicted of a crime described at 42 U.S.C. § 1320a-7b, and no such sanction or proceeding is pending or, to the Company’s Knowledge, threatened.  There are no restrictions imposed by any Governmental Authority upon the Business, or any activities or services of any Group Company that would prevent such Group Company from operating as it currently operates.  To the Company’s Knowledge, no Group Company is a defendant or named party in any unsealed qui tam/False Claims Act litigation.

3.13.9.           The Group Companies have complied with their respective obligations and reporting requirements under the CIA, including with respect to the Independent Review Organization (“IRO”), and no fines or penalties have been imposed, or have been threatened to be imposed, by the OIG in connection with compliance by the Group Companies with the CIA.  The Company has made available to the Buyer Parties true and complete copies of the Implementation Report and all Annual Reports, Claims Review Reports, Unallowable Cost Review Report and Systems Review Reports and any other material notification or correspondence received by the OIG or IRO related to compliance with the CIA.

3.14.                     Tax Matters.

3.14.1.           Each Group Company has timely filed, or has caused to be timely filed on its behalf, all material Tax Returns required to be filed by it in accordance with all Legal Requirements.  All such Tax Returns were true, correct and complete in all material respects.  All material amounts of Taxes owed by each Group Company (whether or not shown on any Tax Return) have been timely paid in full.  Except as set forth on Schedule 3.14.1, all claims older than three (3) years have been resolved.  No claim has been made within the prior three (3) years by an authority in a jurisdiction where a Group Company does not file Tax Returns that such Group Company is or may be subject to taxation by or be required to file Tax Returns in that jurisdiction, and, to the Company’s Knowledge, there is no basis for any such claim to be made.  Except as set forth on Schedule 3.14.1, there are no material liens with respect to Taxes upon any Asset other than liens for current Taxes not yet due and payable.

3.14.2.           Each Group Company has deducted, withheld and timely paid to the appropriate Governmental Authority all material amounts of Taxes required to be deducted, withheld or paid in connection with amounts paid, owing or allocable to any employee, independent contractor, creditor, stockholder or other third party, and each Group Company has complied with all reporting and recordkeeping requirements in all material respects.

3.14.3.           Except as set forth on Schedule 3.14.3, there is no Action for deficiency, assessment or Tax adjustment concerning any material amounts of Tax Liability of any Group Company pending, being conducted, claimed or raised by a Governmental Authority.  The Company has provided or made available to the Buyer Parties true, correct and complete copies of all material Tax Returns, examination reports, and statements of deficiencies filed, assessed against, or agreed to by any Group Company since December 31, 2014.

3.14.4.           No Group Company has waived, extended, or consent to extend the time in which any Tax may be assessed or collected by any Governmental Authority, which extension is still in effect (other than in connection with routine automatic extensions of time to file a Tax Return).  No Group Company has executed any power of attorney with respect to any material amounts of Tax, other than powers of attorney that are no longer in force.  Except as set forth on Schedule 3.14.4, no closing agreements, private letter rulings, technical advice memoranda or similar agreements or rulings relating to Taxes have been entered into or issued by any Governmental Authority with or in respect of any Group Company.

3.14.5.           The unpaid Taxes of any Group Company (a) did not as of the Most Recent Balance Sheet Date exceed the reserve for Taxes (excluding any reserve for deferred Taxes established to reflect timing differences between book and Tax income) set forth on the face of the Most Recent Balance Sheet (rather than in any notes thereto) and (b) will not exceed that reserve as adjusted for the passage of time through the Closing Date in accordance with the past custom and practice of any Group Company in filings its Tax Returns.  The Pre-Closing Taxes do not, and will not, as of the Closing Date, exceed the amount of Pre-Closing Taxes taken into account in the Closing Debt Amount and Final Closing Statement, as applicable, as finally determined pursuant to Section 2.10.

3.14.6.           Except as set forth on Schedule 3.14.6, no Group Company has made any payments or provided any benefits, or has been or is a party to any agreement, contract,

arrangement, program or plan that could result in it making payments or providing benefits, that have resulted or could result, individually or in combination with any other payment or benefit, in the payment of any “excess parachute payment” within the meaning of Section 280G of the Code or in the imposition of an excise Tax under Section 4999 of the Code (or any corresponding provisions of a state, local or foreign Tax Legal Requirement) or that were not or would not be deductible under Sections 162 or 404 of the Code or that were or will be required to be included in gross income under Section 409A(a)(1)(A) of the Code or Section 457(f) of the Code.  No current or former officer, employee, member, independent contractor or other service provider of a Group Company is entitled to a gross-up, reimbursement or other payment in respect of any Taxes, including those imposed under Sections 409A or 4999 of the Code.

3.14.7.           Except as set forth in Schedule 3.14.7, no Group Company has ever been a member of an affiliated, consolidated, combined or unitary group, other than a group the common parent of which is Sound Inpatient Physicians, Inc.  No Group Company is a party to, or bound by, or has any obligation under, any Contract relating to Tax sharing, allocation, indemnity, or any similar agreement or arrangement (other than any agreement entered into in the Ordinary Course of Business and not primarily concerning Taxes).  No Group Company has any Liability for the Taxes of any Person under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local or foreign law), as a transferee or successor, by contract or otherwise, other than a group the common parent of which is SIP.

3.14.8.           Except as provided in Schedule 3.14.8, no Group Company is or has been required to make any material amounts of adjustment pursuant to Section 481(a) of the Code (or any predecessor provision) or any similar provision (including of state, local or foreign Tax law) by reason of any change in any accounting methods, or will be required to make such an adjustment as a result of the Contemplated Transactions or to include any item in taxable income post-Closing (or exclude any item of deduction or loss post-Closing) as a result of such section, any similar provision, or any change in accounting methods for Tax purposes, and there is no application pending with any Governmental Authority requesting permission for any changes in any of its accounting methods for Tax purposes.  To the Company’s Knowledge, no Governmental Authority has proposed any such adjustment or change in accounting method.

3.14.9.           No Group Company will be required to include any material amount in taxable income or exclude any item of deduction or loss from taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of (a) any “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of state, local or foreign income Tax law) executed on or prior to the Closing Date, (b) except as set forth on Schedule 3.14.9, any deferred intercompany gain or excess loss account described in Treasury Regulations under Section 1502 of the Code (or any corresponding or similar provision or administrative rule of federal, state, local or foreign income Tax law), (c) installment sale or open transaction disposition made on or prior to the Closing Date, (d) any prepaid amount received on or prior to the Closing Date or (e) any Taxes imposed by Section 965(a) of the Code as in effect on the Closing Date.

3.14.10.    No Group Company owns any property of a character, the indirect transfer of which, pursuant to this Agreement, would give rise to any documentary, stamp, or other transfer Tax.

3.14.11.    No Group Company has participated in or is currently participating in any “reportable transaction” within the meaning of Treasury Regulation Section 1.6011-4 or any “tax shelter” within the meaning of Section 6662 of the Code.

3.14.12.    Without regard to Section 7704(c) of the Code, the Company is, and at all times since its formation has been, treated as a partnership (that is not a “publicly traded partnership”) for U.S. federal income tax purposes and for state-level income tax purposes.

3.14.13.    Except as set forth on Schedule 3.14.13, since the Audited Balance Sheet Date, no Group Company has made, changed or revoked any Tax election, elected or changed any method of accounting for Tax purposes, amended any Tax Return, surrendered any right to claim a refund of Taxes, settled or compromised any Action in respect of Taxes, entered into any Contract in respect of material amounts of Taxes with any Governmental Authority, or taken any action that could increase the Taxes of any Group Company for any period ending after the Closing Date or decrease any material Tax attribute of any Group Company existing on the Closing Date.

3.14.14.    No Group Company that is treated as a partnership (or other pass-through entity) for U.S. federal income Tax purposes has any unpaid liability to any of its members or beneficial owners for unpaid Tax or other distributions.

3.14.15.    No Group Company has constituted a “distributing corporation” or a “controlled corporation” (within the meaning of Section 355(a)(1)(A) of the Code) in a distribution of shares qualifying for tax-free treatment under Section 355 of the Code (a) in the two (2) years prior to the date of this Agreement or (b) in a distribution that could otherwise constitute part of a “plan” or “series of related transactions” (within the meaning of Section 355(e) of the Code) in conjunction with this acquisition.

3.14.16.    The interests in the Company are not treated under Section 864(c)(8) of the Code as effectively connected with the conduct of a trade or business within the United States and no withholding is required on the disposition of the interests in the Company under Section 1446(f) of the Code.

3.15.                     Employee Benefit Plans.

3.15.1.           For purposes of this Agreement, “Employee Plan” means any plan, program, agreement, policy or arrangement, whether or not reduced to writing, whether or not subject to ERISA and whether covering a single individual or a group of individuals, that is (a) an “employee welfare benefit plan” within the meaning of Section 3(1) of ERISA, (b) an “employee pension benefit plan” within the meaning of Section 3(2) of ERISA, (c) a profits interest, equity purchase, option to purchase equity, restricted equity, phantom equity, or other equity or equity-based plan, program, agreement or arrangement or (d) any other employment, consulting, independent contractor, termination, severance, deferred-compensation, retirement, welfare-benefit, bonus, commission or other cash incentive compensation, profit-sharing, savings, retention, change-of-control, fringe-benefit, cafeteria, vacation or other paid time-off, disability, death benefit, hospitalization, medical, life insurance or other similar plan, program, agreement, policy or arrangement.

3.15.2.           Schedule 3.15.2 lists all Employee Plans (other than Contracts providing for the employment or engagement of any Person not required to be scheduled pursuant to Section 3.17.1(k)) as to which a Group Company sponsors, maintains, contributes or is obligated to contribute and which covers any current or former employee, officer, director, member, or independent contractor of a Group Company or any beneficiary or dependent of any such Person, or with respect to which a Group Company has or may have any Liability (each a “Company Plan”).  Schedule 3.15.2 will be deemed to include any such Company Plans that are entered into by a Group Company between the date hereof and the Closing in compliance with Section 5.1 and copies of which have been delivered by the Company to the Buyer Parties.  With respect to each Company Plan, the Company has made available to the Buyer Parties true, accurate and complete copies of each of the following: (a) if the plan has been reduced to writing, the plan documents governing such Company Plan document together with all amendments thereto; (b) if the plan has not been reduced to writing, a written summary of all material plan terms; (c) if applicable, copies of any trust agreements, custodial agreements, insurance policies, administrative agreements and similar agreements, and investment management or investment advisory agreements; (d) copies of any summary plan descriptions (including any summary of material modifications), employee handbooks or similar employee communications; (e) in the case of any plan that is intended to be qualified under Section 401(a) of the Code, a copy of the most recent determination or opinion letter from the IRS and any related correspondence, and a copy of any pending request for such determination; (f) in the case of any plan for which Forms 5500 are required to be filed, a copy of the three most recently filed Forms 5500, including all schedules and attachments; (g) if applicable, the most recent financial statements of such plan; and (h) all material correspondence with (including any applications or submissions under any voluntary correction programs) with any Governmental Authority relating to such plan within the preceding three (3) years.

3.15.3.           No Group Company has ever sponsored, maintained, contributed to or been required to contribute to, or has any Liability in respect of, (a) a plan that is or was subject to Title IV of ERISA, (b) a plan that is or was subject to the minimum funding rules of Section 302 of ERISA or Section 412 of the Code, (c) a “multiemployer plan” within the meaning of Section 3(37) of ERISA, (d) a “multiple employer plan” within the meaning of Section 210 of ERISA or Section 413(c) of the Code, or (e) a “multiple employer welfare arrangement” within the meaning of Section 3(40) of ERISA.    No employer, trade or business (whether or not incorporated) which could at any time be treated with any Group Company as a “single employer” under Section 414 of the Code or Section 4001(b)(1) of ERISA has ever sponsored, maintained, contributed to or been required to contributed to, or has any Liability in respect of any plan described in clauses

(a) through (e) of the immediately preceding sentence, except as to which no Group Company has or could have any Liability.

3.15.4.           Each Company Plan that is intended to be qualified under Section 401(a) of the Code is covered by a favorable IRS determination or opinion letter as to the tax qualified status of the plan and trust and no fact or event has occurred since the date of such determination or opinion letter that could reasonably be expected to adversely affect such qualification or otherwise result in material Liability to any Group Company.  Each Company Plan, including any associated trust or fund, has been established, maintained, operated, funded and administered in material compliance with its terms and with applicable Legal Requirements.  No Group Company, nor to the Company’s Knowledge, any fiduciary, trustee or administrator of any Company Plan, has engaged in any transaction with respect to any Company Plan that could subject any such Company Plan, or any Group Company, to any material Liability for a “prohibited transaction” within the meaning of Section 406 of ERISA or Section 4975 of the Code.

3.15.5.           Except as set forth in Schedule 3.15.5, all required contributions to, and premium or other payments on account of, each Company Plan have been made on a timely basis as required by the terms of such Company Plan and other applicable Legal Requirement and have been accrued in the applicable Group Company’s financial statements in accordance with GAAP.

3.15.6.           There is no pending or, to the Company’s Knowledge, threatened Action relating to a Company Plan, other than routine claims in the Ordinary Course of Business for benefits provided for by the Company Plans and claims by employees or independent contractors that would be covered by Section 3.20.3.  Except as set forth on Schedule 3.15.6, no Company Plan is or, within the last six (6) years, has been the subject of an examination or audit by a Governmental Authority, is the subject of an application or filing under, or is a participant in, a government-sponsored amnesty, voluntary compliance, self-correction or similar program.

3.15.7.           Except as required under Section 601 et seq. of ERISA (or any corresponding provision of state law) at the sole expense of the applicable participant and except for employment agreements that provide that a Group Company will pay the employee’s COBRA costs for a period of three (3) to twelve (12) months following termination of employment, no Company Plan provides benefits or coverage in the nature of health, life or disability insurance following retirement or other termination of employment.

3.15.8.           Each Company Plan that is a “nonqualified deferred compensation plan” (as defined in Section 409A(d)(1) of the Code and applicable Treasury Regulations) has complied at all relevant times in form and has been at all relevant times operated in compliance with the applicable requirements of Section 409A of the Code and the Treasury Regulations and guidance promulgated thereunder.

3.15.9.           The Group Companies have at all relevant times properly classified each provider of services to the Group Companies as an employee, partner or independent contractor, as the case may be, for all purposes relating to Taxes and each Company Plan for which such classification could be relevant.  No Group Company has incurred within the past three (3) years, and no circumstances exist under which any Group Company could reasonably be expected to incur, any Liability arising from the misclassification of employees as independent contractors, from the misclassification of partners or members as employees or independent contractors, from the misclassification of employees as exempt from the overtime pay requirements of the Fair Labor Standards Act or analogous state laws, and/or from the failure to pay wages (including overtime wages).

3.15.10.    Except for the vesting of unvested Class B Units and except as set forth on Schedule 3.15.10, neither the execution and delivery of this Agreement nor the consummation of the Contemplated Transactions could (whether alone or in conjunction with any other event) (a) cause or result in the acceleration of vesting or payment of, or increase the amount of, any Compensation payable under, or the required funding of, any Company Plan, or (b) limit or restrict the ability of the Group Companies, the Buyer Parties or any of their respective Affiliates to merge, amend or terminate any of the Company Plans or any related Contract.

3.16.                     Environmental Matters.  Except as set forth in Schedule 3.16:

3.16.1.           The Group Companies and their Predecessors are, and have been since January 1, 2015, in material compliance with all Environmental Laws and the Group Companies hold and are in compliance with all material permits, licenses and other authorizations required pursuant to Environmental Laws for the lawful conduct of the Business as presently conducted.

3.16.2.           No Group Company has received notice of (a) any violation (including requests for information) or (b) liability or investigatory, corrective or remedial obligation under any Environmental Laws that in the case of (a) or (b) remains unresolved or for which any of the Group Companies have a continuing obligation.

3.16.3.           There has been no release or threatened release of any Hazardous Substance on, upon, into or from any site currently or heretofore owned, leased or otherwise used by a Group Company or a Predecessor that could reasonably be expected to result in material Liability to any Group Company.

3.16.4.           There have been no material Hazardous Substances generated by a Group Company or a Predecessor that have been disposed of or come to rest at any site that has been included in any published U.S. federal, state or local “superfund” site list or any other similar list of hazardous or toxic waste sites published by any Governmental Authority in the United States.

3.16.5.           There are no underground storage tanks located on, no PCBs (polychlorinated biphenyls) or PCB-containing equipment used or stored on, and no hazardous waste as defined by the Resource Conservation and Recovery Act stored on, any site owned or operated by a Group Company or a Predecessor, except for the storage of hazardous waste in compliance with Environmental Laws.

3.16.6.           The Company has made available to the Buyer Parties true, accurate and complete copies of all material environmental records, reports, notifications, permits, pending permit applications, correspondence, engineering studies, and environmental studies or assessments in its possession or control and relating to matters arising under Environmental Law, in each case as amended and in effect.

3.17.                     Contracts.

3.17.1.           Contracts.  Except as disclosed on Schedule 3.17.1 (with specific notation as to the applicable subsection or subsections) or as entered into by a Group Company between the date hereof and the Closing in compliance with Section 5.1 (which will be deemed to be set forth on Schedule 3.17.1), no Group Company is bound by or a party to:

(a)                                 any Contract (or group of related Contracts) for the purchase or sale of inventory, raw materials, commodities, supplies, goods, products, equipment or other personal property, or for the furnishing or receipt of services, in each case, which is not otherwise required to be scheduled in Schedule 3.17.1 and provides for aggregate payments to or by the Group Companies in excess of $500,000;

(b)                                 (i) any capital lease or (ii) any other lease or other Contract relating to tangible property (other than real property) providing for aggregate rental payments in excess of $250,000 per year, under which any such tangible property is held or used by the Group Companies;

(c)                                  any Contract to which any Group Company is party relating to any (i) future acquisition or disposition (other than nondisclosure agreements) or (ii) acquisition or disposition that closed within the preceding four (4) years, in each case, of (A) any business (whether by merger, consolidation or other business combination, sale of securities, sale of assets or otherwise) or (B) any material asset other than in the Ordinary Course of Business;

(d)                                 any Contract under which a Group Company is, or may become, obligated to pay any amount in respect of purchase price adjustments or other material purchase price payments (whether or not contingent) in connection with any (i) acquisition or disposition of all or substantially all of the assets or securities of a business, (ii) merger, consolidation or other business combination or (iii) series or group of related transactions or events of the type specified in clauses (i) and (ii) above;

(e)                                  any Contract concerning or consisting of a management services contract pursuant to which a Group Company provides management services to another Group Company, a partnership agreement, a limited liability company agreement or a joint venture agreement;

(f)                                   any Contract pursuant to which any Group Company provides management services or physician services to a hospital;

(g)                                  any Contract that grants, or agrees to grant, any customer a right to “most favored nation” pricing terms;

(h)                                 any Contract (or group of related Contracts) (i) under which a Group Company has created, incurred, assumed or guaranteed any Borrowed Debt, (ii) under which a material Encumbrance has been placed on any Asset or (iii) under which any other Person has guaranteed any Borrowed Debt of a Group Company;

(i)                                     any Contract containing non-competition restrictions binding upon a Group Company or any of their respective Affiliates or that otherwise restricts the conduct of the Business by any Group Company or any of their respective Affiliates or limits the freedom of any Group Company of any of their respective Affiliates to sell any product or provide any service, to engage in any line of business or to compete with any Person in any geographic area or to hire, solicit or retain any Person;

(j)                                    any Contract under which a Group Company is, or may become, obligated to any investment bank, broker, financial advisor, finder or other similar Person (including an obligation to pay any brokerage, finder’s, or similar fees or expenses in connection with this Agreement or the Contemplated Transactions);

(k)                                 any Contract providing for the employment or engagement of any Person on a full-time, part-time, temporary, independent contractor or other basis with annual base salary in excess of $250,000 or providing severance or change of control benefits, to any officer, director, employee or independent contractor, in each case other than (i) “at will” contracts that may be terminated by any Group Company upon 30 days or less advance notice without incurring any Liability or (ii) any contract with a physician serving primarily in the role of a clinician or any regional medical officer, regional medical director or chief hospitalist that is entered into in the Ordinary Course of Business and that does not materially deviate from any of the forms of employment and independent contractor agreements listed on Schedule (k)(ii);

(l)                                     any collective bargaining agreement or other Contract with any Union;

(m)                             any agency, dealer, distributor, sales representative, marketing or other similar agreement;

(n)                                 any Contract under which a Group Company has advanced or loaned an amount to any Person (other than to any of its employees in the Ordinary Course of Business);

(o)                                 any Contract with any of the twenty (20) largest third-party payors (based on collections) of the Group Companies on a consolidated basis for the twelve (12) month period ended December 31, 2017;

(p)                                 any Contract with third-party payors that includes risk-based payment arrangements or performance incentive payments; and

(q)                                 any Contract with any Governmental Authority (other than a hospital).

3.17.2.           Enforceability; Breach.  Except as set forth on Schedule 3.17.2, each Contract required to be disclosed (and each Contract entered into after the date hereof but, if entered into prior to the date hereof, that would have been required to be disclosed) on Schedule 3.9 (Debt), Schedule 3.11 (Real Property), Schedule 3.12.3 (IP Contracts), Schedule 3.15.2 (Employee Benefit Plans), Schedule 3.17.1 (Contracts) or Schedule 3.22 (Insurance) or with a customer or supplier required to be disclosed on Schedule 3.19 (each, a “Disclosed Contract”) is enforceable against each party to such Contract, and is in full force and effect, and, subject to obtaining any necessary consents disclosed on Schedule 3.4 (Noncontravention) and terminations of any such Disclosed Contract in accordance with its terms after the date hereof, will continue to be so enforceable and in full force and effect on identical terms immediately following the consummation of the Contemplated Transactions, in each case subject to the Enforceability Exceptions.  Except as set forth on Schedule 3.17.2, no Group Company or, to the Company’s Knowledge, any other party to any Disclosed Contract has been or is currently in material breach or material violation of, or material default under, or has repudiated any provision of, any Disclosed Contract nor has any event occurred that with the lapse of time, or the giving of notice, or both, would constitute a material default under any Disclosed Contract.  The Company has made available to the Buyer Parties true, accurate and complete copies of each written Disclosed Contract, in each case, as amended or otherwise modified and in effect.  The Company has made available to the Buyer Parties a written summary setting forth the terms and conditions of each oral Disclosed Contract.

3.18.                     Affiliate Transactions.  Schedule 3.18 lists each Person who is an independent contractor, creditor, debtor, customer, distributor, service provider, supplier or vendor of, or a party to any Contract with, a Group Company or has any interest in any of the Assets used in, or necessary to, the Business, with respect to which (a) any of Fresenius or any member of senior management of the Company or any of their respective Affiliates (other than any Group Company) owns a non-de minimis Equity Interest, (b) to the Company’s Knowledge, any Seller owns a non-de minimis Equity Interest, or (c) to the Company’s Knowledge, any individual related by blood, marriage or adoption to any of the foregoing individuals described in clauses (a) or (b) owns a non-de minimis Equity Interest.

3.19.                     Customers and Suppliers.  Schedule 3.19 sets forth a list of the Group Companies’ top twenty (20) hospital customers and top twenty (20) suppliers (excluding any payors) for (a) the fiscal year ended December 31, 2017 and (b) the three (3) month period ended March 31, 2018 (determined on a consolidated basis based on, in the case of customers, the amount of revenues recognized by the Group Companies and, in the case of suppliers, the dollar amount of payments made by the Group Companies).  Except as described on Schedule 3.19, no Group Company has received any indication, and the Company has no Knowledge, that (i) any such hospital customer or supplier plans to stop or materially decrease the amount of business done with any Group Company, (ii) any such hospital customer has requested or received a decrease in the prices paid to any Group Company that is inconsistent with the terms of its existing agreement or order with any Group Company or (iii) any such supplier has requested or received an increase in the prices charged to any Group Company that is inconsistent with the terms of its existing supply agreement with any Group Company.  In addition, except as described on Schedule 3.19, no Group Company is involved in any material claim or dispute with any such hospital customer or supplier of a Group Company.

3.20.                     Employees.

3.20.1.           Except as disclosed on Schedule 3.20.1, there are no labor troubles (including any arbitration, grievance, work slowdown, lockout, stoppage, picketing or strike) pending, or to the Company’s Knowledge, threatened between a Group Company, on the one hand, and any group of employees, on the other hand, and there have been no such troubles at any time during the past three (3) years.  Except as disclosed on Schedule 3.20.1, (a) no employee of a Group Company is represented by a Union, (b) no Group Company is a party to, or otherwise subject to, any collective bargaining agreement or other Contract with a Union, and no such Contract is being negotiated, (c) no petition has been filed or proceedings instituted by or on behalf of an employee or group of employees of any Group Company with any Governmental Authority seeking recognition of a bargaining representative, (d) to the Company’s Knowledge, there is no effort being made or threatened by, or on behalf of, any Union to organize employees of any Group Company, and there have been no such efforts during the past three years, and (e) no notice, consultation and/or consent requirements with respect to any employees of a Group Company, or with respect to any Union, will be incurred in connection with the execution of this Agreement or the Contemplated Transactions.

3.20.2.           As of April 19, 2018, true and complete information as to the name, compensation and current job title of all employees and individual independent contractors of the Group Companies has been made available to the Buyer Parties.  Except as set forth on Schedule 3.20.2, to the Company’s Knowledge, no current executive, key employee, key independent contractor, or group of employees or independent contractors has given notice of termination of employment or engagement or otherwise disclosed plans to terminate employment or engagement with any Group Company within the next twelve (12) months.  No executive or key employee of any Group Company is employed under a non-immigrant work visa or other work authorization that is limited in duration.

3.20.3.           There is, and for the past three (3) years has been, no Action pending (or, to the Company’s Knowledge, threatened) by or before any Governmental Authority with respect to a Group Company concerning employment- or independent contractor-related matters, and no current or former applicant, employee, temporary employee or independent contractor of a Group Company has brought (or to the Company’s Knowledge, threatened to bring) any Action against or affecting a Group Company within such period, in each case, that, if determined adversely to such Group Company, would be material to the Group Companies, taken as a whole.

3.21.                     Litigation; Government Orders.  Except as set forth on Schedule 3.21, since January 1, 2016 there have been no Actions (a) pending, or, to the Company’s Knowledge, threatened against or affecting, or pending or threatened by, any Group Company, or (b) pending, or, to the Company’s Knowledge, threatened against or affecting, any Group Company’s officers, directors, employees or independent contractors (in their capacities as such with respect to the Business), in each case, that, if determined adversely to such Group Company would be material to the Group Companies, taken as a whole, and, to the Company’s Knowledge, there are no facts making the commencement of any such Action described in the foregoing clauses (a) or (b) reasonably likely.  Except as set forth on Schedule 3.21, none of the Group Companies (i) is the subject of any judgment, decree, injunction or Government Order or (ii) plans to initiate any Action.  The Group Companies are fully insured with respect to each of the Actions and Government Orders set forth on Schedule 3.21 except as set forth on such schedule.

3.22.                     Insurance.  Schedule 3.22 sets forth, as of the date hereof, a true and complete list of all insurance policies in force with respect to the Group Companies.  The list includes for each insurance policy the type of insurance policy, form of coverage, policy number, name of insurer, period (term), limits, deductibles and premiums.  All such policies are in full force and effect, all premiums due with respect thereto have been paid, no Group Company is in material default thereunder, and no notice of cancellation or termination has been received by any Group Company with respect to any such insurance policy.  Schedule 3.22 also describes any self-insurance or co-insurance arrangements by or affecting any Group Company, including any reserves established thereunder and any stop-loss insurance obtained with respect to obligations that may become payable thereto.  No insurer has (a) denied or disputed (or otherwise reserved its rights with respect to) the coverage of any material claim pending under any insurance policy or (b) to the Company’s Knowledge, threatened to cancel any insurance policy.  Except as disclosed on Schedule 3.22, immediately after the Closing the Group Companies will continue to have coverage under all such insurance policies.  To the Company’s Knowledge, there is no claim which, individually or in the aggregate with other claims, could reasonably be expected to impair any current or historical limits of insurance available to any Group Company.

3.23.                     No Brokers.  Except as set forth on Schedule 3.23, no Group Company has any Liability of any kind to, or is subject to any claim of, any broker, finder or agent in connection with the Contemplated Transactions other than those which will be borne by the Sellers, and the Sellers covenant and agree to satisfy in full any Liability required to be disclosed on Schedule 3.23.

3.24.                     Anti-Bribery.  The representations made in this Section 3.24 do not cover any healthcare regulatory matters.

3.24.1.           No Group Company, and no director, officer or employee of any Group Company, and no consultant,  independent contractor or other agent of any Group Company (in each case in their capacity as such with respect to the Business), is or has been the subject of any action (by any private right of action of any Person or by any Governmental Authority), suit, litigation, claim, grievance, charge, audit, investigation, inquiry or other proceeding (including any administrative, criminal or arbitration or mediation proceedings) regarding any actual offense or alleged offense under any anti-bribery, anti-corruption or anti-fraud Legal Requirement.  No such action, suit, litigation, claim, grievance, charge, audit, investigation, inquiry or other proceeding has been threatened in writing (or, to the Company’s Knowledge, other than in writing), and no event has occurred or circumstance exists that is likely to give rise to any such action, suit, litigation, claim, grievance, charge, audit, investigation, inquiry or other proceeding.

3.24.2.           No Group Company is ineligible to be awarded any contract or business under subpart 9.4 of the U.S. Federal Acquisition Regulation 2005, any Legal

Requirement enacted pursuant to Article 45 of the Public Sector Procurement Directive (Directive 2004/18/EC) or any similar Legal Requirement governing eligibility for public procurement contracts in any jurisdiction.

3.24.3.           No Group Company, and no director, officer or employee of any Group Company, and no consultant,  independent contractor or other agent of any Group Company (in each case in their capacity as such with respect to the Business), has in furtherance of or in connection with the Business: (a) offered, promised or given any financial or other advantage or inducement to any Person with the intention of influencing a Person (whether or not such Person is the recipient of the advantage or inducement) to perform his, her or its function improperly, or where the acceptance of such advantage or inducement would itself be improper; (b) requested, agreed to receive or accepted any financial or other advantage or inducement where such request, agreement to receive or acceptance would be improper or likely to influence such Person in the performance of his, her or its role; or (c) offered, promised or given any financial or other advantage or inducement to any public official or other representative of a Governmental Authority (or to any other Person at the request of, or with the acquiescence of, any public official or other representative of a Governmental Authority) with the intention of influencing that Person in the performance of his, her or its public functions (whether or not that performance would be improper).

3.24.4.           A true, correct and complete copy of the anti-bribery and anti-corruption policies and procedures adopted by the Group Companies is set forth on Schedule 3.24.4.

3.25.                     No Other Representations or Warranties.  EXCEPT (A) IN THE CASE OF FRAUD (AS DEFINED HEREIN) OR (B) FOR THE REPRESENTATIONS AND WARRANTIES CONTAINED IN THIS AGREEMENT, ANY CERTIFICATE DELIVERED PURSUANT HERETO, THE SCHEDULES OR IN ANY OTHER ANCILLARY AGREEMENTS, THE COMPANY AND EACH OF THE SELLER PARTIES SPECIFICALLY DISCLAIM ANY OTHER REPRESENTATIONS AND WARRANTIES IN CONNECTION WITH THE CONTEMPLATED TRANSACTIONS.

4.                                      REPRESENTATIONS AND WARRANTIES OF THE BUYER PARTIES.

In order to induce the Company to enter into and perform this Agreement and to consummate the Contemplated Transactions, the Buyer Parties represent and warrant to the Company, as of the date hereof and as of the Closing Date, that:

4.1.                            Organization.  The Buyer Parties are each duly organized, validly existing and in good standing under the laws of the State of Delaware.

4.2.                            Power and Authorization.  The execution, delivery and performance by each of the Buyer Parties of this Agreement and each Ancillary Agreement to which it is (or will be) a party and the consummation of the Contemplated Transactions are within the power and authority of the Buyer Parties and have been duly authorized by all necessary action on the part of each Buyer Party.  This Agreement and each Ancillary Agreement to which each Buyer Party is (or will be) a party (a) has been (or, in the case of Ancillary Agreements to be entered into at or prior to the Closing, will be) duly executed and delivered by such Buyer Party and (b) is (or, in the case of Ancillary Agreements to be entered into at or prior to the Closing, will be) a legal, valid and binding obligation of such Buyer Party, enforceable against such Buyer Party in accordance with its terms, subject to the Enforceability Exceptions.

4.3.                            Authorization of Governmental Authorities.  Except as disclosed on Schedule 4.3, no action by (including any authorization, consent or approval), or in respect of, or filing with, any Governmental Authority is required for, or in connection with, the valid and lawful (a) authorization, execution, delivery and performance by each Buyer Party of this Agreement and each Ancillary Agreement to which it is (or will be) a party or (b) consummation of the Contemplated Transactions by each Buyer Party.

4.4.                            Noncontravention.  Neither the execution, delivery and performance by any Buyer Party of this Agreement or any Ancillary Agreement to which it is (or will be) a party nor the consummation of the Contemplated Transactions will: (a) assuming the taking of any action by (including any authorization, consent or approval) or in respect of, or any filing with, any Governmental Authority, in each case, as disclosed on Schedule 4.3, violate any provision of any Legal Requirement applicable to such Buyer Party; (b) result in a breach or violation of, or default under, any Contract of such Buyer Party; (c) require any action by (including any authorization, consent or approval) or in respect of (including notice to), any Person under any Contract; or (d) result in a breach or violation of, or default under, such Buyer Party’s organizational documents.

4.5.                            Commitment Letters.  Holdco I has delivered to the Company true and complete copies of (a) executed equity commitment letters, dated as of the date hereof (the “Equity Commitment Letters”), pursuant to which the Equity Financing Sources have committed, upon the terms and subject to the conditions thereof, to invest in Holdco I (directly or indirectly) the cash amount set forth therein (the “Equity Financing”), and (b) an executed debt commitment letter, dated as of the date hereof, between Holdco I and the Debt Financing Sources party thereto (the “Debt Commitment Letter” and, together with the Equity Commitment Letters, the “Commitment Letters”), pursuant to which the Debt Financing Sources party thereto have agreed, upon the terms and subject to the conditions thereof, to lend the amounts set forth therein for the purposes of financing the Contemplated Transactions and related fees and expenses (the “Debt Financing” and, together with the Equity Financing, the “Financing”).  The Commitment Letters have not been amended, restated or otherwise modified or waived prior to the date of this Agreement.  The respective commitments contained in the Commitment Letters have not been withdrawn, modified or rescinded in any respect prior to the date of this Agreement.  As of the date hereof, the Commitment Letters are in full force and effect and constitute the legal, valid and binding obligation of Holdco I and, to the knowledge of Holdco I, each of the other parties thereto, in each case, subject to bankruptcy, insolvency, reorganization, moratorium and similar laws of general application relating to or affecting creditors’ rights and to general equity principles.  As of the date hereof, there are no conditions precedent related to the funding of the full amount of the Financing contemplated by the Commitment Letters to be funded on the Closing Date other than as expressly set forth in the Commitment Letters.  Subject to the terms and conditions of the Commitment Letters, the satisfaction of the conditions contained in Article 6 hereof and the completion of the Marketing Period, the net proceeds contemplated from the Financing, will, in the aggregate, be sufficient for the satisfaction of all of Holdco I’s obligations under this Agreement required to be paid on the Closing Date, including the payment of (i) the Closing Consideration and any other amounts required to be paid by or on behalf of Holdco I pursuant to this Agreement on the Closing Date and (ii) all fees and expenses and other payment obligations required to be paid or satisfied by Holdco I on the Closing Date in connection with the Contemplated Transactions and the Financing.  As of the date of this Agreement, (x) subject to the accuracy in all material respects of the representations and warranties set forth in Article 3, no event has occurred that would constitute a breach or default (or an event which with notice or lapse of time or both could constitute a breach or default) on the part of Holdco I under the Commitment Letters or, to the knowledge of Holdco I, any other party to the Commitment Letters, and (y) subject to the satisfaction of the conditions contained in Article 6 hereof and the completion of the Marketing Period, Holdco I does not have any reason to believe that any of the conditions to the Financing will not be satisfied or that the Financing or any other funds necessary for the satisfaction of all of Holdco I’s obligations under this Agreement on the Closing Date will not be available to Holdco I at the Closing.  Holdco I has fully paid all commitment fees or other fees (if any) required to be paid prior to the date hereof pursuant to the Commitment Letters.

4.6.                            Limited Guarantee.  Each Guarantor has duly executed and delivered to the Company a limited guarantee, dated as of the date hereof (each, a “Limited Guarantee” and, collectively, the “Limited Guarantees”).  The Limited Guarantees have not been amended, modified, terminated or withdrawn as of the date hereof and, to the knowledge of Holdco I, the Limited Guarantees are in full force and effect as of the date hereof.

4.7.                            Litigation; Government Orders.  As of the date hereof, there is no Action pending that relates to this Agreement or the Contemplated Transactions or, to the knowledge of the Buyer Parties, threatened against or affecting any Buyer Party or any of their Affiliates that challenges the validity or enforceability of this Agreement or seeks to enjoin or prohibit consummation of, or seeks other material equitable relief with respect to, the Contemplated Transactions or that would reasonably be expected to impair or prohibit the Buyer Parties’ ability to consummate the Contemplated Transactions.  As of the date hereof, no Buyer Party has received written notice that it is subject to any Government Order that would, individually or in the aggregate, be reasonably likely to prevent, or make illegal or otherwise materially interfere with any of the Contemplated Transactions.

4.8.                            No Brokers.  The Buyer Parties have no Liability of any kind to any broker, finder or agent with respect to the Contemplated Transactions for which the Company could be liable.

4.9.                            Solvency.  Immediately after giving effect to the Contemplated Transactions (including the consummation of the Financing), assuming that the representations and warranties set forth in Article 3 are true and correct in all material respects, assuming that the financial information for, and projections of, the Group Companies are true and correct in all material respects, and assuming that the Group Companies and the Sellers have complied, in all material respects, with their respective obligations hereunder, the Group Companies (on a consolidated basis) will not (a) be insolvent or left with unreasonably small capital, (b) have incurred debts beyond their ability to pay such debts as they mature, or (c) have liabilities in excess of the reasonable market value of their assets.

4.10.                     Investment Purpose.  The Buyer Parties are acquiring the Equity Interests in the Company solely for their own account for investment purposes and not with a view to, or for offer or sale in connection with, any distribution thereof.  Each Buyer Party acknowledges that the Equity Interests of the Company are not registered under the 1933 Act, as amended, or any state securities laws, and that the Equity Interests of the Company may not be transferred or sold except pursuant to the registration provisions of the 1933 Act, as amended or pursuant to an applicable exemption therefrom and subject to state securities laws and regulations, as applicable.  Each Buyer Party is able to bear the economic risk of holding the Equity Interests of the Company for an indefinite period (including total loss of its investment), and has (either alone or together with its advisors) sufficient knowledge and experience in financial and business matters so as to be capable of evaluating the merits and risk of its investment.

4.11.                     No Reliance.  In connection with its investment decision, each Buyer Party and/or its Representatives have inspected and conducted such reasonable independent review, investigation and analysis (financial and otherwise) of the Group Companies as desired by the Buyer Parties.  The consummation of the transactions contemplated hereby by the Buyer Parties is not done in reliance upon any representation or warranty by any Seller, any Group Company or any of their respective Affiliates, employees or representatives, whether oral or written, express or implied, including any implied warranty of merchantability or of fitness for a particular purpose, except for the representations and warranties of the Sellers specifically and expressly set forth in Article 3 (as modified by the Schedules) or in any Ancillary Agreement or certificate delivered pursuant hereto or thereto, and each Buyer Party acknowledges that the Group Companies and Sellers expressly disclaim any other representations and warranties.  Such consummation is instead done entirely on the basis of each Buyer Party’s own investigation, analysis, judgment and assessment of the Company, as well as those representations and warranties by the Company, specifically and expressly set forth in Article 3 (as modified by the Schedules) or in any Ancillary Agreement or certificate delivered pursuant hereto or thereto, and each Buyer Party acknowledges and agrees that such Buyer Party is sophisticated in both financial matters and with respect to the industry in which the Group Companies operate.  Notwithstanding anything to contrary contained herein, the parties agree that no provision in this Agreement is intended to eliminate or limit the Buyer Parties’ available remedies with respect to Fraud.

4.12.                     No Other Representations or Warranties.  EXCEPT (A) IN THE CASE OF FRAUD (AS DEFINED HEREIN) OR (B) FOR THE REPRESENTATIONS AND WARRANTIES CONTAINED IN THIS AGREEMENT, ANY CERTIFICATE DELIVERED PURSUANT HERETO, THE SCHEDULES OR IN ANY OTHER ANCILLARY AGREEMENTS, THE BUYER PARTIES SPECIFICALLY DISCLAIM ANY OTHER REPRESENTATIONS AND WARRANTIES IN CONNECTION WITH THE CONTEMPLATED TRANSACTIONS.

5.                                      COVENANTS.

5.1.                            Operation of Business.

5.1.1.                  Except (i) as otherwise expressly contemplated by this Agreement, (ii) as set forth on Schedule 5.1.1, (iii) as required by applicable Legal Requirements or (iv)

with the prior written consent of Holdco I (which consent will not be unreasonably withheld, conditioned or delayed), from the date of this Agreement until the Closing, the Company will, and the Company will cause the Group Companies to: (a) conduct the Business, in all material respects, only in the Ordinary Course of Business; (b) use commercially reasonable efforts to maintain the value of the Business as a going concern; and (c) use commercially reasonable efforts to preserve intact, in all material respects, the Group Companies’ business organization and material relationships with third parties (including suppliers and customers), independent contractors, members and employees.

5.1.2.                  Without limiting the generality of Section 5.1.1, except (i) as otherwise expressly contemplated by this Agreement, (ii) as set forth on Schedule 5.1.2, (iii) as required by applicable Legal Requirements (provided that the Company will deliver prompt written notice to Holdco I of any such actions required to be taken pursuant to applicable Legal Requirements) or (iv) with the prior written consent of Holdco I (which consent will not be unreasonably withheld, conditioned or delayed), the Company will not, and the Company will cause the Group Companies not to take any of the following actions:

(a)                                 amend its organizational documents, amend any term of its Equity Interests or issue, sell, grant, or otherwise dispose of, or enter into a Contract for the disposition of, any Equity Interests;

(b)                                 become liable in respect of any guarantee or incur, assume or otherwise become liable in respect of any Borrowed Debt, except for borrowings and guarantees in the Ordinary Course of Business under credit facilities in existence on the Most Recent Balance Sheet Date;

(c)                                  grant an Encumbrance on any of its material Assets other than a Permitted Encumbrance or sell, lease, license or otherwise dispose of any of its material Assets, or fail to take necessary action to maintain any of its material Assets, except for the sales of inventory or licenses in the Ordinary Course of Business;

(d)                                 make any declaration, setting aside or payment of any dividend or other distribution (other than cash distributions) with respect to, or any repurchase, redemption or other acquisition of, any of its Equity Interests, (b) purchase, redeem or otherwise acquire any of its Equity Interests or (c) enter into, or perform, any transaction with a Seller Party or any Affiliate of a Seller Party (other than as disclosed on Schedule 3.18);

(e)                                  increase the Compensation of (a) any current (i) non-executive employee or (ii) independent contractor, in each case other than in the Ordinary Course of Business with respect to (A) physicians, to the extent that such increase is not, individually or in the aggregate, material or (B) any of the foregoing individuals in clauses (i) and (ii) whose annualized Compensation does not exceed $250,000 after giving effect to such increase; (b) any current (i) executive employee, (ii) officer, or (iii) director; or (c) any Affiliate of a Seller Party;

(f)                                   make any loan or advance to, or guarantee for the benefit of, any Person (other than another Group Company and other than payroll, relocation or sign-on  advances to an employee in the Ordinary Course of Business);

(g)                                  hire, engage or terminate any officer, director, employee or independent contractor who earns or will earn annualized Compensation in excess of $250,000, other than (i) any hiring or termination in the Ordinary Course of Business of any physician serving primarily in the role of a clinician or as a regional medical officer, regional medical director or chief hospitalist or (ii) any termination in the Ordinary Course of Business of any independent contractor so long as such termination would not have or reasonably be expected to adversely affect any of the Group Companies in any material respect;

(h)                                 negotiate, enter into, amend or extend any Contract with a Union;

(i)                                     make any material change in any method of accounting or accounting practices or policies;

(j)                                    adopt, establish, amend, modify or terminate any Company Plan (or plan, program, agreement, policy or arrangement that would be a Company Plan if in effect on the date hereof), except for (i) employment agreements and independent contractor agreements with any physician serving primarily in the role of a clinician or any regional medical officer, regional medical director or chief hospitalist that is entered into in the Ordinary Course of Business and that does not materially deviate from any of the forms of employment and independent contractor agreements listed on Schedule 3.17.1(k)(i) or (ii) as required by the terms of any Company Plan or applicable Legal Requirements;

(k)                                 amend or modify (or agree to amend or modify), in any material respect, any of the IP Contracts, other than amendments or modifications in the Ordinary Course of Business;

(l)                                     pay, discharge, settle, satisfy, waive, release, assign or compromise any material Action, other than trade payables and overpayments in the Ordinary Course of Business and the settlement, in the Ordinary Course of Business, of (i) medical malpractice and (ii) employment claims in amounts not exceeding applicable insurance policy limits and without imposing any material ongoing obligations on any of the Group Companies;

(m)                             enter into any agreement or commitment relating to capital expenditures exceeding $250,000 individually or $1,000,000 in the aggregate;

(n)                                 terminate any Disclosed Contract;

(o)                                 acquire (including by merger, consolidation, or acquisition of stock or assets) any Equity Interest in any Person or any division thereof or any material assets, other than acquisitions of assets in the Ordinary Course of Business and the acquisition by the Company of the Class B Units of the Company held by Fresenius and the Fresenius Managers;

(p)                                 take, or omit from taking, any action, or omission, as described in Section 3.14.13; or

(q)                                 enter into any commitment (or agree to enter into any commitment) to do any of the things prohibited by this Section 5.1.2.

5.2.                            Closing.  The Company will, and the Company will cause the Group Companies to, cooperate with the Buyer Parties, and the Buyer Parties will cooperate with the Company to, take all of the actions and deliver all the various certificates, documents and instruments described in Article 6 and Article 7 as being performed or delivered by such parties, as applicable.

5.3.                            Unitholder Consent.  No later than one (1) day following the execution of this Agreement, the Company will deliver to the Buyer Parties the Unitholder Consent, which will be in the form attached hereto as Exhibit G.

5.4.                            OIG Notice.

5.4.1.                  Within five (5) Business Days following the date of this Agreement, the Company will notify the OIG and its designees of the results of the ZPIC audits of the Wyoming locations of Sound Physicians of Wyoming, LLC, and promptly thereafter, the Company will notify the OIG and its designees of the parties’ entry into this Agreement and the transactions contemplated hereby in accordance with the notification contemplated by the Corporate Integrity Agreement (the “OIG Notice”).  As promptly as practicable thereafter, the parties will provide all required submissions to the OIG in connection with the transactions contemplated hereby and as otherwise required by the CIA and will use their respective reasonable best efforts to ensure that the OIG does not object to the transactions as currently structured.

5.4.2.                  Prior to a party submitting any notifications, filings or other materials described in Section 5.4.1 to the OIG, the submitting party will provide copies thereof to the other parties for review and comment, will reasonably consider any comments received from the other parties thereon, and will otherwise work together in good faith with the other parties in connection with all such actions and communications with the OIG.  No party may engage in ex parte communications with the OIG regarding the Contemplated Transactions without the prior written consent of the other parties hereto.

5.5.                            Notices and Consents.

5.5.1.                  Subject to the terms and conditions of this Agreement, from the date of this Agreement until the Closing Date, each of the parties will use its reasonable best efforts to take or cause to be taken all actions, to file or cause to be filed all documents, to give or cause to be given all notices to Governmental Authorities or other Persons, to obtain or cause to be obtained all authorizations, consents, waivers, approvals, permits or orders from Governmental Authorities or other Persons, and to do or cause to be done all other things necessary, proper or advisable, in order to consummate and make effective the Contemplated Transactions (including satisfaction, but not waiver, of the closing conditions set forth in Article 6 and Article 7).

5.5.2.                  In furtherance and not in limitation of the foregoing, each of the parties will prepare and file, or cause to be prepared and filed, any required notification pursuant to the HSR Act that is required to be made by such party or its ultimate parent with respect to the Contemplated Transactions no later than six (6) Business Days following the date hereof and will prepare and file, or cause to be prepared and filed, all other filings, submissions and registrations required to be made by such party and its Affiliates under applicable Legal Requirements, in each case, as promptly as reasonably practicable.

5.5.3.                  The parties will furnish each other with all necessary information and cooperate with each other in connection with the preparation of such filings, submissions and registrations and seek to secure the expiration or termination of all applicable waiting periods under the HSR Act and to obtain all such authorizations, consents, waivers, approvals, permits and orders as soon as reasonably practicable following the date of this Agreement.  The parties will provide each other reasonable opportunity to review and comment on any filing, submission, registration or other written communication to be given to, and consult with each other in advance of any meeting or conference with, the Federal Trade Commission (the “FTC”), the Antitrust Division of the Department of Justice (the “DOJ”) or any other Governmental Authority in connection with the efforts taken pursuant to this Section 5.5; provided, however, that, subject to applicable Legal Requirements relating to the exchange of information, the Buyer Parties will have the right to direct all matters with any Governmental Authorities.  If any investigation, inquiry or other Action, whether initiated by a Governmental Authority or a private party, arising out of or relating to any such filing, submission or registration or otherwise relating to the Contemplated Transactions is initiated or threatened, the parties will keep each other reasonably informed of any material communications and developments in connection therewith, and, to the extent permitted by the FTC, the DOJ and other relevant Persons, give the other party the opportunity to attend and participate in any meetings and conferences relating to such filings, submissions, registrations and Actions, provided, however, that, subject to applicable Legal Requirements relating to the exchange of information, the Buyer Parties will have the right to direct all matters with any Governmental Authorities.  The parties will reasonably promptly respond to all inquiries made by the FTC, DOJ and any other applicable Governmental Authorities in connection with such filings, submissions or registrations or otherwise in connection with the Contemplated Transactions, and reasonably promptly provide to such Governmental Authorities any additional information and documentary material requested under applicable Legal Requirements.  Each party further agrees that it will not extend any waiting period under the HSR Act or other applicable Legal Requirement, or enter into any agreement with the FTC, the DOJ or any other Governmental Authority, or any other party to delay or not to consummate the Contemplated Transactions, except with the prior written consent of the other parties hereto; provided, however, that, notwithstanding the foregoing, the Buyer Parties (or their ultimate parent) may unilaterally extend the waiting period under the HSR Act (which may include pursuant to an election by the Buyer

Parties to “pull and refile” the notification required under the HSR Act) by a period not to exceed thirty-five (35) days following the waiting period associated with the initial notification provided under the HSR Act and the Sellers, Sellers’ Representative and the Company will cooperate therewith consistent with its obligations hereunder.

5.5.4.                    If any objections are raised or asserted with respect to the Contemplated Transactions under any Legal Requirement or if any Action is instituted (or threatened to be instituted) by the FTC, the DOJ or any other applicable Governmental Authority or any private party challenging any of the Contemplated Transactions as being in violation of any applicable Legal Requirement or which would otherwise prevent, impede or delay the consummation of the Contemplated Transactions, the Buyer Parties will use their reasonable best efforts to resolve any such objections or Actions so as to permit consummation of the Contemplated Transactions as soon as reasonably practicable.  The Buyer Parties expressly agree that, if necessary to obtain approval of the Contemplated Transactions under the HSR Act, the Buyer Parties will: (i) contest and resist any such Actions and seek to have vacated, lifted, reversed or overturned any Government Order that is in effect that prohibits, prevents or restricts the consummation of the Contemplated Transactions; and (ii) agree to sell, hold separate or otherwise dispose of assets (including assets of any Subsidiaries of the Buyer Parties) or agree to conduct their businesses (including the businesses of any Subsidiaries of the Buyer Parties) in such a manner as would resolve such objections or Actions.

5.6.                            The Buyer Parties’ Access to Premises; Information.

5.6.1.                  From the date of this Agreement until the Closing Date, the Company will, and the Company will cause the Group Companies to, permit the Buyer Parties and their respective Representatives to have reasonable access (at reasonable times and upon reasonable notice) to all officers of the Company and to all premises, properties, books, records (including Tax records), Contracts, financial and operating data and information and documents pertaining to the Group Companies and to make copies of such books, records, Contracts, data, information and documents as the Buyer Parties and their respective Representatives may reasonably request.  Notwithstanding anything herein to the contrary, the Buyer Parties are not permitted to have access to such materials to the extent that it would require the Group Companies to disclose information in a manner that would cause forfeiture of attorney-client privilege or conflict with any confidentiality obligations to which any Group Company is bound.  No Group Company or Seller makes any representation or warranty as to the accuracy of any information (if any) provided pursuant to this Section 5.6.1, and no Buyer Party will rely on the accuracy of any such information, in each case, other than as expressly set forth in the Company’s representations and warranties contained in Article 3 (as modified by the Schedules), in any certificate delivered pursuant to this Agreement or in any Ancillary Agreements.  For the avoidance of doubt, the information provided pursuant to this Section 5.6.1 will be subject to the terms of the Confidentiality Agreement.  Notwithstanding anything to the contrary herein, no Buyer Party will contact any employees (other than officers of the Company), customers, business partners, suppliers or any other Persons with whom any Group Company transacts business (directly or indirectly) without the Company’s prior written consent.

5.6.2.                  The Company will prepare and furnish to the Buyer Parties, promptly after becoming available and in any event within thirty (30) days of the end of each calendar month, the unaudited consolidated balance sheet of the Group Companies, and the related unaudited consolidated statement of income, cash flow and changes in unitholders’ equity of the Group Companies (the “Update Financials”) for each month following the Most Recent Balance Sheet Date through the Closing Date.

5.7.                            Notice of Developments.  From the date of the Agreement until the Closing Date, the Company will give the Buyer Parties reasonably prompt written notice upon becoming aware of, to the Company’s Knowledge, any event or circumstance that would reasonably be expected to result in a material breach of, or material inaccuracy in, any of the Company’s representations, warranties, covenants or agreements under this Agreement.

5.8.                            Exclusivity.  From the date of this Agreement until the earlier of the Closing or termination of this Agreement in accordance with the terms hereof, neither the Seller Parties nor the Company will (and the Seller Parties and the Company will not permit their respective Affiliates to, and will use commercially reasonable efforts to cause their and their Affiliates’ Representatives not to) directly or indirectly: (a) solicit, initiate or encourage the submission of any proposal or offer from any Person relating to, or enter into or consummate any transaction relating to, the acquisition of any equity interests in any Group Company or any merger, recapitalization, leveraged dividend, share exchange, sale of substantial Assets (other than sales of inventory in the Ordinary Course of Business) or any similar transaction or alternative to the Contemplated Transactions or (b) participate in any discussions or negotiations regarding, furnish any information with respect to, assist or participate in, or facilitate in any other manner, any effort or attempt by any Person to do or seek any of the foregoing.  Neither of the Seller Parties will vote its respective equity securities in favor of any such acquisition structured as a merger, consolidation, share exchange or otherwise.  The Seller Parties and the Company will notify the Buyer Parties immediately if any Person makes any proposal, offer, inquiry or contact with respect to any of the foregoing (whether solicited or unsolicited).  Notwithstanding anything to the contrary in this Section 5.8,  the Company may issue Equity Interests to, and discuss issuing Equity Interests to, employees and independent contractors of the Group Companies, in each case in the Ordinary Course of Business, and Fresenius may acquire Class B Units pursuant to the terms of the Equity Grant Agreements outstanding on the date hereof; provided, however, that any such issuances of Equity Interests of the Company or acquisitions of Class B Units by Fresenius are made in compliance with the provisions of Section 5.1.

5.9.                            Expenses; HSR Act Filing Fees.  Except as otherwise provided in this Agreement, each party will bear its own costs and expenses in connection with this Agreement and the Contemplated Transactions; provided, however that all Company Transaction Expenses will be borne by the Sellers as contemplated by Section 2.9.7.  At or prior to the Closing, the Company will cause to be paid and satisfied in full any consent or similar fee required to be paid in connection with obtaining any consent required to be set forth on Schedule 3.3 or Schedule 3.4.  Any fees or expenses incurred in connection with the filings made pursuant to the HSR Act and under any other applicable antitrust, competition, or trade regulation will be borne 50% by Holdco I and 50% by the Company.

5.10.                     Confidentiality.  The Buyer Parties acknowledge that the information provided to it in connection with this Agreement and the Contemplated Transactions is subject to the terms of the Mutual Non-Disclosure Agreement between Summit Partners, L.P. and Sound Inpatient Physicians, Inc., dated November 16, 2017 (as modified by the Letter of Intent among Summit Partners, L.P., the Company and Fresenius dated as of January 13, 2018, as amended, the “Confidentiality Agreement”), the terms of which are incorporated herein by reference, except that such information may be disclosed in connection with the marketing and syndication of the Debt Financing subject to customary confidentiality arrangements.  Effective upon, and only upon, the Closing, the Confidentiality Agreement will terminate.  By executing this Agreement and/or such Seller’s Letter of Transmittal, each Seller hereby agrees with the Buyer Parties that for a period of five (5) years following the Closing Date, such Seller will not, and that such Seller will cause their respective Affiliates not to, directly or indirectly, without the prior written consent of Holdco II, disclose or use any Sound Confidential Information; provided, that this restriction will not apply to (a) disclosures made by a then-current employee of a Group Company in the performance of such employee’s employment duties in the Ordinary Course of Business, (b) disclosures required by applicable Legal Requirements so long as the applicable Seller, to the extent permitted by applicable Legal Requirements, gives Holdco II prior written notice of such disclosure and minimizes the disclosure to only that portion of the Sound Confidential Information that is legally required to be disclosed and (c) disclosures made in connection with the enforcement of any right or remedy relating to this Agreement or the Contemplated Transactions.  For purposes of this Section 5.10, “Sound Confidential Information” means proprietary or confidential information of a Group Company involving or relating to the Business, excluding any information that is or becomes publicly available other than as a result of a violation of this Section 5.10.

5.11.                     Publicity.  No public announcement or disclosure will be made by any party with respect to the subject matter of this Agreement or the Contemplated Transactions without the prior written consent of the Buyer Parties and the Sellers’ Representative (which in each case will not be unreasonably withheld or delayed); provided, however, that the provisions of this Section 5.11 will not prohibit (a) any private disclosure by any prospective provider of the Financing in the ordinary course to any such Person’s representatives, potential investors or participants, so long as each such recipient is under an obligation to keep such disclosed information confidential, (b) any disclosure required by any applicable Legal Requirements (in which case the disclosing party will provide the other parties with the opportunity to review in advance the disclosure), (c) any disclosure made in connection with the enforcement of any right or remedy relating to this Agreement or the Contemplated Transactions and (d) any disclosure by a Buyer Party to report and disclose the status of this Agreement and the Contemplated Transactions in the Ordinary Course of Business to its Affiliates and/or their respective investors; provided, that each Buyer Party and its respective Affiliates and their respective affiliated funds may provide general information about the subject matter of this Agreement and the Group Companies (including its and their performance and improvements, but not the price paid for the Group Companies unless the recipients are subject to a confidentiality agreement) in connection with the Buyer Parties’ or their respective Affiliates’ or their respective affiliated funds’ fund raising, marketing, informational or reporting activities.

5.12.                     Financing Activities.

5.12.1.           Subject to the other provisions of this Agreement, and taking into account the anticipated timing of the Marketing Period, Holdco I will use reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary to (a) arrange and consummate the Financing as promptly as reasonably practicable on the terms and conditions described in the Commitment Letters (including, as necessary, any “flex” terms contained in the Debt Commitment Letter or any related fee letter), (b) maintain in effect the commitment for the Financing set forth in the Commitment Letters, subject to amendments, modifications and replacements permitted hereunder, (c) negotiate, execute and deliver definitive agreements with respect to the Debt Financing on the terms and conditions contemplated by the Debt Commitment Letter (including, as necessary, any “flex” terms contained in the Commitment Letters or any related fee letter) and on other terms and conditions that are not less favorable to Holdco I (as determined by Holdco I in good faith) than the terms contemplated by the Debt Commitment Letter in effect on the date hereof and that would not (i) reduce the aggregate amount of the Debt Financing to be funded on the Closing Date unless the Equity Financing is increased by a corresponding amount or (ii) impose new or additional conditions precedent, or otherwise amend, modify or expand any conditions precedent, to the receipt of the Debt Financing in a manner that would reasonably be expected to (A) cause all or any portion of the Debt Financing to be unavailable on a date on which the Closing is otherwise required to occur pursuant to Section 2.2, (B) prevent the funding of the Debt Financing at the Closing or (C) adversely affect the ability of Holdco I to enforce its rights against the other parties to the Debt Commitment Letter or the definitive agreements with respect thereto (the items described in the preceding clauses (i) and (ii), collectively, the “Restricted Financing Commitment Amendments”) (provided that (x) the existence or exercise of any “flex” terms will not constitute a Restricted Financing Commitment Amendment and (y) Holdco I may amend or modify, or waive any provision or remedy under, the Debt Commitment Letter if such amendment, modification or waiver is not a Restricted Financing Commitment Amendment, it being understood and agreed that any amendment or modification to add lenders, lead arrangers, bookrunners, syndication agents and similar entities will not be a Restricted Financing Commitment Amendment), (d) satisfy and cause to be satisfied, on a timely basis, all conditions  applicable to, and within the control of, Holdco I in the Commitment Letters, and (e) enforce its rights under the Debt Commitment Letter or, in the event that the Debt Financing is unavailable, solely at Holdco I’s option, arrange for the Strategic Investor or one of its Affiliates to provide the Debt Financing (provided that such alternative Debt Financing by the Strategic Investor or one of its Affiliates will be completed (i) on the same terms as the terms set forth in the Debt Commitment Letter (without giving effect to any “flex” provisions) and (ii) within five (5) Business Days of receipt by the Buyer Parties of the written notice contemplated by Section 8.1.6(c)), if and to the extent necessary to obtain the Debt Financing contemplated thereby.  Promptly after receipt thereof, Holdco I will provide the Sellers’ Representative with copies of any amendment or modification of the Commitment Letters.

5.12.2.           In the event that all conditions to the Debt Financing have been satisfied (other than the availability of the Equity Financing), Holdco I will use reasonable best efforts to cause the Debt Financing Sources to fund, on or prior to the date on which the

Closing is required to occur pursuant to Section 2.2, the Debt Financing required to consummate the Closing.

5.12.3.           If any portion of the Debt Financing becomes unavailable on the terms and conditions (including any applicable “flex” terms contained in Debt Commitment Letter or any related fee letter) contemplated in the Debt Commitment Letter, Holdco I will use reasonable best efforts to arrange and obtain in replacement thereof, and to negotiate and enter into definitive agreements with respect to, alternative debt financing from alternative debt financing sources, in an amount sufficient to pay all obligations of Holdco I hereunder that are required to be paid on the Closing Date and on terms and conditions (including any “flex” provisions applicable thereto) that are not less favorable (in the aggregate) to Holdco I (as determined by Holdco I in good faith) than the terms contemplated by the Debt Commitment Letter in effect on the date hereof, as promptly as practicable following the occurrence of such event, but in no event later than the date the Buyer Parties are required to consummate the Closing pursuant to Section 2.2.  Holdco I will promptly provide the Sellers’ Representative with a copy of any such new financing commitment letters with respect to any alternative debt financing.  For purposes of this Agreement, after the date hereof, (a) references to the “Debt Financing” will include the financing contemplated by the Debt Commitment Letter as permitted to be amended, modified or replaced by Section 5.12.1 or this Section 5.12.3, and (b) references to the “Debt Commitment Letter” will include such documents as permitted to be amended, modified or replaced by Section 5.12.1 or this Section 5.12.3.

5.12.4.           Holdco I will not permit any amendment, modification or waiver, in each case, constituting a Restricted Financing Commitment Amendment to be made to the Debt Commitment Letter without obtaining the prior written consent of the Sellers’ Representative.

5.12.5.           Upon the request of the Sellers’ Representative, Holdco I will keep the Sellers’ Representative reasonably informed with respect to material activity concerning the status of the Debt Financing.  Without limiting the foregoing, Holdco I will notify the Sellers’ Representative promptly if at any time prior to the Closing Date: (a) the Commitment Letters expire or are validly terminated or repudiated for any reason; (b) Holdco I obtains knowledge of any material breach or material default, or any threatened (in writing) material breach or material default, by any party to the Commitment Letters or any definitive document related to the Financing of any provisions of the Commitment Letters or any definitive document related to the Financing; or (c) Holdco I no longer believes in good faith that it will be able to obtain all or any portion of the Financing on substantially the terms and conditions contemplated by the Commitment Letters.

5.12.6.           Nothing in this Section 5.12 or any other provision of this Agreement will require, and in no event will the “reasonable best efforts” of Holdco I be deemed or construed to require, Holdco I to (a) seek or accept Debt Financing on terms materially less favorable in the aggregate to Holdco I than those set forth in the Debt Commitment Letter (including, if necessary, any related  “flex” terms set forth in the Debt Commitment Letter or any related fee letter) provided on the date of this Agreement, or (b) waive any term or condition of this Agreement.  In the event Holdco I is required pursuant to this Section 5.12 to provide any information that is subject to any legal privilege, Holdco I may withhold disclosure of such information.

5.12.7.           While the parties hereto acknowledge and agree that obtaining the Debt Financing is not a condition to the Buyer Parties’ obligations hereunder, from the date hereof until the Closing (or the earlier termination of this Agreement pursuant to Article 8), subject to the limitations set forth below, the Company will, and the Company will cause the Group Companies to, and will instruct their Representatives to, cooperate with Holdco I as reasonably requested by Holdco I in connection with Holdco I’s arrangement of the Debt Financing; provided, that nothing herein will require such cooperation to the extent that it would unreasonably interfere with the business or operations of the Group Companies.  Such cooperation will include: (a) making appropriate Representatives of the Group Companies reasonably available, with appropriate advance notice, for participation in rating agency meetings and bank meetings and other meetings with the Debt Financing Sources and any actual or prospective lenders in connection with the Debt Financing; (b) providing reasonable assistance in the preparation of confidential information memoranda, materials for rating agency presentations and lender presentations, business projections or other marketing documents necessary for, or customarily used to arrange, transactions similar to the Debt Financing, and identifying any portion of the information included in the foregoing that constitutes material, non-public information; (c) providing a customary authorization letter with respect to confidential information memoranda and consents of accountants for use of their reports in any materials relating to the Debt Financing; (d) facilitating (i) the granting of a security interest (and perfection thereof) in collateral and (ii) the preparation, execution and delivery of any definitive financing documents and certificates, as may be reasonably requested by Holdco I or the Debt Financing Sources, including obtaining releases of existing encumbrances; provided, that any obligations and releases of encumbrances contained in all such documents and certificates will be subject to the occurrence of the Closing; (e) furnishing all documentation and other information required by any Governmental Authority under applicable “know your customer” and anti-money laundering rules and regulations requested in writing at least eight (8) Business Days prior to the Closing at least four (4) Business Days prior to the Closing, but in each case, solely as relating to the Group Companies; (f) cooperating  in satisfying the conditions precedent set forth in the Debt Commitment Letter or any definitive document relating to the Debt Financing to the extent satisfaction of such condition requires the cooperation of, or is within the control of, the Group Companies; (g) obtaining a certificate of the chief financial officer or person performing similar functions of the Company in the form attached to the Debt Commitment Letter with respect to solvency matters; and (h) obtaining copies of such other pertinent financial and operating data, and other customary information, with respect to the Group Companies as is reasonably requested by Holdco I or the Debt Financing Sources and is customarily required for completion of debt financings similar to the Debt Financing, including the Required Bank Information.  The Company hereby consents to the use of logos used by the Group Companies in connection with the Debt Financing; provided, that such logos are used solely in a manner that is not intended to or reasonably likely to harm or disparage the Group Companies or the reputation or goodwill of the Group Companies.  Nothing in this Section 5.12 will require (A) any Representative of the Group Companies to deliver any certificate, other than any authorization letters delivered pursuant to clause (c) above (unless such Representative is only required to sign in his or her capacity as a Representative and not in any individual capacity) or opinion or take any other action that could reasonably be expected to result in personal liability to such Representative or (B) Persons who are directors (or equivalent) of the Group Companies prior to the Closing (in their capacity as such) to pass resolutions or consents to approve or authorize the Debt Financing (other than any Person who is continuing as a director (or equivalent) of the Group Companies following the Closing, who will not be required to execute, deliver or enter into or perform any agreement, document or instrument, or adopt any resolutions approving the agreements, documents and instruments, pursuant to which the Debt Financing is obtained that is not contingent upon the Closing or that would be effective prior to the Closing).

5.12.8.           Notwithstanding Section 5.12.7 or anything else in this Agreement, whether or not the Closing occurs:

(a)                                 except to the extent subject to reimbursement by Holdco I pursuant to Section 5.12.8(b), in no event will the Company or Sellers’ Representative be required to bear any cost or expense, pay any fee or incur any liability in connection with the Financing prior to the Closing; and

(b)                                 Holdco I will promptly, upon request by the Company or Sellers’ Representative, reimburse the Company and Sellers’ Representative for all reasonable and documented out-of-pocket fees, costs and expenses (including reasonable and documented out-of-pocket fees, costs and expenses of counsel) incurred by the Group Companies and their respective Affiliates and Representatives in connection with their cooperation in arranging the Debt Financing, and except to the extent arising from the willful misconduct, gross negligence, fraud or intentional misrepresentation of the Group Companies or their respective Affiliates or Representatives, Holdco I will indemnify and hold harmless the Group Companies and their respective Affiliates and Representatives from and against all losses, damages, claims, or out-of-pocket costs or expenses incurred by the Company in connection with their cooperation in arranging the Debt Financing and any information (other than historical information relating to the Group Companies or other information furnished in writing by or on behalf of the Group Companies) used in connection therewith.

5.13.                     Further Assurances.  From and after the Closing Date, upon the request of either the Sellers’ Representative or a Buyer Party, each of the parties hereto will use commercially reasonable efforts to do, execute, acknowledge and deliver all such further acts, assurances, deeds, assignments, transfers, conveyances and other instruments and papers as may be reasonably required or appropriate to carry out and/or evidence the Contemplated Transactions.

5.14.                     Releases.  Effective as of the Closing, each Seller Party and each other Seller who executes a Letter of Transmittal (each, a “Releasing Party”) hereby releases, remises and forever discharges any and all claims that it has had, now has or might have against the Group Companies or the Buyer Parties and their respective Affiliates (to the extent related to the Business or to the Buyer Parties’ ownership of the Group Companies), and each of the current and former managers, directors, officers, employees, partners, members, successors and assigns of the foregoing, arising prior to the Closing, except for (a) claims pursuant to this Agreement or the Ancillary Agreements, (b) any right to or claim for indemnification that such Releasing Party may have under the organizational documents of the Group Companies, or otherwise arising under applicable Legal Requirements or the Contracts set forth on Schedule 5.16.1, (c) any right to or claim for benefits that such Releasing Party may have under the terms of any Company Plans or any of the agreements described in Section 3.17.1(k)(i) or (ii) or (d) any unpaid Compensation.  Nothing contained in this Agreement will be construed to prohibit a Releasing Party from filing a charge with or participating in any investigation or proceeding conducted by the Federal Equal Employment Opportunity Commission or a comparable state or local agency; provided, however, that each Releasing Party hereby agrees to waive its right to recover monetary damages or other individual relief in any such charge, investigation or proceeding or any related complaint or lawsuit filed by such Releasing Party or by anyone else on such Releasing Party’s behalf.  Effective as of the Closing, the Surviving LLC hereby releases, remises and forever discharges, and will cause each Group Company to release, remise and forever discharge, any and all claims that is has had, now has or might have against the Sellers arising prior to the Closing, except for (i) claims pursuant to this Agreement or the Ancillary Agreements, including claims for indemnification pursuant to Article 10 and (ii) claims related to intentional fraud, embezzlement, larceny or other criminal activity.

5.15.                     Non-Competition and Non-Solicitation.

5.15.1.           Each Seller Party and each other Seller listed on Schedule 1(g)(i) or Schedule 1(g)(ii) who executes a Letter of Transmittal agrees that, during the Restricted Period, such Seller will not, directly or indirectly, whether as owner, partner, investor, consultant, agent, employee, co-venturer or otherwise, engage in (except on behalf of the Group Companies) or compete with, or undertake any planning to engage in or compete with, all or any portion of the Hospitalist Business, within twenty-five miles of any medical facility at which any Group Company currently provides, or is in active planning to provide as of the Closing Date, services in connection with the Hospitalist Business.  Notwithstanding anything to the contrary in Section 5.15, the following will not constitute, solely by reason thereof, a violation on the part of such Seller of Section 5.15: (a) a Seller’s passive ownership of three percent (3%) or less of the equity securities of a publicly traded company; (b) any acquisition by a Seller of a business (the “Acquired Business”), and continued operation of such Acquired Business, a portion of which consists of the Hospitalist Business, as long as the Acquired Business, at the time it was acquired by the applicable Seller, earned less than ten percent (10%) of its aggregate revenue from the Hospitalist Business; and (c) any conduct of the Hospitalist Business by a Seller at any time to the extent the Hospitalist Business services are being provided solely to Affiliates of such Seller; provided, that with respect to the foregoing clause (b), if Fresenius or any of its Affiliates acquires any business during the Restricted Period that, at the closing of the acquisition of such Acquired Business, derives more than ten percent (15)% of its aggregate revenue from the Hospitalist Business, Fresenius (or its Affiliate) will promptly divest such business and, in any event, no more than one (1) year after such acquisition, and the Group Companies will have a right of first refusal to purchase such divested business on substantially the same terms and conditions as the proposed divestiture.  Fresenius will provide written notice to Holdco II stating the material terms and conditions of the proposed divestiture, including proposed purchase price, and Holdco II will have a period of up to fifteen (15) Business Days to indicate its interest in acquiring such divested business which will remain subject to customary diligence and negotiation and execution of transaction documents in relation thereto.  If Holdco II elects in writing not to pursue the purchase of such divested business or otherwise fails to respond to the written notice delivered pursuant hereto after fifteen (15) Business Days, Fresenius may sell such divested business at any time within nine (9) months following such period to a third party on terms and conditions no more favorable to the third party than those specified in the notice delivered by Fresenius to Holdco II and thereafter Fresenius may not sell such divested business without first following the procedures set forth in this Section 5.15.1.

5.15.2.           Each Seller Party and each other Seller listed on Schedule 1(g)(i) or Schedule 1(g)(ii) who executes a Letter of Transmittal agrees that, during the Restricted Period, such Seller will not, directly or indirectly, (a) solicit or encourage any Person who has been a customer, vendor, supplier, independent contractor or other business partner of any of the Group Companies at any time within the twelve (12)-month period immediately preceding the Closing Date to terminate or diminish its, his or her relationship with any of the Group Companies, (b) seek to persuade any Person who has been a prospective customer or client of any of the Group Companies at any time within the twelve (12) month period immediately preceding the Closing Date to obtain the services of the Hospitalist Business from anyone else other than the Group Companies or (c) hire or engage, or solicit for hiring or engagement, any employee of any of the Group Companies who was such at any time within the twelve (12)-month period immediately preceding the Closing Date, or seek to persuade any such employee to discontinue employment with any of the Group Companies or with the Buyer Parties or any of their respective Affiliates.  Notwithstanding the foregoing, none of the following will constitute a violation on the part of a Seller of this Section 5.15.2: (i) a general solicitation by a Seller that is not directed at any of the Persons described in this Section 5.15.2; (ii) hiring an employee of a Group Company who responds to a permitted general solicitation; and (iii) hiring an employee of a Group Company at least six (6) months after such employee ceased to be an employee of a Group Company; provided that the actions in the preceding clauses (ii) and (iii) will not be permitted with respect to any employee of the Group Companies set forth on Schedule 5.15.2.

5.15.3.           Each Seller Party and each other Seller listed on Schedule 1(g)(i) or Schedule 1(g)(ii) who executes a Letter of Transmittal agrees that (a) his, her or its agreement to the covenants contained in this Section 5.15 is a material condition of the Buyer Parties’ willingness to enter into this Agreement and consummate the Contemplated Transactions, (b) the covenants contained in this Section 5.15 are necessary to protect the good will, confidential information, trade secrets and other legitimate interests of the Group Companies and the Buyer Parties, (c) in addition and not in the alternative to any other remedies available to it, the Buyer Parties will be entitled to preliminary and permanent injunctive relief against any breach or threatened breach by such Seller of any such covenants, without having to post bond, together with an award of its reasonable attorneys’ fees incurred in enforcing its rights hereunder, (d) the Restricted Period applicable to such Seller will be tolled, and will not run, during the period of any breach by such Seller of any such covenants, (e) no claimed breach of this Agreement or any of the Ancillary Agreements will operate to extinguish such Seller’s obligation to comply with this Section 5.15, and (f) in the event that the final judgment of any court of competent jurisdiction declares any term or provision of this Section 5.15 to be invalid or unenforceable by reason of its being extended over too great a time, too large a geographic area or too great a range of activities, that provision will be deemed to be modified to permit its enforcement to the maximum extent permitted by law.

5.16.                     Indemnification; Directors’ and Officers’ Insurance.

5.16.1.           The Buyer Parties agree that all rights to indemnification or exculpation now existing in favor of the directors and officers of each Group Company, as provided in any Group Company’s organizational documents or otherwise in effect as of the date hereof and set forth on Schedule 5.16.1, with respect to any matters occurring prior to the Closing Date, will survive the Contemplated Transactions and will continue in full force and effect, and the Group Companies will advance expenses in connection with such indemnification, in each case, to the extent provided, as of the date hereof, in such Group Company’s organizational documents or other applicable agreements otherwise in effect as of the date hereof and set forth on Schedule 5.16.1.  The indemnification and liability limitation or exculpation provisions of the Group Companies’ organizational documents will not be amended, repealed or otherwise modified after the Closing Date in any manner that would adversely affect the rights thereunder of individuals who, as of the Closing Date or at any time prior to the Closing Date, were directors or officers of any Group Company, unless such modification is required by applicable Legal Requirements.

5.16.2.           Prior to the Closing, the Seller Parties will cause the Company to, and the Company will, at the Sellers’ expense, purchase and maintain in effect, without any lapses in coverage, a “tail” policy providing directors’ and officers’ liability insurance coverage for the benefit of those Persons who are covered by any Group Company’s directors’ and officers’ liability insurance policies as of the date hereof or at the Closing, for a period of six (6) years following the Closing Date with respect to matters occurring prior to the Closing that is at least substantially equal to the coverage provided under the Group Companies’ current directors’ and officers’ liability insurance policies; provided, that the Company may substitute therefor policies of at least the same coverage containing terms and conditions which are no less advantageous to the beneficiaries thereof so long as such substitution does not result in gaps or lapses in coverage with respect to matters occurring prior to the Closing Date.

5.16.3.           The directors and officers of each Group Company entitled to the indemnification, liability limitation, exculpation and insurance set forth in this Section 5.16 are intended to be third party beneficiaries of this Section 5.16.  This Section 5.16 will survive the consummation of the Contemplated Transactions and will be binding on all successors and assigns of the Buyer Parties and the Group Companies.

5.16.4.           If any of the Buyer Parties, the Group Companies or any of their successors or assigns (a) consolidates with or merges into any other Person and will not be the continuing or surviving corporation or entity of such consolidation or merger, or

(b) transfers or conveys all or substantially all of its properties and assets to any Person, then, and in each such case, to the extent necessary, proper provision will be made so that the successors and assigns of such Buyer Party or the Group Companies will assume the obligations set forth in this Section 5.16.

5.17.                     Employee Benefits.

5.17.1.           For a period of twelve (12) months following the Closing Date, the Buyer Parties will, or will cause the applicable Group Company to, provide those employees who are employed by the Group Companies on the Closing Date (the “Continuing Employees”), while employed by a Buyer Party or any of the Group Companies, with (a) base compensation that is no less favorable to that provided to the Continuing Employee immediately prior to the Closing and (b) retirement, health and welfare and paid time-off benefits that are substantially similar in the aggregate to those being provided to such Continuing Employees immediately prior to the Closing.

5.17.2.           The Buyer Parties agree that, from and after the Closing Date, the Buyer Parties will grant (or cause to be granted) to each Continuing Employee credit for any service with the Group Companies earned prior to the Closing Date (a) for eligibility and vesting purposes and (b) for purposes of determining the level of vacation benefits under any benefit plan, program or arrangement established or maintained by a Buyer Party or its Subsidiaries or any of the Affiliated Practices in which Continuing Employees participate (other than any equity or equity-based compensation, change-in-control or similar plan, program, or arrangement) (the “New Plans”) unless duplication of benefits would result.  In addition, the Buyer Parties will use commercially reasonable efforts to (i) waive or cause to be waived all pre-existing condition exclusion and actively-at-work requirements and similar limitations, eligibility waiting periods and evidence of insurability requirements under any New Plans and (ii) cause any deductible, coinsurance and maximum out-of-pocket expenses paid on or before the Closing Date by any Continuing Employee (or dependent or beneficiary thereof) under any Company Plan in the plan year in which the Closing Date occurs to be taken into account for purposes of satisfying applicable deductible, coinsurance and maximum out-of-pocket expenses after the Closing Date under any New Plan for the plan year in which the Closing Date occurs.  The Group Companies will provide to the Buyer Parties such information as is reasonably requested by the Buyer Parties in order to comply with their obligations under this Section 5.17, including information relating to each employee’s years of service with the Group Companies as of the Closing Date and a schedule of the amount paid in respect of deductible, coinsurance and maximum out-of-pocket expenses by each employee of the Group Companies for the plan year in which the Closing Date occurs.

5.17.3.           Nothing in this Section 5.17 or otherwise in this Agreement is intended to confer upon any other person any rights or remedies of any nature whatsoever under or by reason of this Section 5.17.  Without limiting the foregoing, no provision of this Agreement will create any third party beneficiary rights in any current or former director, officer, employee, independent contractor or other service provider of any of the Group Companies in respect of continued employment or service or any other matter.  This Agreement does not (a) establish, amend, modify or terminate any Employee Plan or any benefit plan, program or arrangement of any Buyer Party or any of its Subsidiaries or Affiliates or any Affiliated Practice, (b) require any Buyer Party, any of its Subsidiaries or Affiliates, or any of the Group Companies to continue any Company Plan, (c) prevent the amendment, modification or termination of any employee benefit plan, or (d) limit or restrict the ability of any Buyer Party, any of its Subsidiaries or Affiliates, or any of the Group Companies to terminate the employment or engagement of any director, officer, employee, independent contractor or other service provider at any time.

5.18.                     Records.  With respect to the financial and other books and records and minute books of the Group Companies relating to matters on or prior to the Closing Date: (a) for a period of seven (7) years after the Closing Date, no Buyer Party or Group Company will cause or permit their destruction or disposal without first offering to surrender them to the Sellers’ Representative; and (b) if reasonably requested by Sellers’ Representative, Holdco II will allow Sellers’ Representative and its Representatives reasonable access to such books and records during regular business hours upon reasonable advance written notice to Holdco II, except to the extent that giving access to Sellers’ Representative to particular records would (i) violate applicable Legal Requirements or (ii) violate the attorney-client privilege, other legal privilege or contractual confidentiality obligations.

5.19.                     Release of Guaranties.  After the Closing, the Buyer Parties will (i) cause SIP to perform its obligations under its lease of its Tacoma office space as described in more detail in Schedule 5.19 and (ii) use commercially reasonable efforts to have Fresenius released from the guaranty described in Schedule 5.19.

5.20.                     Put Unit Purchase Agreements.  The Buyer Parties will cause the Group Companies to provide copies of the consolidated audited financial statements of the Group Companies for the years ending December 31, 2017 and December 31, 2018 to Fresenius as soon as such financial statements are available.  In addition, the Buyer Parties will cause the Group Companies to promptly provide to Fresenius such additional financial information about the Group Companies for those years as Fresenius may reasonably request in order to be able to comply, and Fresenius will use such information solely for the purposes of complying, with its obligations to calculate the amounts needed for the Put-True-Up Certificates contemplated by the Put Purchase Agreements listed in Schedule 5.20.  For the avoidance of doubt, the consolidated audited financial statements of the Group Companies and any additional financial information provided to Fresenius under this Section 5.20 is Sound Confidential Information and Fresenius will be bound by the confidentiality obligations set forth in Section 5.10 with respect to such information.

5.21.                     Section 280G.  The Group Companies will, prior to the Closing Date, use commercially reasonable efforts to obtain stockholder approval (in accordance with the requirements of Section 280G(b) of the Code and the regulations thereunder (“Section 280G”)) of any payments or benefits paid or payable by any of the Group Companies or any of their respective Affiliates that would, absent stockholder approval, reasonably be expected to be excess parachute payments within the meaning of Section 280G (“Section 280G Payments”).  Prior to such stockholder approval, the Group Companies will use commercially reasonable efforts to obtain waivers from any disqualified individuals (within the meaning of Section 280G), such that unless such payments and benefits to such individuals are approved by the stockholders to the extent and in the manner required under Section 280G, no such payments and benefits will be paid or provided.  Prior to the Closing Date, the Group Companies will deliver to the Buyer Parties written certification that (a) the requisite stockholder approval was obtained with respect to any Section 280G Payments that were subject to the stockholder vote, (b) the stockholder approval of Section 280G Payments was not obtained and, as a consequence, that such payments and benefits will not be paid or provided to any affected individual who had duly executed a waiver of those payments and benefits to the extent that such payments and benefits would cause any amounts to constitute Section 280G Payments, and/or (c) commercially reasonable efforts were used, however, the Group Companies were unable to obtain waivers or the requisite stockholder approval.  Copies of all disclosures, waivers, consents, and stockholder voting materials used in connection with the foregoing will be provided to the Buyer Parties at least ten (10) days in advance of distribution to stockholders or the disqualified individuals, as applicable, for the Buyer Parties’ review and approval.

5.22.                     Joinders and Pre-Closing Repurchase.  Prior to the Closing, Fresenius will cause each of the Fresenius Managers to execute and deliver a Joinder to the Company and the Buyer Parties.  Prior to the Closing, Fresenius will, and will cause each of the Fresenius Managers who have not executed this Agreement to (following such Fresenius Manger’s execution of a Joinder), enter into a unit repurchase agreement in the form attached hereto as Exhibit H (each, a “Repurchase Agreement” and collectively, the “Repurchase Agreements”) pursuant to which the Company will repurchase from Fresenius and each of the Fresenius Managers immediately prior to the Closing all of the Fresenius Class B Units, free and clear of all Encumbrances except as are imposed by applicable securities laws or arising under the organizational documents of the Company.

5.23.                     Invention Assignment Agreements.  Prior to Closing, the Group Companies shall use commercially reasonable efforts to obtain agreements, in form and substance reasonably satisfactory to the Buyer Parties, from all employees of the Group Companies who have developed Group Company Technology and Intellectual Property Rights that assign to a Group Company all such employees’ respective rights to such Group Company Technology and such Intellectual Property Rights.

6.                                      CONDITIONS TO THE BUYER PARTIES’ OBLIGATIONS AT THE CLOSING.

The obligations of the Buyer Parties to consummate the Closing are subject to the fulfillment of each of the following conditions (unless waived by Holdco I in accordance with Section 11.4):

6.1.                            Representations and Warranties.  Each of the representations and warranties of the Company contained in this Agreement and in any document, instrument or certificate delivered hereunder will be true and correct (disregarding all qualifications or limitations as to “materiality” or “Material Adverse Effect” and words of similar import set forth therein) at and as of the Closing (other than those representations and warranties that address matters as of a particular date, which will be true and correct as set forth herein as of such specified date) as though then made, except where the failure of such representations and warranties to be true and correct has not had and would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect; provided, that the representations and warranties set forth in the second sentence of Section 3.1 (Organization), 3.2 (Power and Authorization), 3.4(e) (Noncontravention of Organizational Documents) and 3.23 (No Brokers) will be true and correct in all respects (disregarding all qualifications or limitations as to “materiality” or “Material Adverse Effect” and words of similar import set forth therein, other than the “Material Adverse Effect” qualifier in Section 3.1) at and as of the Closing (other than those representations and warranties that address matters of a particular date, which will be true and correct as set forth herein as of such specified date) as though then made; provided, further, that the representation set forth in Section 3.8.19 will be true and correct in all respects both when made and at and as of the Closing as though then made; provided, further, that the representations and warranties set forth in Section 3.5 (Capitalization) (other than clause (x) of the second sentence of Section 3.5.1 and Section 3.5.3) will be true and correct in all respects (disregarding all qualifications or limitations as to “materiality” or “Material Adverse Effect” and words of similar import set forth therein) at and as of the Closing (other than those representations and warranties that address matters of a particular date, which will be true and correct in all respects as set forth herein as of such specified date) as though then made, in each case other than de minimis errors; provided, further, that the representation set forth in clause (x) of the second sentence of Section 3.5.1 will be true and correct in all respects at and as of the Closing as though then made, other than errors that individually or in the aggregate would not be expected to have a material impact on the Company; and provided, further, that the representation set forth in Section 3.5.3 will be true and correct in all respects at and as of the Closing as though then made, other than errors that individually or in the aggregate would not be expected to have a material impact on the Company (after giving effect to the indemnification arrangements pursuant to Section 10.1 and any additional indemnification protections the Sellers may choose to make available to the Buyer Parties when such errors are identified).

6.2.                            Performance.  Each Seller Party and the Company will have performed and complied in all material respects with all agreements, obligations and covenants contained in this Agreement that are required to be performed or complied with by them at or prior to the Closing.

6.3.                            Compliance Certificates.  The Company will have delivered to the Buyer Parties a certificate substantially in the form of Exhibit I-1, dated as of the Closing Date and signed by a duly authorized Representative of the Company.  The Sellers’ Representative will have delivered to the Buyer Parties a certificate substantially in the form of Exhibit I-2, dated as of the Closing Date and signed by a duly authorized Representative of the Sellers’ Representative.

6.4.                            Qualifications.  Any applicable waiting periods (and any extensions thereof) under the HSR Act will have expired or otherwise been terminated.  No provision of any applicable Legal Requirement or Government Order will be in effect, in each case, (a) which would prevent consummation of any of the Contemplated Transactions or (b) which would result in any of the Contemplated Transactions being rescinded following consummation.

6.5.                            Consents, etc.  All actions by (including any authorization, consent or approval) or in respect of (including notice to), or filings with, (a) any Governmental Authority that are required to consummate the Contemplated Transactions, as disclosed or required to be disclosed on Schedule 3.3, and (b) any other Person, as set forth on Schedule 6.5, will have been obtained or made in form and substance reasonably satisfactory to the Buyer Parties, and no such authorization, consent or approval will have been revoked.

6.6.                            FIRPTA Certificate.  The Company will have delivered to the Buyer Parties a certificate to the effect that the Company (a) is not a partnership with respect to which fifty percent (50%) or more of the value of the gross assets consist of U.S. real property interests and (b) is not a partnership with respect to which ninety percent (90%) or more of the value of the gross assets consist of U.S. real property interests plus any cash or cash equivalents, within the meaning of Regulations Section 1.1445-11T(d).

6.7.                            Ancillary Agreements.  Each of the Ancillary Agreements will have been executed and delivered to the Buyer Parties by the Company and each of the Seller Parties party thereto.

6.8.                            No Material Adverse Effect.  Since the date hereof, there will have occurred no event nor will there exist any circumstance which, singly or in the aggregate with all other events and circumstances, has resulted or would reasonably be expected to result in a Material Adverse Effect.

6.9.                            Payoff Letters and Lien Releases.  The Company will have delivered to the Buyer Parties, at least three (3) Business Days prior to Closing, payoff letters relating to Borrowed Debt of the Group Companies as set forth on Schedule 6.9 and any additional Borrowed Debt incurred after the date hereof pursuant to Section 5.1.2(a), which payoff letters will provide for the release of all related Encumbrances upon receipt of the payoff amounts specified therein (the “Payoff Letters”).

6.10.                     OIG Notice.  The Company will have delivered the OIG Notice at least thirty (30) days prior to the Closing Date.

6.11.                     Pre-Closing Transactions.

6.11.1.           Each of the Rollover Sellers will have executed and delivered to the Buyer Parties a contribution agreement in substantially the form attached to such Rollover Seller’s Rollover Agreement (the “Contribution Agreements”) pursuant to which the Rollover Sellers will have contributed to Holdco I the Rollover Units in exchange for certain equity of Holdco I (the “Rollover Contributions”).

6.11.2.           Each of the Fresenius Managers not party to this Agreement will have executed and delivered to the Buyer Parties a Joinder pursuant to which each Fresenius Manager will have agreed to become party to and be bound by this Agreement.

6.11.3.           Fresenius, the Fresenius Managers and the Company will have executed and delivered to the Buyer Parties the Repurchase Agreements and the Company will own all of the Fresenius Class B Units free and clear of all Encumbrances except as are imposed by applicable securities laws as of the Closing or arising under the organizational documents of the Company.

7.                                      CONDITIONS TO THE COMPANY’S OBLIGATIONS AT THE CLOSING.

The obligations the Company to consummate the Closing are subject to the fulfillment of each of the following conditions (unless waived by the Company in accordance with Section 11.4):

7.1.                            Representations and Warranties.  Each of the representations and warranties of the Buyer Parties contained in this Agreement and in any document, instrument or certificate delivered hereunder will be true and correct in all material respects (disregarding all qualifications or limitations as to “materiality” and words of similar import set forth therein) at and as of the Closing (other than those representations and warranties that address matters as of a particular date, which will be true and correct as set forth herein as of such specified date) as though then made.

7.2.                            Performance.  The Buyer Parties will have performed and complied in all material respects with all agreements, obligations and covenants contained in this Agreement that are required to be performed or complied with by the Buyer Parties at or prior to the Closing.

7.3.                            Compliance Certificate.  The Buyer Parties will have delivered to the Company a certificate in the form of Exhibit J, dated as of the Closing Date and signed by a duly authorized Representative of each of the Buyer Parties.

7.4.                            Qualifications.  Any applicable waiting periods (and any extensions thereof) under the HSR Act will have expired or otherwise been terminated.  No provision of any applicable Legal Requirement or Government Order will be in effect, in each case, (a) which would prevent consummation of any of the Contemplated Transactions or (b) which would result in any of the Contemplated Transactions being rescinded following consummation.

7.5.                            Consents, etc.  All actions by (including any authorization, consent or approval) or in respect of (including notice to), or filings with, any Governmental Authority that are disclosed in Schedule 4.3 will have been obtained or made and no such authorization, consent or approval will have been revoked.

7.6.                            Ancillary Agreements.  Each of the Ancillary Agreements will have been executed and delivered to the Company by each of the Buyer Parties thereto.

8.                                      TERMINATION.

8.1.                            Termination of Agreement.  This Agreement may be terminated (the date on which the Agreement is terminated, the “Termination Date”) at any time prior to the Closing:

8.1.1.                  by mutual written consent of the Buyer Parties and the Company;

8.1.2.                  by either the Buyer Parties or the Company by providing written notice to the other if the Closing has not occurred on or prior to October 17, 2018 (the “Initial Outside Date”) by reason of the failure of any condition set forth in Article 6, in the case of the Buyer Parties, or Article 7, in the case of the Company, to be satisfied; provided, that if as of the Initial Outside Date, (a) the conditions set forth in Section 6.4 or Section

7.4 (in each case, solely as it relates to expiration or termination of the waiting periods under the HSR Act or Legal Requirements or Government Orders relating to antitrust matters) have not been satisfied or waived (but remain capable of being satisfied) and (b) the Debt Commitment Letter remains in effect at such time in accordance with its terms, then the Initial Outside Date will be automatically extended for up to four (4) successive one (1) month periods (each, an “Extension Period”); and such extended date will become the “Outside Date” for all purposes under this Agreement; provided, further, that the right to terminate this Agreement under this Section 8.1.2 will not be available to a party whose failure to fulfill any obligation under this Agreement materially contributed to the failure of the Closing to occur on or before such date (other than, in the case of the Buyer Parties, its failure to consummate the Contemplated Transactions in accordance with the terms of this Agreement solely as a result of the Debt Financing Sources being unwilling or unable to provide the Debt Financing at or prior to the time the Closing was required to occur pursuant to the terms of this Agreement in circumstances under which the Buyer Parties complied with their obligations under Section 5.12);

8.1.3.                  by either the Buyer Parties or the Company if a final, non-appealable Government Order (other than a Government Order relating to antitrust matters) permanently enjoining, restraining or otherwise prohibiting the Closing has been issued by a Governmental Authority of competent jurisdiction, provided, that the right to terminate this Agreement pursuant to this Section 8.1.3 will not be available to any party whose failure to fulfill any obligation under this Agreement will have been a material cause of, or resulted in, the occurrence of such Government Order;

8.1.4.                  by the Buyer Parties if either (a) there will have been a breach of, or inaccuracy in, any representation or warranty of the Company contained in this Agreement as of the date of this Agreement or as of any subsequent date (other than representations or warranties that expressly speak only as of a specific date or time, with respect to which the Buyer Parties’ right to terminate will arise only in the event of a breach of, or inaccuracy in, such representation or warranty as of such specified date or time), or (b) the Seller Parties or the Company will have breached or violated in any material respect any of their respective covenants and agreements contained in this Agreement, in each case, which breach or violation would give rise, or could reasonably be expected to give rise, to a failure of a condition set forth in Article 6 and cannot be or has not been cured by the earlier of (i) twenty (20) Business Days after the Buyer Parties notify the Sellers’ Representative or the Company, as applicable, of such breach or violation and (ii) the Outside Date;

8.1.5.                  by the Company if either (a) there will have been a breach of, or inaccuracy in, any representation or warranty of the Buyer Parties contained in this Agreement as of the date of this Agreement or as of any subsequent date (other than representations or warranties that expressly speak only as of a specific date or time, with respect to which the Company’s right to terminate will arise only in the event of a breach of, or inaccuracy in, such representation or warranty as of such specified date or time), or (b) the Buyer Parties will have breached or violated in any material respect any of their covenants and agreements contained in this Agreement; in each case which breach or violation would give rise, or could reasonably be expected to give rise, to a failure of a condition set forth in Article 7 and cannot be or has not been cured by the earlier of (i) twenty (20) Business Days after the Company notifies the Buyer Parties of such breach or violation and (ii) the Outside Date;

8.1.6.                  by the Company, if (a) all of the conditions in Article 6 have been satisfied (other than those that, by their nature, are to be satisfied at the Closing or the failure of which to be satisfied is due in any material part to a breach by a Buyer Party of any of its representations, warranties, agreements, obligations or covenants contained in this Agreement), (b) the Marketing Period has been completed and at least three (3) full Business Days have elapsed since the completion thereof, (c) the Company has confirmed by written notice to the Buyer Parties that (i) all conditions set forth in Article 7 have been satisfied (other than those that, by their nature, are to be satisfied at the Closing but subject to the satisfaction thereof) or that they would be willing to waive any unsatisfied conditions in Article 7, and (ii) it is ready, willing, and able to consummate the Contemplated Transactions and (d) the Buyer Parties fail to consummate the Contemplated Transactions within five (5) Business Days following the delivery of such notice;

8.1.7.                  by the Buyer Parties if the Company does not obtain and deliver to the Buyer Parties (in form and substance reasonably satisfactory to the Buyer Parties) the Unitholder Consent within one (1) day of the date of this Agreement; or

8.1.8.                  by the Company, on or after the Final Outside Date if (a) the conditions in Section 6.4 or Section 7.4 have not been satisfied (solely as it relates to expiration or termination of the waiting periods under the HSR Act or Legal Requirements or Government Orders relating to antitrust matters) and the failure to satisfy such conditions is not the result of a breach by the Company or the Sellers of their respective obligations pursuant to Section 5.5, (b) all of the other conditions in Article 6 have been satisfied (other than those that, by their nature, are to be satisfied at the Closing or the failure of which to be satisfied is due in any material part to a breach by a Buyer Party of any of its representations, warranties, agreements, obligations or covenants contained in this Agreement), (c) the Company has confirmed by written notice to the Buyer Parties that (i) all conditions set forth in Article 7 (other than Section 7.4) have been satisfied (other than those that, by their nature, are to be satisfied at the Closing but subject to the satisfaction thereof) or that they would be willing to waive any unsatisfied conditions in Article 7 (other than Section 7.4), and (ii) it is ready, willing, and able to consummate the Contemplated Transactions and (d) the Buyer Parties fail to satisfy the conditions in Section 7.4 and consummate the Contemplated Transactions by the Final Outside Date.

8.2.                            Effect of Termination.  In the event of the termination of this Agreement pursuant to Section 8.1, this Agreement (other than the provisions (and related definitions) of Sections 5.10 (Confidentiality), 5.9 (Expenses; HSR Act Filing Fees), 5.11 (Publicity), 5.12.8(b) (Financing Activities), 11.11 (Governing Law), 11.12 (Jurisdiction; Venue; Service of Process), 11.13 (Waiver of Jury Trial) and this Section 8.2 (Effect of Termination)) will then be null and void and have no further force and effect and all other rights and Liabilities of the parties hereunder will terminate without any Liability of any party (and, for the avoidance of doubt, such party’s Affiliates, officers, directors, shareholders and representatives) to any other party;

provided, that the termination of this Agreement will not relieve (a) any party hereto from any Liability for Fraud, (b) the Company from any Liability for any willful and material breach of this Agreement or (c) any party hereto from any Liability in accordance with the provisions of (and subject to the limitations of) Section 8.3.

8.3.                            Fees and Expenses Following Termination.

8.3.1.                  If this Agreement is terminated by the Buyer Parties pursuant to Section 8.1.7, then the Company will pay, or cause to be paid, to the Buyer Parties or a designee thereof an amount equal to $26,875,000.00 (the “Company Termination Fee”), such payment to be made by wire transfer of immediately available funds within five (5) Business Days following such termination and it being understood that in no event will the Company be required to pay the Company Termination Fee on more than one occasion.

8.3.2.                  If this Agreement is terminated by the Company pursuant to Section 8.1.5,  Section 8.1.6 or Section 8.1.8 (or in any situation in which this Agreement could have been terminated by the Company pursuant to Section 8.1.5,  Section 8.1.6 or Section 8.1.8), then the Buyer Parties will pay, or cause to be paid, to the Company or a designee thereof an amount equal to $86,000,000.00 (the “Buyer Termination Fee”), such payment to be made by wire transfer of immediately available funds within five (5) Business Days following such termination and it being understood that in no event will the Buyer Parties be required to pay the Buyer Termination Fee on more than one occasion.  The Buyer Termination Fee will increase by an amount equal to $6,450,000.00 automatically upon the occurrence of each Extension Period if the Closing has not occurred by the time such Extension Period begins.

8.3.3.                  The parties acknowledge and agree that (a) the fees and other provisions of this Section 8.3.3 are an integral part of the Contemplated Transactions, (b) the Buyer Termination Fee will constitute liquidated damages and not a penalty and (c) without these agreements, the parties would not enter into this Agreement.

8.3.4.                  Notwithstanding anything to the contrary set forth in this Agreement, but subject to Section 11.13, each of the parties expressly acknowledges and agrees that the Company’s right to receive payment of the Buyer Termination Fee pursuant to Section 8.3.2 will, in a circumstance in which the Company has terminated this Agreement pursuant to Section 8.1.5,  Section 8.1.6 or Section 8.1.8 and the Company (or its designee) has been paid the Buyer Termination Fee pursuant to Section 8.3.2, constitute the sole and exclusive remedy of the Sellers (including the Seller Parties), the Company and its Subsidiaries and their respective Affiliates and any of their respective former, current or future general or limited partners, stockholders, members, managers, directors, officers, employees, agents or Affiliates (collectively, the “Company Related Parties”) against the Buyer Parties and their Affiliates and any of their respective former, current or future direct or indirect general or limited partners, stockholders, members, managers, directors, officers, employees, agents or Affiliates (collectively, the “Buyer Related Parties”) or the Debt Financing Sources for any loss or damages directly or indirectly resulting from, arising out of or in respect of this Agreement, the Limited Guarantees, the

Contemplated Transactions and the other agreements contemplated hereby and thereby (and the termination thereof), or the Contemplated Transactions and, upon payment of the Buyer Termination Fee to the Company pursuant to Section 8.3.2, none of the Buyer Related Parties or Debt Financing Sources will have any further liability or obligation to any of the Company Related Parties relating to or arising out of this Agreement, the Limited Guarantees and the other agreements contemplated hereby (and the termination thereof), or the Contemplated Transactions (except pursuant to the Confidentiality Agreement); provided, however, that nothing in this Section 8.3.4 will relieve any Buyer Party of its indemnification obligations under Section 5.12.8(b).  For the avoidance of doubt, while the Company may pursue both specific performance as and to the extent permitted by Section 11.13 and the payment of the Buyer Termination Fee in accordance with Section 8.3.2, under no circumstances will the Company be permitted or entitled to receive both a grant of specific performance that results in the Closing and the Buyer Termination Fee.

9.                                      TAX MATTERS

9.1.                            Straddle Period.  For each Group Company, in the case of any Taxable period that includes (but does not end on) the Closing Date (a “Straddle Period”), (a) the amount of any Taxes of such Group Company based upon or measured by income, gain, activities, events, the level of any item, receipts, proceeds, profits or other similar items, or any withholding Taxes, for the Pre-Closing Tax Period will be determined based on an interim closing of the books as of the close of business on the Closing Date (and for such purpose, the Taxable period of any partnership or other pass-through entity in which such Group Company holds a beneficial interest will be deemed to terminate at such time); provided, that any item determined on an annual or periodic basis (such as deductions for depreciation or real estate Taxes) will be apportioned on a daily basis, and (b) the amount of Taxes other than those described in clause (a) that relate to the Pre-Closing Tax Period will be deemed to be the amount of such Taxes for the entire taxable period multiplied by a fraction, the numerator of which is the number of days in the taxable period ending on the Closing Date and the denominator of which is the number of days in such Straddle Period.

9.2.                            Tax Sharing Agreements.  All Tax sharing agreements, Tax allocation agreements or similar agreements and all powers of attorney with respect to or involving any Group Company will be terminated prior to the Closing Date and, after the Closing, the Group Companies will not be bound thereby or have any Liability thereunder.

9.3.                            Certain Taxes and Fees.  All transfer, documentary, sales, use, stamp, registration and other such Taxes, and any conveyance fees or recording charges incurred in connection with the Contemplated Transactions, will be borne 50% by Holdco I and 50% by the Company.  The Company will file or cause to be filed all necessary Tax Returns and other documentation with respect to all such Taxes, fees and charges and, if required by applicable law, the Buyer Parties will (and will cause its Affiliates to) join in the execution of any such Tax Returns and other documentation.

9.4.                            Cooperation on Tax Matters.  The Sellers’ Representative and the Sellers will cooperate reasonably promptly with the Buyer Parties and the Group Companies, as and to the

extent reasonably requested by any such parties, in connection with any Tax matters relating to the Group Companies (including by the provision of reasonably relevant records or information).

9.5.                            Company Pre-Closing Tax Returns.  The Sellers’ Representative (on behalf of the Sellers) will prepare or cause to be prepared, and timely file or cause to be timely filed, all income Tax Returns of the Company for Pre-Closing Tax Periods (such Tax Returns, the “Company Returns”).  The Sellers’ Representative will provide a copy of any Company Returns filed after Closing to Holdco I within twenty (20) days of filing.  Except to the extent required by Legal Requirements, the Buyer Parties will not amend or otherwise modify any Company Return.  The Buyer Parties will cause the Group Companies to cooperate reasonably promptly with the Sellers’ Representative with respect to Company Returns and any related Tax matters (including by the provision of reasonably relevant records or information).  The Sellers’ Representative will have the sole right to control any audit of any Company Return for all taxable periods beginning before January 1, 2018.

10.                               INDEMNIFICATION

10.1.                     Indemnification by the Sellers.  Subject to the limitations set forth in this Article 10, each Seller will jointly and severally (in accordance with its Pro Rata Portion) indemnify, defend and hold harmless each of the Buyer Parties and each of their  respective Affiliates (including, following the Closing, each Group Company), and the Representatives, Affiliates, successors and assigns of each of the foregoing Persons (each, an “Indemnified Person”), from, against and in respect of any and all Actions, Liabilities, Government Orders, Encumbrances, losses, damages, bonds, dues, assessments, fines, penalties, Taxes, fees, costs (including costs of investigation, defense and enforcement of this Agreement), expenses or amounts paid in settlement or satisfaction of potential claims (in each case, including reasonable attorneys’ and experts’ fees and expenses), whether or not involving a Third Party Claim and whether paid voluntarily or otherwise (collectively, “Losses”), incurred or suffered by the Indemnified Persons or any of them as a result of, arising out of or relating to, directly or indirectly the matters set forth on Schedule 10.1.

10.2.                     Time for Claims; Notice of Claims; Monetary Limitations.

10.2.1.           Time for Claims.  No claim may be made or suit instituted seeking indemnification pursuant to Section 10.1 unless a written notice is provided to the Sellers’ Representative at any time prior to the third anniversary of the Closing Date.

10.2.2.           Written Notice of Indemnification Claims.  In the event that any Indemnified Person wishes to make a claim for indemnification under this Article 10, the Indemnified Person will give written notice of such claim to the Sellers’ Representative within the time limitations contained in Section 10.2.1.  Any such notice will describe the material facts and circumstances upon which such claim is based and the estimated amount of Losses involved, in each case, in reasonable detail in light of the facts then known to the Indemnified Person; provided, that no defect in the information contained in such notice from the Indemnified Person to the Sellers’ Representative will relieve the Sellers from any obligation under this Article 10 except to the extent such failure to include information actually and materially prejudices the Sellers.

10.2.3.           Monetary Limitations.  The Sellers’ aggregate liability in respect of claims for indemnification pursuant to Section 10.1 for Losses resulting from, arising out of, or relating to, directly or indirectly, the matters set forth on Schedule 10.1 will not exceed $30,000,000.

10.3.                     Third Party Claims.  Promptly after receipt by an Indemnified Person of written notice of the assertion of a claim by any Person who is not a party to this Agreement (a “Third Party Claim”) that would reasonably be expected to give rise to an Indemnity Claim against the Sellers under this Article 10, the Indemnified Person will give written notice thereof to the Sellers’ Representative; provided, that no delay on the part of the Indemnified Person in notifying the Sellers’ Representative will relieve the Sellers from any obligation under this Article 10, except to the extent such delay actually and materially prejudices the Sellers.

10.3.1.           Assumption of Defense.  If a Third Party Claim is made against an Indemnified Person, the Sellers’ Representative will be entitled to participate in the defense thereof and, if it so chooses, to assume the defense thereof with counsel selected by the Sellers’ Representative by written notice to the Indemnified Person delivered to the Indemnified Party within fifteen (15) days following the delivery of the notice of the Third Party Claim; provided, however, that the Sellers’ Representative will not have the right to assume the defense of a Third Party Claim on behalf of an Indemnified Person and such Indemnified Person will have the right to retain, at the Sellers’ expense (each Seller to be responsible for its Pro Rata Portion of such expense), one separate law firm to defend such Third Party Claim on behalf of such Indemnified Person if (a) the Indemnified Person reasonably concludes upon the advice of counsel that there exists any actual or potential conflict of interest between the Sellers’ Representative and the Indemnified Person with respect to the defense of the Third Party Claim, (b) the Third Party Claim seeks an injunction or other equitable relief against the Indemnified Person or involves damages other than money damages, (c) the Third Party Claim relates to or otherwise arises in connection with Taxes or any criminal or regulatory enforcement Action or (d) the Sellers’ Representative fails to conduct the defense of the Third Party Claim actively and diligently.  Subject to the immediately preceding proviso, should the Sellers’ Representative so elect to assume the defense of a Third Party Claim, the Indemnified Person will have the right to participate in the defense thereof and to employ counsel, in each case at its own expense, separate from the counsel employed by the Sellers’ Representative, it being understood that the Sellers’ Representative will control such defense.  If the Sellers’ Representative chooses to defend a Third Party Claim, the Indemnified Persons will cooperate in the defense or prosecution thereof to the extent reasonably requested to do so.  Notwithstanding anything in this Agreement to the contrary, if a Third Party Claim is subject to indemnification hereunder with respect to item 5 or 6 on Schedule 10.1 (the “Earn-out Claims”), (i) the Sellers’ Representative shall have the unrestricted right to assume the defense of such Earn-Out Claim as long as it is actively and diligently conducting such defense, (ii) without the consent of the Sellers’ Representative, no Group Company or Buyer Party shall become involved in discussions with, or correspond with, the applicable third party about any Earn-out Claim, and (iii) the Indemnified Person with respect to such Earn-out Claim shall not have the right to participate in the defense thereof; provided, however, that the Sellers’ Representative is not permitted to enter into a settlement of any Earn-out Claim if such settlement (x)

involves an admission of wrongdoing by any Group Company or Buyer Party, (y) includes dollar amounts not paid entirely by the Sellers or (z) involves relief other than monetary damages, in each case, without the prior written consent of the Indemnified Person.  If there is a non-incidental breach of the provisions in the preceding sentence, the Sellers’ obligation to indemnify the Indemnified Persons for the applicable Earn-out Claim under this Agreement shall terminate and be of no further force or effect.

10.3.2.           Limitations on Control.  If the Sellers’ Representative assumes the defense of a Third Party Claim in accordance with Section 10.3.1, (a) the Indemnified Person will not admit any liability with respect to, or settle, compromise or discharge, such Third-Party Claim without the Sellers’ Representative’s prior written consent (such consent not to be unreasonably withheld, conditioned or delayed), (b) the Indemnified Person will agree to any settlement, compromise or discharge of a Third Party Claim consisting solely of monetary damages and that (i) by its terms obligates the Sellers to pay the full amount of the liability arising out of, relating to, or in connection with, such Third-Party Claim and the Sellers make such payment in full (irrespective of any limitations contained herein), (ii) unconditionally and fully releases the Indemnified Person from and against all liabilities and obligations arising out of, relating to, or in connection with, such Third Party Claim and (iii) does not impose any injunctive or other equitable relief against the Indemnified Person nor require any admission or acknowledgment of liability or fault of the Indemnified Person.

10.4.                     No Circular Recovery.  Each Seller Party hereby agrees, and each of the Sellers by  executing such Seller’s Letter of Transmittal agrees, that it will not make any claim for indemnification, contribution or advancement of expenses against any of the Buyer Parties or any Group Company by reason of the fact that such Seller was a controlling person, director, employee or Representative of a Group Company or was serving as such for another Person at the request of a Group Company (whether such claim is for Losses of any kind or otherwise and whether such claim is pursuant to any Legal Requirement, organizational document, Contract or otherwise) with respect to any claim brought by an Indemnified Person against any Seller under this Agreement or the facts and circumstances underlying any such claim brought by an Indemnified Party or otherwise relating to this Agreement, any Ancillary Agreement or any of the Contemplated Transactions.  With respect to any claim brought by an Indemnified Person against any Seller under this Agreement or otherwise relating to this Agreement, any Ancillary Agreement or any of the Contemplated Transactions, each Seller expressly waives any right of subrogation, contribution, advancement, indemnification or other claim against any Group Company with respect to any amounts owed by such Seller pursuant to this Article 10 or otherwise.

10.5.                     Knowledge and Investigation.  The right of any Indemnified Person to indemnification pursuant to this Article 10 will not be affected by any investigation conducted or knowledge acquired (or capable of being acquired) at any time, whether before or after the execution and delivery of this Agreement or the Closing.

10.6.                     Remedies Cumulative.  The rights of each Indemnified Person under this Article 10 are cumulative, and each Indemnified Person will have the right in any particular circumstance, in its sole discretion, to enforce any provision of this Article 10 without regard to the availability of a remedy under any other provision of this Article 10 or otherwise.

11.                               MISCELLANEOUS

11.1.                     Survival.  None of the representations and warranties of any party contained in this Agreement, any Ancillary Agreement or in any certificate to be delivered under Article 6 or Article 7 will survive the Closing.  None of the agreements, obligations or covenants of any party required to be performed by such party before the Closing will survive the Closing.  Following the Closing, except for (a) Fraud, (b) claims for indemnification pursuant to Article 10 and (c) claims relating to the covenants described in the next sentence or covenants under any Ancillary Agreement to be performed after Closing, each party hereto waives and releases any remedies or claims that it may have against the other parties with respect to the matters arising out of or in connection with this Agreement or relating to the Contemplated Transactions.  Unless otherwise indicated, agreements, obligations and covenants set forth in this Agreement which by their terms are required to be performed after the Closing will survive the Closing until they have been performed or satisfied.

11.2.                     Notices.  All notices, requests, demands, claims and other communications required or permitted to be delivered, given or otherwise provided under this Agreement must be in writing and must be delivered, given or otherwise provided: (a) by hand (in which case, it will be effective upon delivery); (b) by facsimile (in which case, it will be effective upon receipt of confirmation of good transmission provided that a copy is also sent by certified mail or by overnight courier); (c) by electronic mail (in which case, it will be effective upon being sent provided that a copy is also sent by certified mail or by overnight courier) or (d) by overnight delivery by a nationally recognized courier service (in which case, it will be effective on the Business Day after being deposited with such courier service), in each case, to the address (or facsimile number) listed below:

If to the Company (prior to the Closing), to:

Sound Inpatient Physicians Holdings, LLC
1498 Pacific Avenue, Suite 400
Tacoma, Washington  98402
Facsimile number: 253-682-6128
Email: smccarty@soundphysicians.com

Attention: Steven M. McCarty, Esq.

with a copy to (which will not constitute notice to the Company):

Fresenius Medical Care North America
920 Winter Street
Waltham, Massachusetts 02451
Facsimile number: 781-209-4604
Email: karen.gledhill@fmc-na.com

Attention: Karen A. Gledhill

with a copy to (which will not constitute notice to the Company):

Robinson, Bradshaw & Hinson, P.A.
101 N. Tryon Street, Suite 1900
Charlotte, North Carolina  28246
Facsimile number: 704-373-3991
Email: sdove@robinsonbradshaw.com

Attention: W. Scott Dove

If to any of the Seller Parties, to such Seller Party in care of the Sellers’ Representative, and if to the Sellers’ Representative, to:

Fresenius Medical Care North America
920 Winter Street
Waltham, Massachusetts 02451
Facsimile number: 781-209-4604
Email: karen.gledhill@fmc-na.com

Attention: Karen A. Gledhill

with a copy to (which will not constitute notice to the Seller Parties or the Sellers’ Representative):

Robinson, Bradshaw & Hinson, P.A.
101 N. Tryon Street, Suite 1900
Charlotte, North Carolina  28246
Facsimile number: 704-373-3991
Email: sdove@robinsonbradshaw.com

Attention: W. Scott Dove

If to any of the Buyer Parties or, following the Closing, to the Company, to:

c/o Summit Partners
222 Berkeley Street, 18th Floor
Boston, MA 02116
Facsimile number: (617) 824-1100
Email: dblack@summitpartners.com

Attention: Darren M. Black

with a copy to (which will not constitute notice to the Buyer Parties or the Company):

Ropes & Gray LLP
Prudential Tower
800 Boylston Street
Boston, Massachusetts 02199
Facsimile number: (617) 235-0620

Email: amanda.morrison@ropesgray.com
Attention: Amanda McGrady Morrison

Each of the parties to this Agreement may specify a different address or facsimile number by giving notice in accordance with this Section 11.1 to each of the other parties hereto.

11.3.                     Succession and Assignment; No Third-Party Beneficiary.  Subject to the immediately following sentence, this Agreement will be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns, each of which such successors and permitted assigns will be deemed to be a party hereto for all purposes hereof.  No party may assign, delegate or otherwise transfer either this Agreement or any of his, her or its rights, interests, or obligations hereunder without the prior written approval of the other parties (with the Sellers’ Representative acting for all of the Seller Parties); provided, however, that either of the Buyer Parties may (a) assign any or all of its rights and interests hereunder to one or more of its Affiliates or (b) designate one or more of its Affiliates to perform its obligations hereunder; provided, further, that no such assignment will relieve the assigning party of its obligations hereunder.  Except as expressly provided herein, this Agreement is for the sole benefit of the parties hereto and their successors and permitted assignees and nothing herein expressed or implied will give or be construed to give any Person, other than the parties hereto and such successors and assignees, any legal or equitable rights hereunder, including any right to employment or continued employment for any period of time by reason of this Agreement, or any right to a particular term or condition of employment.  Notwithstanding anything to the contrary contained in this Agreement, no provision of this Agreement is intended to, or does, constitute the establishment of, or an amendment to, any Company Plan or any other employee benefit plan, program, policy, agreement or other arrangement of any of the Group Companies, the Buyer Parties or any of their Affiliates.  Notwithstanding the foregoing, each Debt Financing Source is an express third party beneficiary of Section 8.3.4, the last two sentences of this Section 11.3, the last sentence of Section 11.4, the proviso contained in the last sentence of Section 11.11, Section 11.12.3 and Section 11.17.  In addition, the Company Related Parties agree that no Debt Financing Source will be subject to liability or claims (whether legal or equitable, arising under contract, tort or otherwise) by Company Related Parties arising out of or relating to this Agreement, the Debt Financing, the Debt Commitment Letter or the transactions contemplated hereby or in connection with the Debt Financing, or the performance of services by such Debt Financing Sources with respect to the foregoing; provided, however, that this sentence will not apply, for avoidance of doubt, to any Buyer Related Party and their respective rights and remedies under the Debt Commitment Letter or the definitive documents related to the Debt Financing; provided, further, that nothing in this Agreement will limit the liability or obligations of the Debt Financing Sources to any Buyer Party and its Affiliates under the Debt Commitment Letter or any definitive documents related to the Debt Financing.

11.4.                     Amendments and Waivers.  No amendment or waiver of any provision of this Agreement will be valid and binding unless it is in writing and signed, in the case of an amendment, by Holdco I (acting on behalf of the Buyer Parties), the Company and the Sellers’ Representative (acting on behalf of all of the Sellers), or, in the case of a waiver, by the party (or in the case of any or all of the Seller Parties, by the Sellers’ Representative) against whom the waiver is to be effective.  No waiver by any party of any breach or violation of, default under or inaccuracy in any representation, warranty or covenant hereunder, whether intentional or not, will be deemed to extend to any prior or subsequent breach, violation, default of, or inaccuracy in, any such representation, warranty or covenant hereunder or affect in any way any rights arising by virtue of any prior or subsequent such occurrence.  No delay or omission on the part of any party in exercising any right, power or remedy under this Agreement will operate as a waiver thereof.  Notwithstanding the foregoing, Section 8.3.4, the last two sentences of Section 11.3, the last sentence of this Section 11.4, the proviso contained in the last sentence of Section 11.11, Section 11.12.3 and Section 11.17 (and any other provision of this Agreement to the extent an amendment, waiver or other modification thereto would modify the substance of Section 8.3.4, the last two sentences of Section 11.3, the last sentence of this Section 11.4, the proviso contained in the last sentence of Section 11.11, Section 11.12.3 or Section 11.17) will not be amended or waived in a manner that is material and adverse to any Debt Financing Source (in its capacity as such) unless the Debt Financing Sources party to the Debt Commitment Letter that have consent rights over amendments to this Agreement pursuant to the terms of the Debt Commitment Letter have consented thereto.

11.5.                     Entire Agreement.  This Agreement, together with the Confidentiality Agreement and the Ancillary Agreements and any documents, instruments and certificates explicitly referred to herein, constitute the entire agreement among the parties hereto with respect to the subject matter hereof and supersede any and all prior discussions, negotiations, proposals, undertakings, understandings and agreements (including any draft agreements) with respect thereto, whether written or oral, none of which will be used as evidence of the parties’ intent.  In addition, each party hereto acknowledges and agrees that all prior drafts of this Agreement contain attorney work product and will in all respects be subject to the foregoing sentence.

11.6.                     Schedules.  Nothing in any Schedule attached hereto will be adequate to modify, qualify or disclose an exception to a representation or warranty made in this Agreement unless such Schedule identifies the modification, qualification or exception and describes the relevant facts in reasonable detail.  No modifications, qualifications or exceptions to any representations or warranties disclosed on one Schedule will constitute a modification, qualification or exception to any other representations or warranties made in this Agreement unless the substance of such also is disclosed as provided herein on each such other applicable Schedule, a specific cross-reference to a disclosure on another Schedule is made or the relevance of such disclosure is reasonably apparent on its face.  The parties acknowledge and agree that (a) the Schedules may include certain items and information solely for informational purposes for the convenience of the Buyer Parties, (b) the disclosure by the Company of any matter in the Schedules will not be deemed to constitute an acknowledgment by the Company that the matter is required to be disclosed by the terms of this Agreement or that the matter is material and (c) the disclosure by the Company of any matter in the Schedules will not be deemed to constitute an admission to any third party concerning such matter or an admission of default or breach under any agreement or document.

11.7.                     Counterparts.  This Agreement may be executed and delivered (including by facsimile transmission, pdf or other means of electronic signature) in any number of counterparts, each of which will be deemed an original, but all of which together will constitute but one and the same instrument.

11.8.                     Severability.  Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction will not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction.  In the event that any provision hereof would, under applicable Legal Requirements, be invalid or unenforceable in any respect, each party hereto intends that such provision will be construed by modifying or limiting it so as to be valid and enforceable to the maximum extent compatible with, and possible under, applicable Legal Requirements and to otherwise give effect to the intent of the parties.

11.9.                     Headings.  The headings contained in this Agreement are for convenience purposes only and will not in any way affect the meaning or interpretation hereof.

11.10.              Construction.  The parties hereto have participated jointly in the negotiation and drafting of this Agreement.  In the event an ambiguity or question of intent or interpretation arises, this Agreement will be construed as if drafted jointly by the parties hereto and no presumption or burden of proof will arise favoring or disfavoring any party by virtue of the authorship of any of the provisions of this Agreement.  The parties hereto intend that each representation, warranty, covenant and agreement contained herein will have independent significance.  If any party hereto has breached or violated, or if there is an inaccuracy in, any representation, warranty, covenant or agreement contained herein in any respect, the fact that there exists another representation, warranty, covenant or agreement relating to the same subject matter (regardless of the relative levels of specificity) which the party has not breached or violated, or in respect of which there is not an inaccuracy, will not detract from or mitigate the fact that the party has breached or violated, or there is an inaccuracy in, the first representation, warranty, covenant or agreement.

11.11.              Governing Law.  This Agreement, the negotiation, terms and performance of this Agreement, the rights of the parties under this Agreement, and all Actions arising in whole or in part under or in connection with this Agreement, will be governed by and construed in accordance with the domestic substantive laws of the State of Delaware, without giving effect to any choice or conflict of law provision or rule that would cause the application of the laws of any other jurisdiction; provided, however, that except as expressly set forth in the Debt Commitment Letter, any suit, action, litigation, proceeding or claim against any Debt Financing Source (whether in law or equity or in contract, tort or otherwise) will be governed, including as to validity, interpretation, and effect, by the laws of the State of New York.

11.12.              Jurisdiction; Venue; Service of Process.

11.12.1.    Jurisdiction.  Each party to this Agreement, by its execution hereof, (a) hereby irrevocably submits to the exclusive jurisdiction and venue of the Court of Chancery of the State of Delaware located in Wilmington, Delaware, or if (but only if) such court does not have subject matter jurisdiction, the state or federal courts located in the State of Delaware (the “Chosen Courts”) for the purpose of any Action between any of the parties hereto arising in whole or in part under or in connection with this Agreement, any Ancillary Agreement, the Contemplated Transactions or the negotiation, terms or performance hereof or thereof, (b) hereby waives to the extent not prohibited by applicable Legal Requirements, and agrees not to assert, by way of motion, as a defense or otherwise, in any such Action, any claim that it is not subject personally to the jurisdiction of the Chosen Courts, that venue in any Chosen Court is improper, that his, her or its property is exempt or immune from attachment or execution, that any such Action brought in one of the Chosen Courts should be dismissed on grounds of forum non conveniens or improper venue, that such Action should be transferred or removed to any court other than one of the Chosen Courts, that such Action should be stayed by reason of the pendency of some other Action in any other court other than one of the Chosen Courts or that this Agreement or the subject matter hereof may not be enforced in or by such Chosen Court and (c) hereby agrees not to commence or prosecute any such Action other than before one of the Chosen Courts.  Notwithstanding the previous sentence, a party hereto may commence any Action in a court other than the Chosen Courts solely for the purpose of enforcing an order or judgment issued by one of the Chosen Courts.

11.12.2.    Service of Process.  Each party hereto hereby (a) consents to service of process in any Action between any of the parties hereto arising in whole or in part under or in connection with this Agreement, any Ancillary Agreement, the Contemplated Transactions or the negotiation, terms or performance hereof or thereof, in any manner permitted by Delaware law, (b) agrees that service of process made in accordance with clause (a) or made by overnight delivery by a nationally recognized courier service at his, her or its address specified pursuant to Section 11.1 will constitute good and valid service of process in any such Action and (c) waives and agrees not to assert (by way of motion, as a defense or otherwise) in any such Action any claim that service of process made in accordance with clause (a) or (b) does not constitute good and valid service of process

11.12.3.    Financing Sources (Disputes).  Notwithstanding anything herein to the contrary, each party hereto acknowledges and irrevocably agrees (a) that any suit, action, litigation, claim or proceeding, whether at law or in equity, whether in contract or in tort or otherwise, involving any Debt Financing Source arising out of, or relating to, the Contemplated Transactions, the Debt Financing, the Debt Commitment Letter or the performance of services thereunder or related thereto will be subject to the exclusive jurisdiction of any New York State court or federal court of the United States of America sitting in the Borough of Manhattan in the county of New York, and any appellate court thereof, (b) not to bring or permit any of their Affiliates to bring or support anyone else in bringing any such suit, action or proceeding in any other court, (c) that service of process, summons, notice or document by registered mail addressed to them at their respective addresses provided in Section 11.1 will be effective service of process against it for any such suit, action or proceeding brought in any such court, (d) to waive and hereby waives, to the fullest extent permitted by applicable law, any objection which it may now or hereafter have to the laying of venue of, and the defense of an inconvenient forum to the maintenance of, any such suit, action or proceeding in any such court, (e) TO WAIVE AND HEREBY WAIVES ANY RIGHT TO TRIAL BY JURY IN RESPECT OF ANY SUCH SUIT, ACTION, LITIGATION, CLAIM OR PROCEEDING and (f) that a final judgment in any such suit, action or proceeding will be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by applicable law.  Nothing in this paragraph will affect or eliminate any right to serve process in any other manner permitted by applicable law.

11.13.              Specific Performance.

11.13.1.    Except as otherwise expressly provided herein, any and all remedies provided herein will be deemed cumulative with, and not exclusive of, any other remedies conferred hereby or by law or equity upon a party, and the exercise by a party of any one remedy will not preclude the exercise of any other remedy.  The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached, and that money damages or legal remedies would not be an adequate remedy for any such damages.  Therefore, it is accordingly agreed that, prior to the termination of this Agreement in accordance with Section 8.1, each party will be entitled to an injunction or injunctions to prevent or restrain any breach or threatened breach of this Agreement by any other party and to enforce specifically the terms and provisions of this Agreement, to prevent breaches or threatened breaches of, or to enforce compliance with, the covenants and obligations of any other party, in any court of competent jurisdiction, and appropriate injunctive relief will be granted in connection therewith.

11.13.2.    Notwithstanding anything in this Agreement to the contrary, the parties hereby agree that the Company will be entitled to specific performance of the Buyer Parties’ obligations to cause the Equity Financing to be funded and to consummate the Contemplated Transactions (including via enforcement of the Equity Commitment Letters) and effect the Closing if, and only if, (a) all conditions in Article 6 have been satisfied (other than those that, by their nature, are to be satisfied at the Closing, each of which is capable of being satisfied and is satisfied at the Closing) at the time the Closing is required to have occurred pursuant to Section 2.2, (b) the Debt Financing has been funded in accordance with the terms thereof or will be funded in accordance with the terms thereof at the Closing and (c) the Company has irrevocably confirmed that if specific performance is granted and the Financing is funded, then it would take such actions that are required of it by this Agreement to cause the Closing to occur.

11.13.3.    Each party agrees that it will not oppose the granting of an injunction, specific performance or other equitable relief on the basis that (a) the other party has an adequate remedy at law or (b) an award of specific performance is not an appropriate remedy for any reason at law or in equity.  For the avoidance of doubt, in no event will the exercise of the Company’s right to seek specific performance pursuant to this Section 11.13 reduce, restrict or otherwise limit the Company’s right to terminate this Agreement pursuant to Section 8.1.2, Section 8.1.5,  Section 8.1.6 or Section 8.1.8 and, if applicable, be paid the applicable amounts set forth in Section 8.3; provided, however, that under no circumstances will the Company be permitted or entitled to receive both a grant of specific performance that results in the Closing and the Buyer Termination Fee.

11.13.4.    Each of the parties hereby waives (a) any defenses in any action for specific performance, including the defense that a remedy at law would be adequate and (b) any requirement under applicable Legal Requirements to post a bond or other security as a prerequisite to obtaining equitable relief.

11.13.5.    Notwithstanding anything in this Agreement to the contrary, it is explicitly agreed that, prior to the earlier of (a) the Closing and (b) the valid termination of this Agreement pursuant to Section 8.1, specific performance, injunctive and/or other equitable relief, to the extent expressly permitted by this Section 11.13, will provide the sole and exclusive remedy arising out of or in connection with any breach or alleged breach by any party under this Agreement.

11.14.              Waiver of Jury Trial.  TO THE EXTENT NOT PROHIBITED BY APPLICABLE LEGAL REQUIREMENTS THAT CANNOT BE WAIVED, THE PARTIES HERETO HEREBY WAIVE, AND COVENANT THAT THEY WILL NOT ASSERT (WHETHER AS PLAINTIFF, DEFENDANT OR OTHERWISE), ANY RIGHT TO TRIAL BY JURY IN ANY ACTION ARISING IN WHOLE OR IN PART UNDER OR IN CONNECTION WITH THIS AGREEMENT, ANY ANCILLARY AGREEMENT, THE CONTEMPLATED TRANSACTIONS OR THE NEGOTIATION, TERMS OR PERFORMANCE HEREOF OR THEREOF, WHETHER NOW EXISTING OR HEREAFTER ARISING, AND WHETHER SOUNDING IN CONTRACT, TORT OR OTHERWISE.  THE PARTIES HERETO AGREE THAT ANY OF THEM MAY FILE A COPY OF THIS PARAGRAPH WITH ANY COURT AS WRITTEN EVIDENCE OF THE KNOWING, VOLUNTARY AND BARGAINED-FOR AGREEMENT AMONG THE PARTIES HERETO.  THE PARTIES HERETO FURTHER AGREE TO IRREVOCABLY WAIVE THEIR RIGHT TO A TRIAL BY JURY IN ANY PROCEEDING AND ANY SUCH PROCEEDING WILL INSTEAD BE TRIED IN A COURT OF COMPETENT JURISDICTION BY A JUDGE SITTING WITHOUT A JURY.

11.15.              Provisions Concerning the Sellers’ Representative.

11.15.1.    Appointment.  By executing this Agreement and/or such Seller’s Letter of Transmittal, each Seller hereby irrevocably appoints Fresenius as the sole and exclusive agent, proxy and attorney-in-fact for such Seller for all purposes of this Agreement, the Escrow Agreement and the Contemplated Transactions, with full and exclusive power and authority to act on such Seller’s behalf.  The appointment of the Sellers’ Representative hereunder is coupled with an interest, will be irrevocable and will not be affected by the death, incapacity, insolvency, bankruptcy, illness or other inability to act of any Seller.  Without limiting the generality of the foregoing, the Sellers’ Representative is hereby authorized, on behalf of the Sellers, to:

(a)                                 in connection with the Closing, execute and receive all documents, instruments, certificates, statements and agreements on behalf of and in the name of each Seller necessary to effectuate the Closing and consummate the Contemplated Transactions;

(b)                                 receive and give all notices and service of process, make all filings, enter into all Contracts, make all decisions, bring, prosecute, defend, settle, compromise or otherwise resolve all claims, disputes and Actions, authorize payments in respect of any such claims, disputes or Actions, and take all other actions, in each case, with respect to the matters set forth in Section 2.10 or Article 9 or any other Actions directly or indirectly arising out of or relating to this Agreement or the Contemplated Transactions;

(c)                                  execute and deliver, should it elect to do so in its good faith discretion, on behalf of the Sellers, any amendment to, or waiver of, any term or provision of this Agreement, or any consent, acknowledgment or release relating to this Agreement; and

(d)                                 take all other actions permitted or required to be taken by or on behalf of the Sellers under this Agreement and exercise any and all rights that the Sellers or the Sellers’ Representative are permitted or required to do or exercise under this Agreement.

11.15.2.    Liability.  The Sellers’ Representative will not be held liable by any of the Sellers for actions or omissions in exercising or failing to exercise all or any of the power and authority of the Sellers’ Representative pursuant to this Agreement, except in the case of the Sellers’ Representative’s gross negligence, bad faith or willful misconduct.  The Sellers’ Representative will be entitled to rely on the advice of counsel, public accountants or other independent experts that it reasonably determines to be experienced in the matter at issue, and will not be liable to any Seller for any action taken or omitted to be taken in good faith based on such advice.  The Sellers will severally indemnify (in accordance with their Pro Rata Portions) the Sellers’ Representative from any losses arising out of its serving as the Sellers’ Representative hereunder, except for losses arising out of or caused by the Sellers’ Representative’s gross negligence, bad faith or willful misconduct.  The Sellers’ Representative is serving in its capacity as such solely for purposes of administrative convenience, and is not personally liable in such capacity for any of the obligations of the Sellers hereunder, and the Buyer Parties agree that they will not look to the personal assets of the Sellers’ Representative, acting in such capacity, for the satisfaction of any obligations to be performed by the Sellers hereunder.

11.15.3.    Reliance on Appointment; Successor Sellers’ Representative.  The Buyer Parties may rely on the appointment and authority of the Sellers’ Representative granted pursuant to this Section 11.15 until receipt of written notice of the appointment of a successor Sellers’ Representative made in accordance with this Section 11.15.  In so doing, the Buyer Parties may rely on any and all actions taken by and decisions of the Sellers’ Representative under this Agreement notwithstanding any dispute or disagreement among any of the Seller Parties, the other Sellers, or the Sellers’ Representative with respect to any such action or decision without any Liability to, or obligation to inquire of, the Seller Parties, any other Seller, the Sellers’ Representative or any other Person.  Any decision, act, consent or instruction of the Sellers’ Representative will constitute a decision of all the Sellers and will be final and binding upon each of the Sellers.  At any time after the Closing, with or without cause, by a written instrument that is signed in writing by holders of at least a majority of the Class A Units and Class B Units immediately prior to the Closing and delivered to the Buyer Parties, the Sellers may remove and designate a successor Sellers’ Representative; provided, that such successor Sellers’ Representative must be reasonably acceptable to the Buyer Parties.  If the Sellers’ Representative will at any time resign or otherwise cease to function in its capacity as such for any reason whatsoever, and no successor that is reasonably acceptable to the Buyer Parties is appointed by such Sellers within ten (10) Business Days, then the Buyer Parties will have the right to appoint another Seller to act as the replacement Sellers’ Representative who will serve as described in this Agreement and, under such circumstances, the Buyer Parties will be entitled to rely on any and all actions taken and decisions made by such replacement Sellers’ Representative.

11.15.4.    Sellers Representative Expense Funds.  The Sellers’ Representative Expense Funds will be used to pay costs, fees and expenses incurred by or for the benefit of the Sellers on or after the Closing Date.  The Sellers will not receive any interest or earnings on the Sellers’ Representative Expense Funds.  The Sellers’ Representative will hold the Sellers’ Representative Expense Funds separate from its corporate funds, will not use such funds for its operating expenses or any other corporate purposes and will not make these funds available to its creditors in the event of bankruptcy.  For tax purposes, the Sellers’ Representative Expense Funds will be treated as having been received and voluntarily set aside by the Sellers at the time of the Closing.  In the event that any amount is owed by the Sellers’ Representative, whether for fees, expense reimbursement or otherwise, that is in excess of the Sellers’ Representative Expense Funds (or after any or all of the Sellers’ Representative Expense Funds have been dispersed to the Sellers), the Sellers’ Representative will be entitled to be reimbursed by the Sellers, pro rata, for any such reimbursement obligation.

11.16.              Representation of Fresenius and its Affiliates.  Each Buyer Party agrees that, following the Closing, Robinson, Bradshaw & Hinson, P.A. may serve as counsel to Fresenius and its Affiliates in connection with any matters related to this Agreement and the transactions contemplated hereby, including any litigation, claim or obligation arising out of or relating to this Agreement or the transactions contemplated by this Agreement notwithstanding any representation by Robinson, Bradshaw & Hinson, P.A. prior to the Closing of any Group Company.  Each Buyer Party and the Company hereby (a) waive any claim they have or may have that Robinson, Bradshaw & Hinson, P.A. has a conflict of interest or is otherwise prohibited from engaging in such representation (with such waiver applying solely with respect to Robinson, Bradshaw & Hinson, P.A. having served as counsel to Fresenius and its Affiliates prior to the Closing including in connection with matters related to this Agreement and the transactions contemplated hereby)  and (b) agree that, in the event that a dispute arises after the Closing between any Buyer Party or any Group Company and Fresenius or any of its Affiliates, Robinson, Bradshaw & Hinson, P.A. may represent Fresenius or any of its Affiliates in such dispute even though the interests of such Person(s) may be directly adverse to a Buyer Party or a Group Company and even though Robinson, Bradshaw & Hinson, P.A. may have represented a Group Company in a matter substantially related to such dispute.  Each Buyer Party and the Company also further agree that, as to all communications among Robinson, Bradshaw & Hinson, P.A. and the Company and Fresenius or any of Fresenius’ Affiliates and representatives, that relate in any way to the Contemplated Transactions, the attorney-client privilege and the expectation of client confidence belongs to Fresenius and may be controlled by Fresenius and will not pass to or be claimed by any Buyer Party or Group Company.  In addition, all of the client files and records in the possession of Robinson, Bradshaw & Hinson, P.A. related to this Agreement and the transactions contemplated hereby will continue to be property of (and be controlled by) Fresenius, and the Company will not retain any copies of such records or have any access to them.

11.17.              Non-Recourse.  Except in the case of Fraud, notwithstanding anything to the contrary contained herein or otherwise but subject to the final sentence of this Section 11.17, this

Agreement may only be enforced against, and any claims or causes of action that may be based upon, arise out of or relate to this Agreement, or the negotiation, execution or performance of this Agreement or the Contemplated Transactions, may only be made against, the Persons that are expressly identified as parties in their capacities as parties to this Agreement, and no former, current or future stockholders, equity holders, controlling persons, Debt Financing Source, directors, officers, employees, general or limited partners, members, managers, agents or Affiliates of any party, or any former, current or future direct or indirect stockholder, equity holder, controlling person, director, officer, employee, general or limited partner, member, manager, agent or Affiliate of any of the foregoing (each, a “Non-Party”) will have any liability for any obligations or liabilities of the parties or for any claim (whether in tort, contract or otherwise) based on, in respect of, or by reason of, the Contemplated Transactions (including the Debt Financing) or in respect of any representations made or alleged to be made in connection herewith.  Except in the case of Fraud, without limiting the rights of any party against the other parties, in no event will any party or any of its Affiliates seek to enforce this Agreement against, make any claims for breach of this Agreement against, or seek to recover damages from, or exercise remedies against, any Non-Party, in each case, subject to the final sentence of this Section 11.17.  Notwithstanding the foregoing, nothing in this Section 11.17 will (a) preclude any party to another Ancillary Agreement, the Equity Commitment Letters, the Limited Guarantees or the Confidentiality Agreement from making any claim thereunder, to the extent permitted therein or (b) limit (i) the liability or obligations of the Debt Financing Sources to any Buyer Party and its Affiliates under the Debt Commitment Letter or any definitive documents related to the Debt Financing or (ii) any Buyer Related Party’s rights and remedies under the Debt Commitment Letter or the definitive documents related to the Debt Financing.

[Remainder of the page intentionally left blank – signature pages follow.]

IN WITNESS WHEREOF, each of the undersigned has executed this Agreement and Plan of Merger as an agreement under seal as of the date first above written.

HOLDCO I:	IRONMAN HOLDCO, INC.

	By:	s/ Darren Black
Name: Darren Black
Title: President, Secretary and Treasurer

INTERMEDIATE HOLDCO:	IRONMAN INTERMEDIATE HOLDCO, LLC

	By:	s/ Darren Black
Name: Darren Black
Title: President, Secretary and Treasurer

HOLDCO II:	IRONMAN HOLDCO II, LLC

	By:	s/ Darren Black
Name: Darren Black
Title: President, Secretary and Treasurer

MERGER SUB I:	IRONMAN MERGER SUB, LLC

	By:	s/ Darren Black
Name: Darren Black
Title: President, Secretary and Treasurer

MERGER SUB II:	IRONMAN MERGER SUB II, INC.

	By:	s/ Darren Black
Name: Darren Black
Title: President, Secretary and Treasurer

[Signature Page to Agreement and Plan of Merger]

COMPANY:	SOUND INPATIENT PHYSICIANS HOLDINGS, LLC

	By:	s/ Robert A. Bessler, M.D.
Name: Robert A. Bessler, M.D.
Title: CEO

[Signature Page to Agreement and Plan of Merger]

SELLER PARTY:	FRESENIUS MEDICAL CARE HOLDINGS, INC.

	By:	s/ William J. Valle
Name: William J. Valle
Title: CEO

[Signature Page to Agreement and Plan of Merger]

SELLERS’ REPRESENTATIVE:	FRESENIUS MEDICAL CARE HOLDINGS, INC.

	By:	s/ William J. Valle
Name: William J. Valle
Title: CEO

[Signature Page to Agreement and Plan of Merger]

SELLERS:

s/ Frank Maddux, M.D.
Frank Maddux, M.D.

s/ Mark Caputo
Mark Caputo

s/ Ryan Pardo
Ryan Pardo

s/ Eric Shuey
Eric Shuey

[Signature Page to Agreement and Plan of Merger]

s/ Thomas Brouillard
Thomas Brouillard

[Signature Page to Agreement and Plan of Merger]

s/ Brian Gauger
Brian Gauger

[Signature Page to Agreement and Plan of Merger]

s/ Karen Gledhill
Karen Gledhill

[Signature Page to Agreement and Plan of Merger]

s/ Thomas Spellman
Thomas Spellman

[Signature Page to Agreement and Plan of Merger]